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Filed pursuant to Rule 424(b)(5)
Registration No. 333-74802
Registration No. 333-74802-01

PROSPECTUS SUPPLEMENT (TO PROSPECTUS DATED MAY 23, 2002)	DECEMBER 13, 2002

$225,000,000

9.625% Senior Subordinated Notes due 2011

COMPANY

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Hollywood Entertainment Corporation is the second largest specialty retailer of rentable home videocassettes, DVDs and video games in the United States.

NOTES

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We are offering $225,000,000 aggregate principal amount of our 9.625% Senior Subordinated Notes due 2011.

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Interest on the Notes will be paid semi-annually in arrears on March 15 and September 15 of each year, beginning on March 15, 2003.

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The Notes are redeemable, in whole or in part, at any time on or after March 15, 2007, at the redemption prices set forth in this prospectus supplement. In addition, until March 15, 2006 we may redeem up to 35% of the Notes issued under the indenture at the redemption price set forth in this prospectus supplement with the net proceeds of a public equity offering. If we undergo a change of control or sell certain of our assets, we may be required to offer to purchase Notes from holders.

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There is no sinking fund.

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The Notes will be unsecured and subordinated to all of our existing and future senior debt, including borrowings under our bank credit facilities, and will rank equal in right of payment with all of our future senior subordinated indebtedness and senior in right of payment to all our future subordinated indebtedness. Our sole existing subsidiary, Hollywood Management Company, will guarantee the Notes with an unconditional guarantee that will be unsecured and subordinated in right of payment to senior indebtedness of Hollywood Management Company, including its guarantee of our bank credit facilities.

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The Notes will not be listed on any national securities exchange or traded on the Nasdaq system.

	Per Note	Total

Price to public	100.000%	$225,000,000

Underwriting discounts	2.875%	$6,468,750

Proceeds, before expenses, to Hollywood Entertainment Corporation	97.125%	$218,531,250

The price of the Notes will also include accrued interest, if any, from December 18, 2002.

This prospectus supplement includes additional information regarding the terms of the Notes, including redemption and repurchase prices and covenants.

Investment in the Notes involves risks. You should read carefully this prospectus supplement and the accompanying prospectus, including the factors discussed under the caption "Risk factors" on pages S-14 and S-15 of this prospectus supplement and pages 3 through 10 of the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters are offering the Notes as described in "Underwriting." The Notes will be ready for delivery in book-entry form only through The Depository Trust Company on or about December 18, 2002.

UBS Warburg	Bear, Stearns & Co. Inc.

Forward-looking information

This prospectus supplement and the accompanying prospectus contain forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, that involve substantial risks and uncertainties. Forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "estimate," "anticipate," "believe" or "continue" or the negative thereof or variations thereon or similar terminology. The expectations reflected in forward-looking statements may prove to be incorrect.

Important factors that could cause actual results to differ materially from our expectations include the following:

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the level of demand for movie and video game rentals and purchases;

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the effects of changing and/or new technology and intense competition;

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the prices for which we are able to rent or sell our products;

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the costs and availability to us of newly-released movies and video games;

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changes in other significant operating costs and expenses;

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the effects of our substantial indebtedness and the limitations imposed by restrictive covenants contained in our debt instruments;

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our ability to attract and retain key management personnel;

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our ability to manage store expansions and growth; and

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acts of God or public authorities, war, civil unrest, fire, floods, earthquakes, acts of terrorism, the weather and other matters beyond our control.

In addition to the foregoing and any risks and uncertainties identified in the text surrounding forward-looking statements, the factors discussed under the caption "Risk factors" on pages S-14 and S-15 of this prospectus supplement and pages 3 through 10 of the accompanying prospectus and any statements contained elsewhere in this prospectus supplement or the reports, proxy statements and other documents referred to in "Available information" that warn of risks or uncertainties associated with future results, events or circumstances identify factors that could cause actual results to differ materially from those expressed in or implied by the forward-looking statements. We do not undertake, and specifically disclaim any obligation, to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

Offering summary

This summary may not contain all of the information that is important to you. We encourage you to read this prospectus supplement and the accompanying prospectus, as well as the information which is incorporated by reference in this prospectus supplement and the accompanying prospectus, in their entirety. You should carefully consider the factors set forth under "Risk factors" on pages S-14 and S-15 of this prospectus supplement and pages 3 through 10 of the accompanying prospectus before making an investment decision to invest in the Notes. All references to "Hollywood," "Hollywood Video," "the company," "our," "us" and "we" in this prospectus supplement and the accompanying prospectus mean Hollywood Entertainment Corporation and its wholly owned subsidiary.

THE COMPANY

Introduction

We are the second largest specialty retailer of rentable home videocassettes, DVDs and video games in the United States. Our superstores average approximately 6,800 square feet and typically carry more than 8,000 movie titles, consisting of a combination of new releases and an extensive selection of "catalog" movies, on more than 18,000 videocassettes and DVDs. In addition, our Hollywood superstores typically carry approximately 580 software titles for popular video game platforms which are available for rent. As of September 30, 2002, we operated 1,804 Hollywood Video superstores in 47 states and the District of Columbia, and estimate our share of the domestic videocassette and DVD rental market to be approximately 11%. Of our 1,804 Hollywood superstores at September 30, 2002, 169 have been remerchandised to include an in-store game department, Game Crazy, that allows game enthusiasts to buy, sell and trade new and used video game hardware, software and accessories. A Game Crazy department is an area of the existing video store that occupies approximately 700 to 900 square feet, carries from 1,400 to 2,000 video game titles and is designed to satisfy the preferences of our growing customer base.

Our total revenue and EBITDA (as defined herein) were $1.445 billion and $226.3 million, respectively, for the twelve months ended September 30, 2002 and $1.380 billion and $204.6 million, respectively, for the year ended December 31, 2001. For the nine months ended September 30, 2002, our total revenue and EBITDA were $1.078 billion and $165.5 million, respectively, versus total revenue and EBITDA of $1.012 billion and $143.8 million, respectively, for the nine months ended September 30, 2001. Revenue from rental products, including rental and sale of previously viewed VHS, DVD and video games, represented approximately 90% of our revenue for the twelve months ended September 30, 2002. The remainder of our revenue is generated from the sale of new VHS and DVD movies, video game products and concessions.

We have produced comparable store sales increases in 27 of the last 28 quarters. We have been leading our major competitors in the industry in comparable store sales over the last six quarters, including an 11% increase for both the third and fourth quarters of 2001 and a 7% increase for each of the first, second and third quarters of 2002. We believe that our strong same store sales growth is a result of strong execution at the store level and our ability to capitalize on the growth in DVDs and video games. In addition, by capitalizing on the growth of the video game industry, we expect our comparable store sales to continue to experience strong momentum due to the success of our remerchandising initiative. Furthermore, we plan to remerchandise approximately 100 of our existing stores during the fourth quarter of 2002 and up to 200 stores in 2003.

We have also grown our revenues by opening new Hollywood Video superstores. We opened an average of 306 superstores per year from 1996 through 2000. In 2001 and 2002, we opened relatively few stores as we focused on our operations, which is demonstrated by our strong same store sales results. In 2003, however, we plan to begin growing our store base again, although at a significantly reduced growth rate from the past. We anticipate growing our store base by approximately 10% per year. In 2003, we plan to open up to 200 new stores in our existing markets in 2003, of which approximately one-half will include Game Crazy departments. In preparation for our new store openings and Game Crazy remerchandisings, we reassembled the majority of our real estate team, including the reinstatement of our previous Senior Vice President of Store Development. Our current management team is highly focused on implementing our business strategy through a disciplined approach to growth, together with a focus on our operational and financial performance and objectives.

Our superstores are typically strategically situated in high traffic, high-visibility and convenient locations. As a result, we experience more than 300 million customer visits to our superstores each year, while an average of more than 50 million vehicles pass by the distinctive Hollywood Video signage every day. We focus on providing a broad selection of movies and video games in an inviting atmosphere that encourages browsing and multiple rentals per visit. We believe that movie rentals in general, and our pricing structure and rental terms in particular, provide consumers convenient entertainment and excellent economic value. Our customer transaction database contains information on about 34 million household member accounts, enabling us to engage in targeted marketing based on historical usage patterns.

As a result of the remerchandising initiative, we have embarked on a program to efficiently remodel our store base. Although the portion of the project that involves remerchandising the existing video store will vary by store, based upon such factors as the store age, on average approximately $40,000 is targeted to include a larger sell-through section of previously viewed merchandise as well as updating the physical plant. As a result of undertaking the Game Crazy remerchandising and base store remodeling simultaneously, we have been able to reduce store disruptions and overall costs, and leverage people and materials while improving the existing video store.

Industry Overview

Important characteristics of the video and video game retail industries are summarized below:

Large Growing Home Video Industry.    According to Adams Media Research ("AMR"), the total domestic video retail industry revenues (consisting of both rentals and sales) grew approximately 10.4% from $18.6 billion in 2000 to $20.5 billion in 2001, and is expected to grow to over $31.0 billion by 2010. According to AMR, the domestic videocassette and DVD rental industry hit an all-time high of $10.3 billion in revenue for 2001, while sales of movie videos were approximately $10.3 billion.

Movie Studio Dependence on Home Video Industry.    The home video industry is the single largest source of revenue to movie studios, representing approximately $10.6 billion, or 55%, of the $19.4 billion of estimated domestic studio revenue in 2001. As a result, the movie studios are highly motivated to protect this significant source of revenue. A majority of all movies that are produced by movie studios are either released directly to video and generate no box office revenues or are unprofitable based on box office revenues alone. Accordingly, the video retail industry provides movie studios with an important distribution channel and revenue source for their direct-to-video and non-hit movies as well as their hit movies. In addition, the browsing characteristics of the retail environment frequently results in consumers selecting more than one movie, which based on our experience typically includes both hit and non-hit movie titles, for rental or purchase. As a result, we believe that the movie studios are highly motivated to protect this significant source of revenue.

Exclusive Home Video Rental Window.    As a result of the importance of the video rental industry to the movie studios since the mid-1980s, the home video rental and sell-through channels have enjoyed a period of exclusivity in which to distribute new movie titles. The period, which lasts for 30 to 60 days, typically begins after a film finishes its domestic theatrical run (usually five months after its debut) or upon its release to video, in the case of direct-to-video releases. This period of exclusivity is intended by the movie studios to maximize revenue before a movie is released to other distribution channels including pay-per-view, video-on-demand and television, and provides the video retail industry with significant competitive advantage over other methods of film distribution.

Revenue Sharing.    In 1998, the major studios and several large video retailers, including Hollywood, began entering into revenue sharing arrangements as an alternative to the historical rental pricing structures, which required video retailers to purchase titles for either rental or sell-through. Under these arrangements, we pay movie studios a significantly reduced price per copy and in return share with the studios an agreed upon percentage of our rental revenue for a limited period of time, usually 26 weeks. These arrangements have produced significant benefits for us, including:

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Substantially increasing the volume of newly released videos in our stores;

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Contributing to an increase in revenues resulting from a rise in the total number of transactions and the number of titles rented per transaction; and

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Aligning the studios' economic interests more closely with ours because they share a portion of revenues associated with these titles.

We source approximately 30% of our DVDs through revenue sharing arrangements. We plan to continue revenue sharing DVDs; because of the low wholesale pricing of DVDs, however, the benefits of revenue sharing over purchasing DVDs are not as great as with VHS revenue sharing. We believe that, with or without revenue sharing, strong growth in DVD will continue.

VCR and DVD Penetration.    According to AMR, at the end of 2001 VCR penetration stood at approximately 90.2% of the 106.0 million domestic television households, while DVD player penetration was 23.4%. AMR predicts that DVD player penetration will surpass 50% of domestic television households by 2004, which we believe will lead to significant increases in both DVD rentals and product sales. DVDs comprise our fastest growing category due to the rapid adoption of DVD technology. All new major movies are currently being released on DVD and a significant number of older movies are being re-released on DVD, as a result of the substantial improvement in picture and quality over VHS. Given the substantial projected growth in DVD hardware penetration, we expect an increase in revenues as migration to a mass-market concept typically results in a higher frequency of rental of home videos. To date, we have experienced a significant increase in spending on rental products from consumers who have shifted to DVD technology from VHS.

Expanding Video Game Hardware Market.    According to International Data Corporation ("IDC") the video game industry was an approximately $9.3 billion market in the United States for 2001, with video game hardware accounting for $4.8 billion. In 2000 and 2001, Nintendo's GameCube, Sony's PlayStation 2 and Microsoft's Xbox, three new-generation hardware technology products, were introduced. These platforms have substantially increased the installed base of video game hardware units and have driven significant growth in the video game software segment. As with previous new platforms, consumers have increased both their purchase of games and rental frequency.

While the timing of the launch of next generation 256-bit technology has yet to be determined, we believe that new platforms could be launched by the hardware manufacturers as early as 2006. Based on our prior experiences and our understanding of the dynamics of the game market today, we believe that any impact we will experience should be less than the industry as a whole. For the first nine months of 2002, more than 40% of Game Crazy's revenues were from used products, which historically have performed very well during all stages of a platform's lifecycle. Pre-owned games is becoming one of the fastest growing categories in the video game industry. Furthermore, because new platforms are anticipated to incorporate backward compatibility, which allows for software produced for existing game platforms to be played on future hardware, the impact could be considerably less. Historically, new platform launches have typically benefited the video game industry, causing the industry to grow beyond the peak reached with the prior platforms. We also believe industry growth will continue as the picture and production qualities of games moves toward the quality of movies.

Increased Video Game Software Selection.    As software sales are driven by the size of the hardware installed base, the video game software industry is projected by IDC to grow by over 43% from $4.5 billion in 2001 to $6.5 billion in 2002. The overall number of titles available for game platforms is significantly higher than ever before and in fact, between July and December in 2002, there were estimated to be 548 titles released. Currently there is the largest number of video game titles available to consumers in the history of the video game industry, which is driving consumers to become more economical by renting video games or buying previously played titles. This proliferation of game titles is also causing growth in the "trade-in" market, where consumers can exchange their games for new games or other used games. Based on our experience, the greater the number of available titles in the market, the more consumers will be inclined to rent and/or trade games. For example, game rental product revenue has increased 18% in the nine months ended September 30, 2002, compared to the corresponding period of the prior year. We offer video game rentals in all of our stores, and, as of September 30, 2002, the Company offered its Game Crazy concept in 169 of our 1,804 stores.

Widening Video Game Demographic Trends.    Because of advancing technologies, enhanced functionality and the aging of the gamer population, the video game market has steadily broadened its demographic appeal over the past two decades. These changing demographics are not limited to age, as approximately 43% of players are now female. According to Interactive Digital Software Association, 57% of gamers are over 18 years old, with 36% between the ages of 18 and 35. These broadening demographic trends will benefit concepts like Game Crazy and traditional video game rental retailers, which generate traffic of all types of video game players—avid, casual and value-oriented.

Viable and Growing Pre-Owned Games Market.    Pre-owned games is becoming one of the fastest growing categories in the video game industry. As the installed base of video game hardware platforms has increased, with new platforms introduced, a growing used video game market has evolved, extending the life of older platforms to the video game user who has access to additional software titles through the used market. According to NPD Funworld, the installed base of older, "legacy" video game hardware in the US totaled roughly 110 million units in 2001. Pre-owned videogame products provide video game retailers with a highly profitable inventory, as margins on these used video game products are significantly higher than those for new products. The recent introduction of three platforms and related software should, in anticipation of a new hardware launch in the future, create a significant supply and demand of used product thus attracting the "core game" customers. The high price points of new games also increases the perceived value of old game software, facilitating the trading in of old games previously purchased and buying additional ones at discounted prices. Additionally, the used video game market should increase as consumers look to increasingly maximize and realize the value for their used products when purchasing new hardware and software.

Our Strategy

We are committed to enhancing our position as the nation's second largest specialty retailer of rentable home videocassettes, DVDs and home video games by focusing on the following strategies:

Provide Broad Selection and Superior Service.    We are committed to providing superior service and satisfying customers' movie and video game demands by carrying a broad array of movies and video games. Our superstores typically carry more than 8,000 movie titles on more than 18,000 videocassettes and DVDs, together with a large assortment of video games. In part through our revenue sharing arrangements with studios, we have increased the availability of most new movie releases and typically acquire 100 to 200 copies of "hit" movies for each Hollywood superstore. We believe that this breadth and depth of movie titles, together with the emphasis on superior customer service, results in a higher average level of rentals per store visit, creates greater customer satisfaction and encourages repeat visits. We have continued to expand our availability of game titles for rent and sale in order to satisfy consumer demand and position us to capitalize on the fast-growing new and used video game market.

Provide Excellent Entertainment Value.    We offer an inexpensive form of entertainment for the family and allow consumers the opportunity to rent new movie releases, catalog movie titles and video games for five days in most of our superstores. New movie release titles in the VHS format typically rent for $3.79 and older catalog movies for $1.99. DVDs typically rent for $3.79 and video games typically rent for $4.99 or $5.99, with games for the newer system platforms renting for the higher amount. We also offer a large selection of used movies and games at attractive prices. Our combination of game rental sections and Game Crazy departments provide consumers with a compelling economic alternative to buying new games at price points as high as $49.99.

Capitalize On DVDs.    Since its launch, DVD has established itself as a proven rental format. During the third quarter of 2002, DVDs represented approximately 40% of our movie rental revenue, compared to approximately 10% in the fourth quarter of 2000. Furthermore, DVD penetration is expected to significantly rise between 2002 and 2004; AMR predicts that DVD player penetration will surpass 50% of domestic television households by 2004. We expect that the percentage mix of DVD rentals will increase with the expected growth in DVD player penetration. To date, we have experienced a significant increase in the rental frequency of consumers who have shifted to DVD technology from VHS, due primarily to the higher quality of DVD and a desire to see movies previously seen on VHS.

Capitalize On Video Game Platform Rollouts.    We are taking advantage of the significant growth in the home video game industry caused by the successful launches of the Sony PlayStation 2, Nintendo GameCube and the Microsoft Xbox, by having games available to consumers to rent and own. With a significant amount of money spent marketing these platforms by their manufacturers, together with a record number of new release titles, video game rental product revenues have increased 18% in the nine months ended September 30, 2002, compared to the corresponding period of the prior year. Furthermore, currently there is the largest number of video game titles available to consumers in the history of the video game industry, which we believe is driving consumers to become more economical by renting video games. In addition, as the number of game titles has proliferated and the availability of software for older platforms has decreased, the used video game market has grown significantly. A large part of our game strategy targets the rental tendencies of game enthusiasts who prefer to rent games prior to purchasing them due to the recent, rapid increase in the number of available titles. We have been renting games to our customers since our first store was opened in 1988. A recent survey conducted by the Sega of America consumer research department illustrated the strong inclination of game enthusiasts to rent titles before committing to their purchase, as three out of every five gamers rented video games at least once a month with the average video game enthusiast renting nine different titles in the past six months.

Continue Rollout of Remerchandising Initiative and Remodel Program.    In addition to our traditional video game rental business, we have developed Game Crazy, a department within our existing stores that enables video game enthusiasts to buy, sell and trade new and used video games. We have achieved excellent results in our 66 Game Crazy departments that have been in operation since 1999. Game Crazy experienced comparable department sales of 35% for the fourth quarter of 2001 and 48% for the nine months ended September 30, 2002. For the twelve months ended September 30, 2002, our 66 original Game Crazy departments generated over $498,000 in annual incremental store revenue and $66,000 in EBITDA. In its first twelve months we expect a Game Crazy department to generate $400,000 in incremental store revenue and $58,000 in EBITDA. Based on these expected results, the average remerchandised store increases its revenues by approximately 50% and individual store-level EBITDA by 33%. We have successfully transitioned the product offering from earlier hardware platforms to the current generation of gaming consoles. Our experience has been that a significant portion of our video game rental revenue and used game product sales is generated by old console platforms such as Nintendo 64, thereby validating the long-term viability and customer desire for older game systems and software at value prices. For the first nine months of 2002, more than 40% of Game Crazy's revenues were from the sale of used software, hardware and accessories. As new game platforms age, we believe Game Crazy's business mix will favor higher margin used game product sales at value prices.

The addition of a Game Crazy department is very similar to our prior remerchandising efforts, with minimal store disruption. In addition, we have determined that during a Game Crazy remerchandising effort we can remodel an existing store simultaneously, without substantially interfering with the base video store, leaving us with a fully remodeled and remerchandised store. The cost to remerchandise a store, including the addition of a Game Crazy department, is approximately $150,000, with approximately $40,000 of the budget going towards the remerchandising of the existing product categories. We anticipate adding approximately 100 Game Crazy departments during the fourth quarter of 2002 and 300 in 2003. We have identified more than 1,000 Hollywood Video superstores that can accommodate this remerchandising initiative. We expect to roll out this remerchandising initiative on a market-by-market basis. As a result, we will be able to manage operational efficiencies and focus on filling in markets.

Generate Comparable Store Sales Increases.    We have generated comparable store sales increases in 27 of the last 28 quarters. We have been leading our major competitors in the industry in comparable store sales over the last six quarters, including an 11% increase in both the third and fourth quarters of 2001 and a 7% increase for each of the first, second and third quarters of 2002. We believe that we are well positioned to generate same store sales increases in the future due to expected continued increases in DVD rental revenue, the remerchandising program, game rental and sales revenue from the recent rollout of the latest video game platforms, the significant revenue enhancement opportunity related to superstores opened less than three years and continued improvement in execution of operations and marketing by management.

Pursue Organic Store Growth.    To maintain and enhance our 11% market share and number two position in the video rental industry, we will prudently pursue organic store growth while remaining focused on maintaining our strong financial results. Nearly 95% of the approximately 1,500 video superstores that we have opened since 1996 have been new stores rather than the acquisition of existing stores. We believe that control over site selection, discipline in the real estate process and consistency of store format and design have allowed us to enjoy strong returns on invested capital. Our organic store growth strategy is to selectively add Hollywood superstores in existing markets where we believe the market will successfully absorb additional Hollywood superstores. We anticipate growing our store base by approximately 10% per year. In 2003, we plan to open up to 200 additional superstores. We also believe that this organic growth will continue at the expense of the independent video retailers because of the scale advantages we enjoy versus other independent store operators. The superstores that we plan to add in the future may include Game Crazy departments, depending on factors such as geographic location and site selection. We expect that, of the up to 200 stores planned for opening in 2003, approximately half will include Game Crazy departments.

Our principal executive offices are located at 9275 S.W. Peyton Lane, Wilsonville, Oregon 97070. Our telephone number is (503) 570-1600.

The offering

Issuer	Hollywood Entertainment Corporation.
Securities Offered	$225,000,000 principal amount of 9.625% Senior Subordinated Notes due 2011.
Maturity	March 15, 2011.
Interest Rate	9.625% per year (calculated using a 360-day year).
Interest Payment Dates	March 15 and September 15, beginning on March 15, 2003. Interest will accrue from the issue date of the Notes.
Ranking
The Notes will be general unsecured senior obligations subordinated in right of payment to our existing and future senior indebtedness, including all our obligations under our bank credit facilities. As of September 30, 2002, after giving effect to this offering and refinancing of our existing credit facilities and the application of the combined proceeds thereof as described in "Use of proceeds" and "Capitalization", we estimate that we would have had pro forma consolidated indebtedness of $438.1 million, of which $213.1 million would have been senior indebtedness, and we would have been able to borrow an additional $50.0 million under the revolving credit portion of our bank credit facilities.
Note Guarantee
The guarantee will be a full and unconditional, general unsecured obligation of our wholly owned, sole subsidiary, Hollywood Management Company, subordinated in right of payment to all of Hollywood Management Company's existing and future senior indebtedness, and will rank equal in right of payment to all of Hollywood Management Company's existing and future senior subordinated indebtedness and senior in right of payment to all of Hollywood Management Company's future subordinated indebtedness.
If we create or acquire a new subsidiary it will be required to guarantee the Notes unless we designate the subsidiary as an "unrestricted subsidiary" under the indenture governing the Notes.

Optional Redemption	We cannot redeem the Notes until March 15, 2007. Thereafter we may redeem some or all of the Notes at the redemption prices listed in the "Description of the Notes—Redemption."
Optional Redemption After Public Equity Offerings	At any time (which may be more than once) before March 15, 2006, we can choose to redeem up to 35% of the outstanding Notes with money that we raise in one or more public equity offerings, as long as:
	•	we pay 109.625% of the face amount of the Notes, plus interest;
	•	we redeem the Notes within 90 days of completing the public equity offering; and
	•	at least 65% of the aggregate principal amount of Notes issued remains outstanding afterwards.
Change of Control Offer	If a change of control of Hollywood occurs, we must give holders of the Notes the opportunity to sell us their Notes at 101% of their face amount, plus accrued interest.
We might not be able to pay you the required price for Notes you present to us at the time of a change of control, because:
	•	we might not have enough funds at that time; or
	•	the terms of our senior debt may prevent us from paying the purchase price.
Asset Sale Proceeds
If we or our subsidiaries engage in asset sales, we generally must either invest the net cash proceeds from these sales in our business or prepay senior debt or offer to purchase Notes with any excess net cash proceeds. The purchase price of the Notes with the proceeds from any such asset sales would be 100% of their principal amount, plus accrued interest.
Certain Indenture Provisions	The indenture governing the Notes will contain covenants limiting our (and most or all of our existing and future subsidiaries') ability to:
	•	incur additional debt or enter into sale and leaseback transactions;

	•	pay dividends or distributions on our capital stock or repurchase our capital stock or subordinated indebtedness;
	•	issue stock of subsidiaries;
	•	make certain investments;
	•	create liens on our assets to secure debt;
	•	enter into transactions with affiliates;
	•	merge or consolidate with another company; and
	•	transfer and sell assets.
These covenants are subject to a number of important limitations and exceptions.
Use of Proceeds	We intend to use the net proceeds from this offering to redeem a portion of our existing 10.625% senior subordinated notes due 2004.

In connection with this offering, we are seeking to obtain a new bank credit facility from a syndicate of lenders led by UBS Warburg LLC. The proposed facility consists of a $200.0 million term loan and a $50.0 million revolving credit loan, both maturing in 2008. If we obtain the proposed credit facility, we intend to use the proceeds of the initial borrowings thereunder to redeem our remaining 10.625% senior subordinated notes due 2004, including required premiums and accrued interest, and to refinance our existing $175.0 million senior credit facility, of which $107.5 million is expected to be outstanding at the closing of the bank refinancing. This offering, however, is not conditioned upon obtaining a new bank credit facility. Although we believe that we will be able to obtain a new bank credit facility on acceptable terms, our ability to do so is subject to circumstances beyond our control. See "Use of proceeds," "Capitalization," and "Risk factors—The commitment for our new bank credit facility is subject to conditions beyond our control" in this prospectus supplement.

Summary financial data

The table below includes summary historical consolidated financial information for our company. You should read the information set forth below together with the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. Except as otherwise noted, the information in the table below reflects operating losses incurred by Reel.com from October 1, 1998, when we acquired it, to June 12, 2000, when we discontinued its e-commerce operations. Information regarding Reel.com's results of operations during this period, certain special charges and the reversal of certain accruals is set forth in the footnotes to the table below and in the Consolidated Financial Statements included elsewhere in this prospectus supplement.

	Year Ended December 31,			Nine Months Ended September 30,		Twelve Months Ended September 30,
	1999	2000	2001	2001	2002(1)	2002(1)

(dollars in thousands)				(unaudited)		(unaudited)
Statement of Operations Data:
Revenue	$1,096,841	$1,296,237	$1,379,503	$1,012,231	$1,077,931	$1,445,203
Gross margin	662,961	510,987	835,026	606,648	668,244	896,622
Income (loss) from operations	(2,513)	(436,321)	119,277	69,183	134,737	184,831
Net income (loss)	(51,302)	(530,040)	100,416	25,685	99,844	174,575
Operating Data:
Number of stores at year/period end	1,615	1,818	1,801	1,809	1,804	1,804
Comparable store sales increase(2)	12%	2%	6%	4%	7%	8%
Other Data:(3)
Adjusted income from operations(4)	$121,466	$14,830	$112,243	$69,183	$117,794	$160,854
Adjusted net income (loss)(5)	46,408	(25,603)	33,388	15,613	51,264	69,039
EBITDA(6)	185,544	143,932	204,554	143,780	165,494	226,268
	As of September 30, 2002
	Actual	As Adjusted(7)
Ratios and Balance Sheet Data:
Rental inventory, net	$237,460	$237,460
Property and equipment, net	245,028	245,028
Total assets	754,508	787,637
Long-term debt obligations (including current portion)	388,109	438,109
Shareholders' equity(8)	100,217	91,740
Ratio of EBITDA to interest expense(9)		6.64x
Ratio of Debt to EBITDA(10)		1.94x

(1)
We adopted Statement of Financial Accounting Standards No. 142 on January 1, 2002 and concurrently ceased to amortize goodwill recorded in connection with prior business combinations and our trade name rights, which had the effect of increasing our net income for the nine months ended September 30, 2002 by $3.8 million. Amortization expense in the years ended December 31, 1999, 2000 and 2001 and for the nine months ended September 30, 2001 and the twelve months ended September 30, 2002, was $54.1 million, $29.5 million, $8.0 million, $3.7 million and $4.3 million, respectively. See Note 1 to the Unaudited Consolidated Financial Statements included elsewhere in this prospectus supplement for additional information.

(2)
A store is comparable after it has been open and owned by us for 12 full months. An acquired store converted to the Hollywood Video name store design is removed from the comparable store base when the conversion process is initiated and returned 12 full months after reopening.

(3)
The data presented under this caption have been adjusted to exclude operating results of Reel.com, the special charges described below, the reversal of accruals for planned store closures and restructuring charges associated with the discontinuation of Reel.com operations and the extraordinary charge to write off deferred financing costs associated with the termination of our prior revolving credit facility in the first quarter of 2002. We are providing this adjusted data as additional information because we believe that it may enhance your understanding of the financial performance of our current operations on a normalized basis. However, this adjusted data should not be viewed as a presentation of our financial performance under generally accepted accounting principles ("GAAP") or as a substitute for the unadjusted data included in this table. Moreover, certain of the excluded special charges, all of which are believed by us to have been accrued at appropriate times and in appropriate amounts in accordance with GAAP, constitute significant items that should be considered in assessing our actual financial performance.

(4)
The following table sets forth the calculations of our income from operations for the periods presented excluding operating losses incurred by Reel.com, special charges and the reversal of accruals for planned store closures and restructuring charges associated with the discontinuation of Reel.com operations:

	Year Ended December 31,					Nine Months Ended September 30,			Twelve Months Ended September 30,
	1999		2000		2001	2001	2002		2002

(in thousands)						(unaudited)			(unaudited)
Income (loss) from operations	$(2,513)		$(436,321)		$119,277	$69,183	$134,737		$184,831
Exclude Reel.com operating losses	98,538		121,083		—	—	—		—
Exclude special charges	25,441	(a)	330,068	(b)	—	—	(4,513)	(c)	(4,513)	(c)
Exclude reversal of accruals(d)	—		—		(7,034)	—	(12,430)		(19,464)

Adjusted income from operations	$121,466		$14,830		$112,243	$69,183	$117,794		$160,854

  (a)
  Represents litigation settlement charges.

  (b)
  Represents an inventory write-down of $164.3 million associated with modifications to rental product amortization estimates; a $74.3 million charge for the impairment of long-lived assets and the goodwill related to those assets; a $17.3 million charge for doubtful employee receivables; a $16.9 million charge related to the planned closing of 43 stores in 2001; a $13.2 million charge to write-down specific rental and merchandise inventories to net realizable value; a $11.1 million charge for settlement of revenue sharing contract disputes; a $10.5 million charge for pending legal settlements; a $9.5 million charge for lease termination fees; a $6.8 million charge for doubtful cooperative advertising receivables; a $3.5 million charge for an unearned bonus payout; and a $2.7 million charge related to severance liabilities.

  (c)
  Represents income resulting from variable plan accounting for certain compensatory stock options.

  (d)
  Represents the reversal of accruals for planned store closures of $3.8 million in the fourth quarter of 2001 and restructuring charges associated with the discontinuation of Reel.com operations of $3.3 million in the fourth quarter of 2001 and $12.4 million in the nine months ended September 30, 2002.

(5)
Represents Adjusted income from operations, less net interest expense (excluding net interest expense from Reel.com of $4,435,000 and $4,266,000 for the years ended December 31, 1999 and 2000, respectively), less tax provisions (or, in the case of the year ended December 31, 2000, plus a tax benefit) based upon an assumed effective tax rate of 40.5%.

(6)
As used herein, EBITDA represents income from operations before special charges and certain accrual reversals, depreciation and amortization (excluding amortization of rental product) adjusted for significant non-cash expense/income items such as expense associated with certain stock option grants. EBITDA should not be viewed as a measure of financial performance under GAAP or as a substitute for GAAP measurements such as net income or cash flow from operations.

  Our calculation of EBITDA is not necessarily comparable to reported EBITDA of other companies due to the lack of uniform definition of EBITDA. Our calculation of EBITDA for the periods indicated is set forth below:

	Year Ended December 31,			Nine Months Ended September 30,		Twelve Months Ended September 30,
	1999	2000	2001	2001	2002	2002

(in thousands)				(unaudited)		(unaudited)
Adjusted income from operations	$121,466	$14,830	$112,243	$69,183	$117,794	$160,854
Add back depreciation and amortization(a)	64,078	77,102	66,940	50,449	44,987	61,478
Add back non-cash expenses(b)	—	52,000	25,371	24,148	2,713	3,936

EBITDA	$185,544	$143,932	$204,554	$143,780	$165,494	$226,268

  (a)
  Excludes amortization of rental product and depreciation and amortization from our former Reel.com subsidiary of $51.6 million and $23.6 million for the periods ended December 31, 1999 and 2000, respectively.

  (b)
  Represents stock compensation and incremental rental amortization charges associated with changes in estimated rental inventory lives and residual values that were adopted on a prospective basis on October 1, 2000.

(7)
As adjusted to give effect to this offering and the refinancing of our bank credit facilities and the application of the combined proceeds as described in "Use of proceeds" (i) as of September 30, 2002 for the balance sheet data presented and (ii) as if such transactions were completed as of October 1, 2001 for the statement of operations data presented. As adjusted to give effect only to this offering (and not to the refinancing of our bank credit facilities) and the application of the proceeds as described in "Use of proceeds" (i) as of September 30, 2002 for the balance sheet data presented and (ii) as if the transaction were completed as of October 1, 2001 for the statement of operations data presented, Total assets, Long-term debt obligations (including current portion), Shareholders' equity, Ratio of EBITDA to interest expense and Ratio of Debt to EBITDA at and for the twelve months ended September 30, 2002 would have been $759.6 million, $403.7 million, $95.4 million, 6.68x, and 1.78x, respectively.

(8)
As of December 31, 2000, we recorded a $211.2 million valuation allowance on our $211.2 million net deferred tax asset, consisting of temporary timing differences and net operating loss carryforwards. As of September 30, 2002, this valuation allowance was at $111.1 million. Excluding this allowance, as of September 30, 2002, shareholders' equity would have been $211.4 million, as adjusted shareholders' equity would have been $202.8 million and shareholders' equity adjusted only for this offering (and not the refinancing of our bank credit facilities) would have been $206.5 million.

(9)
Represents the quotient obtained by dividing EBITDA for the twelve months ended September 30, 2002 by interest expense for the twelve months ended September 30, 2002. Interest expense excludes (i) amortization of debt discount and amortization or write-off of deferred financing costs, (ii) the net costs under interest swap obligations, (iii) capitalized interest, and (iv) the interest portion of any deferred payment obligations because the related definition in the indenture governing the Notes also excludes these items.

(10)
Represents the quotient obtained by dividing long-term indebtedness (including current maturities) by EBITDA for the twelve months ended September 30, 2002.

Risk factors

Before you invest in the Notes, you should be aware of various risks, including those described below and in the accompanying prospectus under the caption "Risk factors." You should carefully consider these risk factors, together with all the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, before you decide whether to purchase any Notes.

The Notes are subordinated to senior indebtedness.

The Notes and the guarantee of the Notes by Hollywood Management Company are subordinated in right of payment to all of our and Hollywood Management Company's existing and future senior indebtedness, respectively. As a result, in the event of bankruptcy, liquidation or reorganization or upon acceleration of the Notes due to an event of default and in specific other events, our assets will be available to pay obligations on the Notes only after all senior indebtedness has been paid in full in cash or other payment satisfactory to the holders of the senior indebtedness. As of September 30, 2002, after giving effect to this offering and to the refinancing of our bank credit facility and the application of the combined proceeds as described in "Use of proceeds", we estimate that we and our subsidiary would have had pro forma consolidated indebtedness of $438.1 million, of which $213.1 million would have been senior indebtedness, and we would have been able to borrow an additional $50.0 million under the revolving credit portion of our new bank credit facilities.

We may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture.

Upon the occurrence of a change of control of Hollywood, we will be required to offer to repurchase all outstanding Notes. If a change of control were to occur, we cannot assure you that we would have sufficient funds to pay the repurchase price for all of the Notes tendered to us. Our bank credit facilities contain, and other agreements relating to indebtedness to which we may become a party in the future may contain, restrictions or prohibitions on our ability to repurchase Notes or may provide that an occurrence of a change of control constitutes an event of default under, or otherwise requires payment of amounts borrowed under, that facility or those agreements. If a change of control occurs at a time when we are prohibited from repurchasing the Notes, we could seek the consent of our then existing lenders and Noteholders to the repurchase of the Notes or could attempt to refinance the borrowings that contain the prohibition. If we do not obtain such a consent or repay the borrowings, we would remain prohibited from repurchasing the Notes. In that case, our failure to repurchase tendered Notes would constitute an event of default under the indenture governing the Notes and may constitute an event of default under the terms of our other indebtedness.

For more details, see "Description of the Notes—Change of Control."

Volatile trading prices and market disruptions may affect the value of an investment in the Notes.

If a market develops for the Notes, the Notes might trade at prices higher or lower than their initial offering price. Trading prices for the Notes may be affected by many factors, such as prevailing interest rates, the market for similar securities, general economic conditions and our financial condition, results of operations and business prospects. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial fluctuation in the prices of these securities. The market for the Notes may be subject to such disruptions, which could have an adverse effect on trading prices for the Notes. You should be aware that you may be required to bear the financial risk of an investment in the Notes for an indefinite period of time.

Under certain circumstances, federal and state laws may allow courts to void the guarantee and require Noteholders to return payments they receive from Hollywood Management Company.

Under the U.S. Bankruptcy Code and comparable provisions of state fraudulent transfer laws, a court could void the guarantee or subordinate claims in respect of the guarantee of Hollywood Management

Company to all of Hollywood Management Company's other debt if, among other things, Hollywood Management Company, at the time it incurred the indebtedness evidenced by the guarantee:

•
received less than reasonably equivalent value or fair consideration for the incurrence of such guarantee; and
•
was insolvent or rendered insolvent by reason of such incurrence; or
•
was engaged in a business or transaction for which its remaining assets constituted unreasonably small capital; or
•
intended to incur, or believed that it would incur, debts that it would be unable to pay as they become due.

In addition, a court could void any payment by Hollywood Management Company or require a Noteholder to return the payment to Hollywood Management Company, or to a fund for the benefit of its creditors.

The measures of insolvency for purposes of these fraudulent transfer laws vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, Hollywood Management Company would be considered insolvent if:

•
the sum of its debts, including contingent liabilities, were greater than the fair saleable value of all of its assets; or
•
the present fair saleable value of its assets was less than the amount that would be required to pay the probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or
•
it could not pay its debts as they become due.

On the basis of our historical financial information, recent operating history and other factors, we believe that after giving effect to the issuance of the guarantee, Hollywood Management Company will not be insolvent, have unreasonably small capital for its businesses or have incurred debts beyond its ability to pay debts as they become due. However, we cannot assure you that a court considering these matters would agree with our conclusions in this regard.

The commitment for our new bank credit facility is subject to conditions beyond our control.

We have received a written commitment from UBS Warburg LLC and its affiliate for a new bank credit facility consisting of a $200.0 million senior term loan maturing in 2008 and a $50.0 million revolving credit facility maturing in 2008. The commitment is conditioned upon, among other things, (1) the absence of any material adverse change in our business, assets, condition, operations, liabilities, properties, or prospects; (2) the absence of material disruptions or material adverse changes in the financial or capital markets; (3) the execution and delivery of definitive documentation for the new bank credit facility satisfactory to the lenders thereunder; (4) the sale by us of at least $200.0 million aggregate principal amount of our Notes; (5) the deposit with the trustee of our existing 10.625% senior subordinated notes due 2004 of the net proceeds from this offering; and (6) the redemption of the balance of our existing notes with proceeds from the new bank credit facility. As a result of the conditions described above and other circumstances beyond our control, we cannot assure you as to whether, when or the terms upon which we will procure the new bank credit facility. The failure to timely procure the new bank credit facility on acceptable terms could impair our ability to extend the overall maturities of our indebtedness, reduce the level of amortization of our indebtedness and otherwise impair our operational and financial flexibility and could harm our business, financial condition, liquidity or results of operations.

Use of proceeds

We estimate that the net proceeds from this offering will be approximately $217.8 million after deducting the discount to the underwriters and estimated expenses. We intend to use the net proceeds of this offering to redeem a portion our existing 10.625% senior subordinated notes due 2004, including required premiums and accrued interest thereon.

In connection with this offering, we are seeking to obtain a new bank credit facility from a syndicate of lenders led by UBS Warburg LLC. The proposed facility consists of a $200.0 million term loan and a $50.0 million revolving credit loan, both maturing in 2008. If we obtain the proposed credit facility, we intend to use the proceeds of the initial borrowings thereunder to redeem our remaining 10.625% senior subordinated notes due 2004, including required premiums and accrued interest, and to refinance our existing $175.0 million senior credit facility, of which $107.5 million is expected to be outstanding at the closing of the bank refinancing. This offering of notes, however, is not conditioned upon obtaining a new bank credit facility. Although we believe that we will be able to obtain a new bank credit facility on acceptable terms, our ability to do so is subject to circumstances beyond our control. See "Capitalization" in this prospectus supplement.

Capitalization

The following table sets forth: (1) under the caption "Actual," our historical capitalization at September 30, 2002; and (2) under the caption "As Adjusted," the historical capitalization as adjusted to give effect as of that date to this offering and the refinancing of our bank credit facilities and the application of the combined proceeds as described in "Use of proceeds." The table should be read in conjunction with our Consolidated Financial Statements and related notes and the other information contained or incorporated by reference in this prospectus supplement.

	As of September 30, 2002
	Actual	As Adjusted(1)

(dollars in thousands)
Long-term indebtedness (including current maturities):
Senior bank credit facilities(2)	$125,000	$200,000
10.625% Senior Subordinated Notes due 2004	250,000	—
9.625% Senior Subordinated Notes due 2011	—	225,000
Capital leases	13,109	13,109

Total long-term indebtedness (including current maturities)	388,109	438,109
Shareholders' equity:
Preferred stock, 25,000,000 shares authorized; none issued and outstanding	—	—
Common stock, 100,000,000 shares authorized; 58,906,865 shares issued and outstanding	488,639	488,639
Unearned compensation	(864)	(864)
Accumulated deficit	(387,558)	(396,035)

Total shareholders' equity(3)	100,217	91,740

Total capitalization	$488,326	$529,849

(1)
We are seeking to obtain a new bank credit facility from a syndicate of lenders led by UBS Warburg LLC. The proposed facility consists of a $200.0 million term loan and a $50.0 million revolving credit loan, both maturing in 2008. If we obtain the proposed credit facility, we intend to use the proceeds of the initial borrowings thereunder to redeem the remaining portion of our existing 10.625% senior subordinated notes due 2004, including required premiums and accrued interest, and to refinance our existing $175.0 million senior credit facility, of which $107.5 million is expected to be outstanding at the closing of the new bank financing. This offering, however, is not conditioned upon obtaining a new bank credit facility. While we believe that we will obtain the proposed credit facility, we also have received a fully underwritten commitment (not subject to syndication) from UBS Warburg LLC for a $250.0 million credit facility maturing in 2008. The commitment is subject to a number of customary closing conditions. Although we believe that we will be able to obtain a new bank credit facility on acceptable terms, our ability to do so is subject to circumstances beyond our control. See "Risk factors—The commitment for our new bank credit facility is subject to conditions beyond our control" in this prospectus supplement. If this offering is completed and the concurrent refinancing of our credit facilities is not completed, Senior bank credit facilities, 10.625% Senior Subordinated Notes due 2004, Total long-term indebtedness (including current maturities), Accumulated deficit, Total shareholders' equity and Total capitalization would be $125.0 million, $40.6 million, $403.7 million, $392.4 million, $95.4 million and $499.1 million, respectively, and the other amounts presented under the caption As Adjusted would not change.

(2)
At September 30, 2002, there were $125.0 million of borrowings outstanding under our senior bank credit facilities, none of which was outstanding under our revolving credit facility.

(3)
As of December 31, 2000, we recorded a $211.2 million valuation allowance on our $211.2 million net deferred tax asset, consisting of temporary timing differences and net operating loss carryforwards. As of September 30, 2002, this valuation allowance was at $111.1 million. Excluding this allowance, as of September 30, 2002 actual shareholders' equity would have been $211.4 million, shareholders' equity As Adjusted would have been $202.8 million and shareholders' equity adjusted only for this offering (and not for the concurrent refinancing of our credit facilities) would have been $206.5 million.

Selected financial data

The information presented below for, and as of the end of, each of the fiscal years in the five-year period ended December 31, 2001 is derived from our audited financial statements. The information presented below for, and as of the end of, each of the nine-month periods ended September 30, 2001 and September 30, 2002 is derived from our unaudited financial statements and, in the opinion of our management, includes all adjustments necessary for a fair presentation of the results of operations for these periods. However, results of operations for interim periods are not necessarily indicative of the results which may be expected for the full fiscal year. The following information should be read in conjunction with "Management's discussion and analysis of financial condition and results of operations" and our Consolidated Financial Statements contained or incorporated by reference in this prospectus supplement and the accompanying prospectus.

The information in the table below reflects, among other things, operating losses incurred by Reel.com from October 1, 1998, when we acquired it, to June 12, 2000, when we discontinued its e-commerce operations. Information regarding Reel.com's results of operations during this period, certain special charges and the reversal of certain accruals are described in the footnotes to the table below and in the notes to the Consolidated Financial Statements included elsewhere in this prospectus supplement.

	Year Ended December 31,						Nine Months Ended September 30,
	1997		1998	1999	2000	2001	2001	2002(1)

(dollars in thousands)
Statement of Operations Data:
Revenue	$500,501		$763,908	$1,096,841	$1,296,237	$1,379,503	$1,012,231	$1,077,931
Gross margin	325,016		404,331	662,961	510,987	835,026	606,648	668,244
Income (loss) from operations	23,303	(2)	(36,451) (3)	(2,513) (4)	(436,321) (5)	119,277 (6)	69,183	134,737 (7)
Net income (loss)(8)	4,996		(50,464)	(51,302)	(530,040)	100,416	25,685	99,844
Balance Sheet Data:
Rental inventory, net	$226,051		$259,255	$339,912	$168,462	$191,016	$159,683	$237,460
Property and equipment, net	234,497		328,182	382,345	323,666	270,586	283,220	245,028
Total assets	691,165		936,330	1,053,291	665,114	718,544	635,202	754,508
Long-term obligations (including current portion)	233,496		392,145	533,906	536,401	514,002	519,245	388,109
Shareholders' equity (deficit)(9)	291,938		347,591	304,529	(222,377)	(113,554)	(190,167)	100,217
Operating Data:
Number of stores at year/period end	907		1,260	1,615	1,818	1,801	1,809	1,804
Comparable store sales increase(10)	3%		8%	12%	2%	6%	4%	7%
Other Data:
EBITDA(11)	$80,798		$132,975	$185,544	$143,932	$204,554	$143,780	$165,494
Debt to EBITDA(12)	2.89x		2.95x	2.88x	3.73x	2.51x	—	—
EBITDA to interest expense(13)	5.85x		4.19x	4.72x	2.60x	3.87x	3.53x	5.82x
Ratio of earnings to fixed charges(14)	1.20x		—	—	—	1.50x	1.27x	2.20x
Cash flows generated from (used in):
Operating activities	$176,478		$246,641	$177,151	$248,871	$273,793	$169,804	$219,448
Investing activities(15)	(338,120)		(438,411)	(320,338)	(255,822)	(216,949)	(133,373)	(223,401)
Financing activities	152,702		191,836	146,153	3,278	(21,302)	(20,813)	(15,265)

(1)
We adopted Statement of Financial Accounting Standards No. 142 on January 1, 2002 and concurrently ceased to amortize goodwill recorded in connection with prior business combinations and our trade name rights, which had the effect of increasing our net income for the nine months ended September 30, 2002 by $3.8 million. See Note 1 to the Unaudited Consolidated Financial Statements included elsewhere in this prospectus for additional information. Excluding the amortization of these intangible assets would have reduced our net loss or increased our net income by $3.7 million, $16.2 million, $54.1 million, $29.5 million, $8.0 million and and $3.7 million, respectively, for the years ended December 31, 1997, 1998, 1999, 2000 and 2001 and the nine months ended September 30, 2001.

(2)
Includes a litigation settlement charge of $18.9 million, an inventory write-down of $6.8 million and a $4.6 million charge related to a failed self-tender offer.

(3)
Includes a $99.9 million charge related to the valuation of our rental inventory; operating losses and certain special charges of Reel.com of $20.0 million; and a $1.9 million charge related to purchased in-process research and development.

(4)
Includes operating losses of Reel.com of $98.5 million and a $25.4 million litigation settlement charge.

(5)
Includes an inventory write-down of $164.3 million associated with modifications to rental product amortization estimates; a $74.3 million charge for the impairment of long-lived assets and the goodwill related to those assets; Reel.com operating losses of $53.6 million and special charges related to the discontinuation of Reel.com of $67.7 million; a $17.3 million charge for doubtful employee receivables; a $16.9 million charge related to the planned closing of 43 stores in 2001; a $13.2 million charge to write down specific rental and merchandise inventories to net realizable value; an $11.1 million charge for settlement of revenue sharing contract disputes; a $10.5 million charge for pending legal settlements; a $9.5 million charge for lease termination fees; a $6.8 million charge for doubtful cooperative advertising receivables; a $3.5 million charge for an unearned bonus pay-out; and a $2.7 million charge related to severance liabilities.

(6)
Includes the reversal of $7.0 million of accruals for planned store closures and restructuring charges associated with the discontinuation of Reel.com operations.

(7)
Includes the reversal of $12.4 million of an accrual for restructuring charges associated with the discontinuation of Reel.com operations and $4.5 million of income resulting from variable plan accounting for certain compensatory stock options.

(8)
Excluding operating losses incurred by Reel.com, special charges and the reversal of accruals as described above, the extraordinary charge to write off deferred financing costs associated with the termination of our prior revolving credit facility in the first quarter of 2002, and assuming an effective tax rate of 40.5%, net income (loss) for the years ended December 31, 1997, 1998, 1999, 2000 and 2001 and the nine months ended September 30, 2001 and September 30, 2002 would have been $23.0 million, $31.1 million, $46.4 million, $(25.6) million, $33.4 million $15.6 million and $51.3 million, respectively.

(9)
As of December 31, 2000 we recorded a $211.2 million valuation allowance on our $211.2 million net deferred tax asset, consisting of temporary timing differences and net operating loss carry-forwards. Excluding this allowance, shareholders' deficit would have been $11.2 million at December 31, 2000. As of December 31, 2001 and September 30, 2002, this valuation allowance was at $147.8 million and $111.1 million, respectively. Excluding this allowance, shareholders' equity would have been $34.2 million at December 31, 2001 and $211.4 million at September 30, 2002.

(10)
A store is comparable after it has been open and owned by Hollywood for 12 full months. An acquired store converted to the Hollywood Video name store design is removed from the comparable store base when the conversion process is initiated and returned 12 full months after reopening.

(11)
As used herein, EBITDA represents income from operations before special charges and certain accrual reversals, depreciation and amortization (excluding amortization of rental product) adjusted for significant non-cash expense/income items such as expense associated with certain stock option grants. EBITDA should not be viewed as a measure of financial performance under GAAP or as a substitute for GAAP measurements such as net income or cash flow from operations. Our calculation of EBITDA is not necessarily comparable to reported EBITDA of other companies due to the lack of uniform definition of EBITDA. Our calculation of EBITDA for the periods indicated is set forth below:

	Year Ended December 31,										Nine Months Ended September 30,
	1997		1998		1999		2000		2001		2001	2002

(in thousands)											(unaudited)
Income (loss) from operations	$23,303		$(36,451)		$(2,513)		$(436,321)		$119,277		$69,183	$134,737
Exclude Reel.com operating losses	—		20,000	(b)	98,538	(c)	121,083	(d)	—		—	—
Exclude special charges	30,276	(a)	101,834	(b)	25,441	(c)	330,068	(d)	—		—	(4,513	)(f)
Exclude reversal of accruals	—		—		—				(7,034	)(e)	—	(12,430	)(f)

Adjusted income from operations	53,579		85,383		121,466		14,830		112,243		69,183	117,794
Add back depreciation and amortization(g)	27,219		47,592		64,078		77,102		66,940		50,449	44,987
Add back non-cash expenses(h)	—		—		—		52,000		25,371		24,148	2,713

EBITDA	$80,798		$132,975		$185,544		$143,932		$204,554		$143,780	$165,494

  (a)
  See note (2) above.

  (b)
  See note (3) above.

  (c)
  See note (4) above.

  (d)
  See note (5) above.

  (e)
  See note (6) above.

  (f)
  See note (7) above.

  (g)
  Excludes amortization of rental product and depreciation and amortization from our former Reel.com subsidiary of $12.7 million, $51.6 million and $23.6 million for the periods ended December 31, 1998, 1999 and 2000, respectively.

  (h)
  Represents stock compensation and incremental rental amortization charges associated with changes in estimated rental inventory lives and residual values that were adopted on a prospective basis on October 1, 2000.

(12)
Represents the quotient obtained by dividing long-term indebtedness (including current maturities) by EBITDA.

(13)
Represents the quotient obtained by dividing EBITDA by interest expense (excluding interest expense of Reel.com). Interest expense excludes (i) amortization of debt discount and amortization or write-off of deferred financing costs, (ii) the net costs under interest swap obligations, (iii) capitalized interest, and (iv) the interest portion of any deferred payment obligations because the related definition in the indenture governing the Notes also excludes these items.

(14)
Earnings consist of pre-tax income from operations plus fixed charges and amortization of capitalized interest, minus capitalized interest. Fixed charges consist of interest expense, including amounts capitalized and the amortization of deferred financing fees, and that portion of rental expense that we believe to be a reasonable approximation of interest costs (approximately 1/3 of rent expense). Excluding the effects of the special charge described in Note 1 above, the ratio of earnings to fixed charges for the year ended December 31, 1997 would have been 1.92x. Excluding the effects of the reversal of accruals described in Note 5 above, the ratio of earnings to fixed charges for the year ended December 31, 2001 would have been 1.44x. Excluding the effects of the special charges described in Note 7 above, the ratio of earnings to fixed charges for the nine months ended September 30, 2002 would have been 2.01x.

For the years ended December 31, 1998 and December 31, 1999, earnings were inadequate to cover fixed charges by $70.7 million and $49.0 million, respectively. Excluding the results of operations of Reel.com and the special charges described in Notes (2) and (3) above, the ratio of earnings to fixed charges for the years ended December 31, 1998 and December 31, 1999 would have been 1.65x and 1.72x, respectively. For the year ended December 31, 2000 earnings were inadequate to cover fixed charges by $498.5 million. Excluding the results of operations of Reel.com and the special charges described in Note (4) above, earnings would have been inadequate to cover fixed charges by $47.3 million for the year ended December 31, 2000.

(15)
Includes the cost of replenishing new release rental videocassettes, video games and DVDs for existing stores.

Management's discussion and analysis of financial condition and results of operations

The following discussion and analysis should be read in conjunction with our Consolidated Financial Statements and the related notes appearing elsewhere in this prospectus supplement. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under "Risk factors" in the accompanying prospectus and elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference therein.

NINE MONTHS ENDED SEPTEMBER 30, 2002 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 2001

Results of Operations

Summary Results of Operations

Our net income for the nine months ended September 30, 2002 was $99.8 million, compared with net income of $25.7 million for the nine months ended September 30, 2001. Net income benefited from a reduction in our valuation allowance on our deferred income tax asset, resulting in an effective tax rate of 1.0% in the nine months ending September 30, 2002 and 2.1% in the nine months ending September 30, 2001. We believe a 40.5% effective tax rate is more representative of a normalized provision for income taxes when the valuation allowance reductions are excluded. Income before income taxes and extraordinary item for the nine months ended September 30, 2002 was $103.1 million compared to $26.2 million for the nine months ended September 30, 2001. Included in income before income taxes and extraordinary item in the nine months ended September 30, 2002 was $4.5 million of income resulting from variable plan accounting for certain compensatory stock options and a $12.4 million reversal of an accrual associated with the resolution of certain claims associated with the closure of Reel.com. Excluding these items, and assuming a normalized effective tax rate of 40.5%, our net income for the nine months ended September 30, 2002 would have been $51.3 million compared to $15.6 million for the nine months ended September 30, 2001. The improvement was primarily the result of improved operating performance in our existing store base, in which comparable store sales rose 7% for the nine months ended September 30, 2002. Other items attributing to the improvement were intangible assets no longer amortizing and incremental amortization charges on rental product taken in the prior year.

The following table sets forth (i) selected results of operations data, expressed as a percentage of total revenue and (ii) other financial data.

	Nine Months ended September 30,
	2001	2002

	(Unaudited)
Revenue:
Rental product revenue	92.9%	90.4%
Merchandise sales	7.1	9.6

	100.0	100.0

Gross margin	59.9	62.0
Operating costs and expenses:
Operating and selling	45.7	44.4
General and administrative	7.0	6.2
Store opening expenses	0.0	0.1
Amortization of intangibles	0.4	0.0
Restructuring charge for closure of internet business	0.0	(1.2)

	53.1	49.5

Income from operations	6.8	12.5
Interest expense, net	(4.2)	(2.9)
Income before income taxes and extraordinary item	2.6	9.6
Provision for income taxes	(0.1)	(0.1)
Net income before extraordinary item	2.5	9.5
Extraordinary loss on retirement of debt, net	0.0	(0.2)
Net income	2.5%	9.3%

Other financial data:
Rental product gross margin(1)	62.7%	66.0%
Merchandise gross margin(2)	23.6%	24.2%

(1)
Rental product gross margin as a percentage of rental revenue.

(2)
Merchandise sales gross margin as a percentage of merchandise sales.

Revenue

Revenue increased by $65.7 million, or 6.5%, in the nine months ended September 30, 2002 compared to the nine months ended September 30, 2001, due to a 7% increase in comparable store revenue, offset by a net reduction of 14 weighted average stores. At September 30, 2002, we had 1,804 stores operating in 47 states compared to 1,809 stores operating in 47 states at September 30, 2001. We currently offer a 5-day rental program on all products in the majority of our stores. In most of our stores, new release videos and DVDs (both new release and catalog) rent for $3.79 and catalog videos rent for $1.99. Since the fourth quarter of 1999, other than test pricing, we have not increased prices on new release videos, DVDs and catalog videos. Video games rent for $4.99 and $5.99, with the newer platforms renting for the higher amount. Customers who choose not to return movies and games within the initial rental period are deemed to have commenced a new rental period of equal length at the same price (extended rental periods). Rental revenue from extended rental periods for the nine months ended September 30, 2002 was $115.7 million, compared to $110.6 million in the corresponding period of the prior year.

Effective January 1, 2002, we began reporting sales and related costs of previously viewed rental inventory as rental product revenue and cost of rental product, respectively. Prior to January 1, 2002, we included sales and related costs of sales of previously viewed rental inventory in merchandise sales and cost of merchandise sales, respectively. For comparative purposes, sales and related costs of sales of previously viewed rental inventory for the nine months ended September 30, 2001 have been reclassified to conform to the presentation for the current year.

Gross Margin

Rental Product Margins

Rental product gross margin as a percentage of rental product revenue increased to 66.0% in the nine months ended September 30, 2002 from 62.7% in the nine months ended September 30, 2001. Rental product margins in the nine months ended September 30, 2001 were negatively impacted by $18 million in incremental depreciation expense associated with changes in estimated rental inventory lives and residual values that were adopted on a prospective basis on October 1, 2000. As a result of the growing demand for DVDs, the estimated residual value of catalog VHS cassettes was reduced from $6.00 to $2.00 and the estimated useful life was reduced from five years to one year. Excluding the incremental depreciation expense, margins increased to 66.0% in the nine months ended September 30, 2002 from 64.6% in the nine months ended September 30, 2001. The increases were primarily due to a shift in revenue from VHS product to DVD product, which typically has higher margins.

Merchandise Sales Margins

Merchandise sales gross margin as a percentage of merchandise sales increased to 24.2% in the nine months ended September 30, 2002 from 23.6% in the nine months ended September 30, 2001. The increase was primarily the result of an increase in the percentage of merchandise sales from our Game Crazy departments, which typically have higher margins than merchandise sales in our video stores.

Operating Costs and Expenses

Operating and Selling

Total operating and selling expense in the nine months ended September 30, 2002 decreased as a percentage of revenue to 44.4% compared to 45.7% in the corresponding period of the prior year. The percentage decrease is primarily the result of leverage on increased revenue. Total operating and selling expense in the nine months ended September 30, 2002 increased $15.2 million to $478.1 million from $462.9 million in the nine months ended September 30, 2001. The increase was primarily the result of increased variable costs associated with increased store sales volume. Payroll and related expenses increased by $13.0 million and other operating and selling expenses increased by $2.2 million in the nine months ended September 30, 2002 when compared to the corresponding period of the prior year.

General and Administrative

General and administrative expenses in the nine months ended September 30, 2002 decreased $4.2 million to $66.6 from $70.8 million in the nine months ended September 30, 2001. General and administrative expenses for the nine months ended September 30, 2002 benefited from the recognition of approximately $4.5 million of non-cash income associated with variable stock options, primarily as a result of the closing stock price at September 30, 2002 and a reduction of options outstanding as a result of cancellations. Included in general and administrative expenses in the nine months ended

September 30, 2001 was $5.6 million in compensation expense related to a stock grant to our Chief Executive Officer. Excluding the income associated with the variable stock options in the nine months ended September 30, 2002, and the expense related to the stock grant in the nine months ended September 30, 2001, general and administrative expenses increased $5.4 million when compared to the corresponding period of the prior year, and increased as a percentage of revenue to 6.5% for the nine months ended September 30, 2002, compared to 6.4% for the prior year. The increase is the result of our investment in certain elements of our business such as the store field supervision structure, the loss prevention function and human resources. We believe these investments have had, and will continue to have, a direct impact on our business by improving our level of execution.

Store opening expenses

Store opening expenses were $1.2 million in the nine months ended September 30, 2002. The store opening expenses are primarily expenses related to relocation and recruiting of new field employees, store employee training labor and grand-opening advertising expenses. We will continue to report these store opening expenses as a separate component of our operating expenses in the future.

Amortization of Intangibles

We adopted SFAS 142 as of January 1, 2002, and as a result we had no amortization expense in the nine months ended September 30, 2002 compared to $3.8 of amortization expense for the nine months ended September 30, 2001. Had we not adopted SFAS 142, we would have had $3.8 million of amortization expense in the nine months ended September 30, 2002.

Restructuring charge for closure of internet business

On June 12, 2000, we announced that we would discontinue the e-commerce business of Reel.com. Although we believe that we had developed a leading website over the seven quarters after Reel.com was purchased in October of 1998, Reel.com's business model of rapid customer acquisition led to large operating losses and required significant cash funding. Due to market conditions, we were unable to obtain outside financing for Reel.com, and could not justify continued funding from our retail stores' cash flow. As a result of the discontinuation of Reel.com's e-commerce operations, we recorded a restructuring charge of $69.3 million in the second quarter of 2000 that included $22.4 million of accrued liabilities (net of $4.9 million of reductions). Amounts accrued included $17.3 million for contractual obligations, lease commitments and anticipated legal claims against us and $5.1 million for legal, financial, and other professional services incurred as a direct result of the closure of Reel.com. Since June 2000, we have paid $10.0 million of the $22.4 million of accrued liabilities including legal and legal related costs in settlement of all claims with 3PF. As a result, the remaining accrual balance for such claims was reversed to a zero balance at June 30, 2002 resulting in a $12.4 accrual reversal.

Interest Expense, Net

Interest expense, net of interest income, decreased by $11.3 million in the nine months ended September 30, 2002 compared to the corresponding period of the prior year. The decrease is due to decreased borrowings under our revolving credit facilities and lower interest rates.

Income Taxes

Our effective tax rate was a provision of 1.0% for the nine months ended September 30, 2002, compared to a provision of 2.1% in the corresponding periods in the prior year. The rate varies from the federal statutory rate as a result of minimum state taxes in excess of statutory state income taxes and a reduction in the deferred tax valuation allowance as a result of the utilization of net deferred tax assets, primarily net operating loss carryforwards, based upon taxable income earned in the current periods. The reduction of the valuation allowance reduced our federal income tax effective rate in each period presented.

As of December 31, 2000, we had recorded a $211.2 million valuation allowance on our $211.2 million net deferred tax asset, consisting of temporary timing differences and net operating loss carryforwards. As of September 30, 2002, this valuation allowance was $111.1 million on our $149.5 million net deferred tax asset. Excluding this allowance, as of September 30, 2002 shareholders' equity would have been $211.4 million.

Extraordinary Charge on Retirement of Debt

As a result of the early retirement of our prior revolving credit facility, we recorded an extraordinary charge of $2.2 million in the three months ended March 31, 2002 (net of an income tax benefit of $1.3 million) to write-off deferred financing costs.

Rental Inventory

Analysis of rental inventory and investment in rental product

We manage our rental inventories of movies under two distinct categories, new release and catalog. New releases which represent the majority of all movies acquired are those movies which are primarily purchased on a weekly basis in large quantities to support demand upon their initial release by the studios and are generally held for relatively short periods of time. Catalog, or library, represents an investment in those movies we intend to hold for an indefinite period of time and represents a historic collection of movies which are maintained on a long-term basis for rental to customers. In addition to acquiring catalog movies from studios upon their initial release, we acquire previously released or older movies for catalog inventories to support new store openings and the build up of title selection for new platforms such as DVD. During the year, we significantly increased the amount of DVDs to be held in our catalog inventories by investing approximately $48.9 million.

Purchases of new release movies are amortized over four months to current estimated average residual values of approximately $3.16 for VHS and $4.67 for DVD (net of estimated allowances for losses). Purchases of VHS and DVD catalog are amortized on a straight-line basis over one year and five years, respectively, to estimated residual values of $2.00 for VHS and $6.00 for DVD.

Games acquired upon their initial release by publishers are amortized over four months to an estimated interim residual value of approximately $15.00 and then to $5.00 over the following twenty months. Games we expect to keep in rental inventory for an indefinite period of time are amortized on a straight-line basis over two years to an estimated residual value of $5.00.

When analyzing our rental inventory purchase activity, it is important to consider that we acquire new releases of movies under two different pricing structures, "revenue sharing" and "sell-through." These methods will impact the amount of new releases held as rental inventory on our consolidated balance sheet. Under revenue sharing, in exchange for acquiring agreed-upon quantities of tapes or DVDs at reduced or no up-front costs, we share agreed-upon portions of the revenue that we derive from the tapes or DVDs with the applicable studio. The studio's share of rental revenue is expensed, net of an estimated residual value, as revenue is earned on the revenue sharing titles. The resulting revenue sharing expense is considered a direct cost of sales rather than an investment in rental inventory. Under sell-through pricing, we purchase movies from the studios with no obligation for future payments to the studios based upon revenue performance of the title. Sell-through purchases are recognized as an investment in rental inventory, which is then amortized to cost of sales over its estimated useful life. Purchases of rental inventories, as shown on our consolidated statement of cash flows, are not reflective of the total costs of acquiring movies for rental and are impacted by the mix of movies acquired under these pricing structures. The following table summarizes our total acquisition costs of new releases (in thousands):

	Nine Months Ended September 30,
	2001	2002

New release replenishment	$166,001	$234,056
Revenue sharing expense	156,260	103,059

Total new release purchases	$322,261	$337,115

New release replenishment includes sell-through purchases of movies and games and the residual value of revenue sharing purchases. Currently, we acquire the majority of our DVDs under the sell-through pricing structure. As the percentage of new release purchases represented by DVD grows, so does the percentage of purchases represented by the sell-through pricing structure. The migration from revenue sharing to sell-through pricing appears as an increase in purchases of rental inventory, net on the consolidated statement of cash flows.

As of September 30, 2002, net rental inventory was $237.5 million compared to $191.0 million as of December 31, 2001, an increase of $46.5 million. The following table summarizes the related balance sheet activity (in thousands):

Balance at December 31, 2001	$191,016
New release replenishment	234,056
New stores and catalog DVD and games	38,823
Book value of transfers to merchandise inventory and tape loss(1)	(69,456)

Purchases of rental inventory, net	203,423
Less rental inventory amortization	(156,979)

Balance at September 30, 2002	$237,460

(1)
Book value of transfers to merchandise inventory represents the residual book value of movies and games that are transferred from rental inventory to merchandise inventory to be sold as previously viewed product. When the previously viewed product is sold, the residual book value is recognized as expense. Tape loss represents the residual book value of certain movies and games that are lost, stolen or damaged during the period.

Merchandise Inventory

Merchandise inventory includes new VHS and DVD movies for sale, concessions and accessory items for sale, Game Crazy merchandise inventory and the residual book value of movies and games that are transferred from rental inventory to merchandise inventory to be sold as previously viewed product. Merchandise inventory increased $35.2 million to $96.8 million as of September 30, 2002, from $61.6 million as of December 31, 2001 due to the expansion of our Game Crazy departments and an increase in new DVD movies for sale.

YEAR ENDED DECEMBER 31, 2001 COMPARED TO THE YEAR ENDED DECEMBER 31, 2000 AND THE YEAR ENDED DECEMBER 31, 2000 COMPARED TO THE YEAR ENDED DECEMBER 31, 1999

Results of Operations

Summary Results of Operations

Our net income for 2001 was $100.4 million compared to a net loss of $530.0 million in 2000 and a net loss of $51.3 million in 1999. The improvement in operating results was primarily the result of improved operating performance in our existing store base, adjustments to our valuation allowance on our net deferred income tax asset (see Note 17 to our audited Consolidated Financial Statements) and closing down the e-commerce operations at Reel.com in June of 2000. The large net loss in 2000 was primarily the result of special charges summarized in Note 21 to our audited Consolidated Financial Statements.

The following table sets forth (i) results of operations data expressed as a percentage of total revenue and (ii) gross margin data.

	Year Ended December 31,
	1999	2000	2001

Revenue:
Rental revenue	81.5%	82.6%	82.7%
Product sales	18.5%	17.4%	17.3%

	100.0%	100.0%	100.0%

Cost of revenue:
Cost of rental	25.4%	44.8%	27.2%
Cost of product	14.1%	15.8%	12.3%

	39.5%	60.6%	39.5%

Gross margin	60.5%	39.4%	60.5%
Operating costs and expenses:
Operating and selling	47.7%	55.0%	45.0%
General and administrative	7.8%	8.5%	7.0%
Restructuring charge for closure of internet business	—	3.6%	(0.2%)
Restructuring charge for store closures	—	1.3%	(0.3%)
Amortization of intangibles	5.2%	4.6%	0.4%

	60.7%	73.0%	51.9%

Income (loss) from operations	(0.2%)	(33.6%)	8.6%
Nonoperating expense	(4.2%)	(4.8%)	(4.0%)

Income (loss) before income taxes and cumulative effect adjustment	(4.4%)	(38.4%)	4.6%
(Provision for) benefit from income taxes	(0.2%)	(2.4%)	2.7%

Income (loss) before cumulative effect adjustment	(4.6%)	(40.8%)	7.3%
Cumulative effect of a change in accounting principle	(0.1%)	—	—

Net income (loss)	(4.7%)	(40.8%)	7.3%

Other data:
Rental gross margin(1)	68.8%	45.8%	67.1%
Product gross margin(2)	23.8%	9.2%	29.0%

(1)
Rental gross margin as a percentage of rental revenues.

(2)
Product gross margin as a percentage of product revenues.

Revenue

Revenue increased by $83.3 million, or 6.4%, in 2001 compared to 2000, primarily due to an increase of 6% in comparable store revenue. Also favorably impacting revenue was an additional 62 weighted average number of stores. The closure of Reel.com in June 2000, which had total revenue of $26.3 million in 2000, unfavorably impacted revenue. Revenue increased by $199.4 million, or 18.2% in 2000 compared to 1999, primarily due to the addition of 203 new superstores in 2000. Revenue was also favorably impacted by an increase of 2% in comparable store revenue in 2000. We ended 2001 with 1,801 superstores operating in 47 states, compared to 1,818 stores operating in 47 states at the end of 2000 and 1,615 stores operating in 44 states at the end of 1999. We currently offer a 5-day rental program on all products in the majority of our stores. New release videos and all DVDs rent for $3.79. Catalog videos rent for $1.99. Since the fourth quarter of 1999, we have not increased prices on new release videos, DVDs and catalog videos. Video games rent for $4.99 and $5.99, with the newer platforms renting for the higher amount. Customers who choose not to return movies within the applicable rental period are deemed to have commenced a new rental period of equal length at the same price. Rental revenue from initial rental periods was $801 million, $937 million and $991 million for 1999, 2000 and 2001, respectively. Rental revenue from extended rental periods was $93 million, $134 million and $150 million for 1999, 2000 and 2001, respectively.

Effective January 1, 2002, we began reporting sales and related costs of previously viewed rental inventory as rental product revenue and cost of rental product, respectively. Prior to January 1, 2002, we included previously viewed rental inventory sales and related costs in product sales and cost of product sales, respectively. Sale and related costs of previously viewed rental inventory for the years ended December 31, 2001, 2000 and 1999 have not been reclassified.

Gross Margin

Rental Margins

Rental gross margin as a percentage of rental revenue increased to 67.1% in 2001 from 45.8% in 2000. During the fourth quarter of 2000, we made several key observations that led us to change estimates regarding rental inventory lives and residual values. As a result of the growing demand for DVDs, the estimated residual value of catalog VHS cassettes was reduced from $6.00 to $2.00 and the estimated useful life was reduced from five years to one year. We adopted the changes in estimate prospectively on October 1, 2000, and recorded a charge of $164.3 million. By applying these changes prospectively, we also recorded incremental depreciation expense of approximately $52 million and $18 million in the fourth quarter of 2000, and in the first three quarters of 2001, respectively. Excluding the charge and the respective incremental depreciation expense amounts, margins increased to 68.7% in 2001 from 66.0% in 2000 primarily due to a shift in revenue from VHS to DVDs, which typically have higher margins.

Rental gross margin as a percentage of rental revenue decreased to 45.8% in 2000 from 68.8% in 1999, primarily due to the charge and incremental depreciation associated with the change in estimates discussed above.

Product Margins

Product gross margin as a percentage of product sales increased to 29.0% in 2001 from 9.2% in 2000. Product margins in 2000 were negatively impacted by a $20.8 million charge for the discontinuation of e-commerce operations at Reel.com and a $8.6 million charge to value the inventory on hand at December 31, 2000 at the lower of cost or net realizable value. Excluding the operations of Reel.com and the $8.6 million charge, product margins increased to 29.0% in 2001 from 24.4% in 2000, primarily due to improved margins on previously-viewed movie sales. Compared to

2000, margins on previously-viewed product for 2001 increased due to the depreciation change in estimate, which resulted in lower residual values being charged to cost of product sales.

Product gross margin as a percentage of product sales decreased to 9.2% in 2000 from 23.8% in 1999, primarily due to the charges noted above. Excluding the operations of Reel.com and the $8.6 million charge, product margins decreased to 24.4% in 2000 from 31.8% in 1999, primarily due to a decrease in the average sales price of previously-viewed movies for sale.

Operating Costs and Expenses

Operating and Selling

Total operating and selling expenses of $621.3 million in 2001 decreased $92.1 million from $713.4 million in 2000. Total operating and selling expenses as a percentage of total revenues decreased to 45.0% in 2001 from 55.0% in 2000. Impacting operating and selling expense in 2000 was a $44.3 million charge for impaired property and equipment (See Note 8 to our audited Consolidated Financial Statements) and Reel.com operating expenses of $27.4 million. Excluding the impairment charge and operating expenses of Reel.com, operating and selling expenses decreased $20.4 million for 2001 as compared to 2000. The decrease was driven by decreases in advertising expense of $20.5 million, other operating and selling expenses of $11.9 million and depreciation expense of $8.0 million, which were partially offset by an increase in store wages of $11.8 million and occupancy costs of $8.2 million. The decrease in advertising expense was the result of the discontinuation of a mass media advertising campaign that ran in 2000. In 2001, we returned to a more cost-effective direct mail strategy. The increases in store wages and occupancy costs were primarily due to the addition of 62 weighted average stores when compared to the prior year.

Total operating and selling expenses of $713.4 million in 2000 increased $190.7 million from $522.7 million in 1999. Total operating and selling expenses as a percentage of total revenues increased to 55.0% in 2000 from 47.7% in 1999. The increase in total operating and selling expenses was due to increases in depreciation expense of $57.0 million (primarily caused by the impairment charge noted above), store wages of $44.9 million, occupancy costs of $42.3 million, advertising expenses of $24.4 million, and other store operating expenses of $33.6 million, which were offset by an $11.4 million decrease in expenses incurred by Reel.com. The decrease in Reel.com expenses was primarily due to operating Reel.com for six months in 2000 compared to the entire year in 1999. The increases in store wages, occupancy costs, and other store operating expenses were primarily due to the increase in the number of superstores operated by us. We operated 1,818 superstores at December 31, 2000 compared with 1,615 superstores at the end of 1999. Advertising expense was higher due to an increase in national television campaigns as compared to prior years.

Restructuring for Closure of Internet Business

On June 12, 2000, we announced that we would close down the e-commerce business of Reel.com. Although we had developed a leading web-site over the seven quarters after Reel.com was purchased in October of 1998, Reel.com's business model of rapid customer acquisition led to large operating losses and required significant cash funding. Due to market conditions, we were unable to obtain outside financing for Reel.com, and could not justify continued funding from our superstore cash flow. On June 13, 2000, we terminated the employment of approximately 200 of Reel.com's 240 employees, and paid $1.9 million in involuntary termination benefits. The remaining employees have since been terminated or integrated into Hollywood Entertainment.

As a result of the discontinuation of Reel.com's e-commerce operations, we recorded a total charge of $69.3 million in the second quarter of 2000, of which $48.5 million was classified as a restructuring charge on the consolidated statement of operations and $20.8 million was included in cost of product sales. The charge was reduced by $1.6 million to $46.9 million in the fourth quarter of 2000, and also reduced by $3.3 million to $43.6 million in the fourth quarter of 2001, because we were able to negotiate termination of certain obligations and lease commitments more favorably than originally anticipated.

The restructuring charge line item included $1.9 million of severance and benefits paid on June 13, 2000, $19.3 million of asset impairment charges, and $22.4 million (net of reductions) of accrued liabilities. The asset impairment charges included $14.9 million to write off the remaining goodwill associated with the acquisition of Reel.com, and $4.4 million to write down equipment, leasehold improvements, prepaid expenses and accounts receivable to their net realizable values. Amounts accrued included $17.3 (net of reductions) million for contractual obligations, lease commitments and anticipated legal claims against the Company (a significant portion of which we expect to reverse in the second quarter of 2002 in connection with the settlement of the 3PF legal claim described in "Legal Proceedings") and $5.1 (net of reductions) million for legal, financial, and other professional services incurred as a direct result of the closure of Reel.com. As of December 31, 2001, we had paid $7.4 million of the accrued amounts.

Restructuring charge for store closures

In December 2000, we approved a restructuring plan involving the closure and disposition of 43 stores that were not operating to our expectations (the "Restructuring Plan"). In the fourth quarter of 2000, we recorded charges aggregating $16.9 million, including an $8.0 million write down of property and equipment, a $1.5 million write down of goodwill and an accrual for store closing costs of $7.4 million. The established reserve for store closing costs is for lease termination fees and other store closure costs. We have liquidated, and plan to continue liquidating, related store inventories through store closing sales; any remaining product will be used in other stores.

Revenue during the years ended December 31, 2000 and 1999 for the stores included in the Restructuring Plan was approximately $15.5 million and $13.4 million, respectively. Operating income or loss (defined as income or loss before interest expense and income taxes) during the years ended December 31, 2000 and 1999 for the stores included in the Restructuring Plan were approximately $1.8 million loss and $0.5 million loss, respectively. For the twelve months ended December 31, 2001 these stores recorded a combined operating loss of $2.5 million that is included in the Consolidated Statement of Operations for that period.

As of December 31, 2001, we had closed 12 of the 43 scheduled stores that we included in the Restructuring Plan. We incurred $329,867 in expenses during the twelve months ended December 31, 2001 related to the closures and received $450,000 to exit one of the leases.

In December of 2001, we amended the Restructuring Plan and removed 16 stores from the closure list. We anticipate closing the remaining 15 stores in 2002. In accordance with the amended plan, and updated estimates of closing costs, we reversed $3.8 million of the original $16.9 million charge, leaving a $3.7 million accrual balance at December 31, 2001 for store closing costs.

General and Administrative

Total general and administrative expenses of $96.4 million in 2001 decreased $13.8 million from $110.2 million in 2000. Total general and administrative expenses as a percentage of total revenue decreased to 7.0% in 2001 compared to 8.5% in 2000. Included in general and administrative expenses in 2000 were employee loans written off or fully reserved for as doubtful for $17.3 million; reserves established for pending litigation for $10.5 million and Reel.com general and administrative expenses of $5.1 million. Included in general and administrative expenses in 2001 were $4.8 million of non-cash compensation expense related to a stock grant to our Chief Executive Officer as part of a three-year employment agreement. Also included was $4.1 million of non-cash stock compensation associated with other grants under our stock option plans. Excluding the adjustments noted above, general and administrative expenses increased as a percentage of revenue to 6.3% in 2001 compared to 6.0% in the prior year. We made the decision to invest in certain elements of the business, such as the store field supervision structure, the loss prevention function and human resources. We believe these investments will have a direct impact on the business by improving the level of execution.

Total general administrative expenses of $110.2 million increased $24.3 million from $85.9 million in 1999. Total general and administrative expenses as a percentage of total revenue increased to 8.5% in 2000 compared to 7.8% in 1999. Included in general and administrative expenses in 1999 is a special charge of $25.4 million for legal and settlement charges associated with the settlement of two lawsuits. Excluding these charges, general and administrative expenses increased by $49.7 million in 2000, primarily due to employee loans written off or fully reserved for as doubtful, other payroll and related costs, and establishing reserves for pending litigation, offset by a $2.1 million decrease in overhead costs associated with Reel.com. The decrease in Reel.com expenses was primarily due to operating Reel.com for only six months in 2000 compared to the entire year in 1999.

Amortization of Intangibles

Amortization of intangibles decreased by $54.9 million in 2001 compared to 2000. The decrease was primarily due to an impairment charge of $30.0 million taken in the fourth quarter of 2000 related to acquired store goodwill as discussed in Note 8 to the Consolidated Financial Statements and the closure in June of 2000 of Reel.com, which had $22.7 million of amortization expense in the prior year. See Note 11 to our audited Consolidated Financial Statements for a discussion of the discontinuation of Reel.com's e-commerce operations and the resulting charges.

Amortization of intangibles increased by $3.0 million in 2000 compared to 1999, primarily due to an impairment charge of $30 million related to goodwill on several acquired stores as discussed in Note 8 to our audited Consolidated Financial Statements, as partially offset by a decrease in amortization of goodwill associated with the Reel.com acquisition.

Non-operating income (Expense), Net

Interest expense, net of interest income, decreased in 2001 compared to 2000, primarily due to decreased levels of revolving credit borrowings and lower interest rates. Interest expense, net of interest income, increased in 2000 compared to 1999, due to increased revolving credit borrowings and higher interest rates and the issuance in June 1999 of an additional $50 million of 10.625% senior subordinated notes.

Income Taxes

Our effective tax rate was a benefit of 59.0% in 2001 compared to a provision of 6.3% in 2000 and a provision of 3.9% in 1999 which varies from the federal statutory rate as a result of non-deductible executive compensation, net non-deductible option grant compensation, non-deductible goodwill amortization associated with the Reel.com acquisition, state income taxes and deferred tax valuation allowances. Valuation allowances reduce deferred income tax balances to the approximate amount of recoverable income taxes based on assessments of taxable income within the carryback or carryforward periods for each year.

Change In Effect Of A Change In Accounting Principle

In April 1998, SOP 98-5, "Reporting on the Cost of Start-up Activities" was finalized, which requires that cost incurred for start-up activities, such as store openings, be expensed as incurred. We adopted SOP 98-5 effective January 1, 1999. The cumulative effect of the change in accounting principle was to increase net loss by $1.4 million, net of tax benefit.

LIQUIDITY AND CAPITAL RESOURCES

Overview

During 2000, we experienced a number of significant events with respect to our liquidity and capital situation. We began the year growing at the average rate of one store per day, as well as funding significant cash losses at Reel.com. In order to meet the funding needs to continue at this growth rate, our then-existing $300.0 million revolving credit facility needed to be expanded or refinanced. During early 2000, we attempted to refinance this facility. In March 2000, we received an underwritten commitment from a group of banks for a new $375.0 million credit facility. However, syndication of this new facility failed in May 2000 primarily due to market conditions (including lenders' concerns with losses at Reel.com and the business of Internet companies generally) and the significant capital needed to fund our aggressive growth. Without the availability of new funding, we were faced with a requirement to begin reducing the maximum borrowing capacity under the $300.0 million revolving credit facility, starting with a $37.5 million reduction on December 5, 2000 and quarterly reductions of $37.5 million in each quarter thereafter, and to make such payments as would be necessary to cause the borrowings outstanding under the facility to be less than or equal to the reduced borrowing capacity. In order to meet this obligation, we needed to make significant changes to our growth plans.

As part of these changes, in June of 2000, we closed the e-commerce business at Reel.com, thereby stopping its cash losses. Furthermore, we made the decision to curtail our new store growth and not sign new leases for the remainder of the year. We believe that by discontinuing Reel.com's e-commerce operations (which were losing money at an annual run rate of approximately $60.0 million in early 2000), and by largely curtailing our new store growth (in which we were investing at an annual run rate of approximately $140.0 million in early 2000), we have substantially reduced our ongoing uses of cash from that of early 2000 and before.

Because it was doubtful that we would be able to meet the scheduled 2001 revolving credit facility amortization of $150.0 million, we began negotiating a restructured amortization schedule with our lenders. On March 6, 2001, we made a $6.0 million amortization payment and our lenders agreed to defer $31.5 million of the $37.5 million total due on that date until May 5, 2001. During the deferral period we and our lenders worked toward a permanent change in the amortization schedule to better match bank debt pay-down with our business plan. On May 5, 2001, we made a $1.0 million amortization payment and our lenders agreed to defer $30.5 until June 5, 2001. On June 5, 2001, we amended our revolving credit facility and, in connection therewith, paid to the lenders fees of approximately $3.8 million. The amendment extended the maturity of the facility from September 5, 2002 to December 23, 2003, and created a new amortization payment schedule.

We generate substantial operating cash flow from the rental and sales of videocassettes, DVDs and games. The amount of cash generated from operations in the nine months ended September 30, 2002 funded the majority of our debt service requirements and maintenance capital expenditures with sufficient cash left over to make strategic investments in DVD catalog product and open 103 new Game Crazy departments in existing store locations. At September 30, 2002, we had $19.6 million of cash and cash equivalents on hand.

On December 7, 2001, we filed with the Securities and Exchange Commission a shelf registration statement covering up to $426.5 million of securities, consisting of $126.5 million of equity securities and $300.0 million of debt securities. The registration statement became effective on February 14, 2002.

On March 11, 2002, we completed a public offering of 8,050,000 shares of our common stock under our shelf registration statement, resulting in proceeds of $120.8 million before fees and expenses, of which $114 million was applied to the repayment of borrowings under our prior revolving credit facility. The shelf registration statement, as amended May 20, 2002, allows the issuance of up to an aggregate of $305.8 million of debt and equity securities.

On March 18, 2002, we obtained new senior bank credit facilities from a syndicate of lenders led by UBS Warburg LLC and applied a portion of initial borrowings thereunder to repay all remaining borrowings under our prior revolving credit facility, which was then terminated. The new bank credit facilities consisted of a $150.0 million senior secured term facility maturing in 2004 and a $25.0 million senior secured revolving credit facility maturing in 2004. The maturity of the new facilities will automatically be extended to 2006 if our existing $250 million 10.625% senior subordinated notes due in 2004 are refinanced prior to February 2004 with a maturity date beyond 2006.

We believe that cash flow from operations, increased flexibility under our new credit facilities, cash on hand and trade credit will provide adequate liquidity and capital resources to execute our business plan for the next twelve months. With respect to our longer term cash requirements and desire for increased financial and operating flexibility, taking into account the maturity of our existing credit facilities and if our subordinated notes due in 2004 remain outstanding, we would likely need to effect additional capital and/or financing transactions. We continue to analyze our strategic plan and capital structure and to consider additional financing transactions, including possible issuances of debt and equity securities, as sources of incremental liquidity. Although we believe that we will be able to timely effect additional capital and/or financing transactions on acceptable terms, any failure to do so could impair our ability to execute our business plan and/or satisfy our other cash requirements over the longer term.

We intend to use the net proceeds of this offering and from a new senior bank facility to redeem our existing 10 5/8% senior subordinated notes due 2004 and to refinance our existing $175.0 million senior credit facility. This offering, however, is not conditioned upon obtaining a new bank credit facility, and we cannot assure you whether, when or the terms upon which a new credit facility will be obtained. See "Use of proceeds" and "Capitalization" for additional information. As a result of the early retirement of our existing senior subordinated notes and $175 million senior credit facility, we anticipate recording a charge of approximately $13.5 million. The timing of this charge will depend upon the closing date of each transaction.

Cash Provided by Operating Activities

Net cash provided by operating activities increased by $49.6 million or 29.2% in the nine months ended September 30, 2002 compared to the nine months ended September 30, 2001. The increase was primarily due to improved operating performance in our existing store base.

Net cash flow provided by operating activities increased by $25 million in 2001 compared to 2000. Excluding the effects of changes in accounts payable, our net cash flow from operations would have increased by $137 million or 81% in 2001. The increase was due to the discontinuation of e-commerce operations at Reel.com and improved operating performance in our existing store base.

The increase was partially offset by net pay-downs of accounts payable in 2001 of $33 million compared to a net increase in accounts payable in 2000 of $79 million.

Cash Used in Investing Activities

Net cash used in investing activities increased by $90.0 million, or 67.5%, to $223.4 million in the nine months ended September 30, 2002 from $133.4 million in the nine months ended September 30, 2001. The increase was the result of the shift in product mix from VHS to DVD, resulting in a shift in product acquisition from revenue sharing to sell-through pricing, investments in DVD catalog product, and investments in new stores and Game Crazy departments.

Net cash used in investing activities decreased by $39 million, or 15%, from $256 million in 2000 to $217 million in 2001. The decrease is primarily due to fewer new store openings in 2001. We opened 208 new stores in 2000 and only six stores in 2001.

Following is a table summarizing our cash used in investing activities for the last three years (in thousands):

	Year Ended December 31,
	1999	2000	2001

Rental Inventory:
New release replenishment(1)	$137,794	$173,787	$252,749
New store and other investments	93,696	75,636	24,401
Book value of transfers to merchandise inventory and loss	(45,613)	(72,670)	(74,360)

Purchases of rental inventory, net	$185,877	$176,753	$202,790

Purchase of property and equipment, net	112,258	77,639	8,802
Investment in businesses acquired	17,434	—	—
Increase in intangibles and other assets	4,769	1,430	5,357

Total cash used in investing	$320,338	$255,822	$216,949

(1)
New release replenishment includes the cost of purchases of new release video tapes, DVDs and games for existing stores and the estimated interim residual value of video tapes and DVDs acquired under revenue sharing arrangements. It does not include net revenue sharing expense of $191.3 million, $221.8 million and $165.7 million for the years ended December 31, 2001, 2000 and 1999, respectively.

Cash Used in Financing Activities

Net cash used in financing activities decreased $5.5 million to $15.3 million in the nine months ended September 30, 2002, compared to $20.8 million in the corresponding period of the prior year. In the first quarter of 2002, we sold 8,050,000 shares of our common stock resulting in proceeds of $120.8 million before underwriting fees and expenses. We also obtained new senior bank credit facilities consisting of a $150.0 million senior secured term facility and a $25.0 million senior secured revolving credit facility. Net proceeds from the sale of common stock and initial borrowings under the senior secured term facility were used to repay all amounts outstanding under our prior revolving credit facility. As a result of the strength of our cash flow in 2002, during the second quarter, we elected to prepay our remaining 2002 amortization payments and on November 14, 2002, also elected to prepay the scheduled amortization payments for the first and second quarters of 2003. As a result we have no mandatory amortization requirements for our term loan until September 30, 2003. At September 30, 2002 the balance owed under our new senior secured term facility was $125 million and we had $25.0 million of borrowings available under our new revolving credit facility.

In 2001 our cash flow from financing activities was a net use of $21 million compared to $3 million of net cash provided by financing activities in 2000. The slowing of store growth coupled with an increase in cash provided by operations allowed us to operate with internally generated cash flow instead of outside financing. Over the course of 2001, we repaid $17 million of principal on capital leases and reduced amounts outstanding under our prior credit facility by $5 million. At December 31, 2001 the balance outstanding under our prior revolving credit facility was at $240 million, or $1.5 million under the maximum availability of $241.5 million. As of September 30, 2002, we had $25.0 million available under our new senior secured revolving credit facility.

Other Financial Measurements: Working Capital

At September 30, 2002, we had cash and cash equivalents of $19.6 million and a working capital deficit of $129.6 million. The working capital deficit is primarily the result of the accounting treatment of rental inventory. Rental inventories are accounted for as non-current assets under GAAP because they are not assets which are reasonably expected to be completely realized in cash or sold in the normal business cycle. Although the rental of this inventory generates a substantial portion of our revenue, the classification of these assets as non-current excludes them from the computation of working capital. The acquisition cost of rental inventories, however, is reported as a current liability until paid and, accordingly, included in the computation of working capital. Consequently, we believe working capital is not as significant a measure of financial condition for companies in the video retail industry as it is for companies in other industries. Because of the accounting treatment of rental inventory as a non-current asset, we will, more likely than not, operate with a working capital deficit. We believe the current existence of a working capital deficit does not affect our ability to operate our business and meet obligations as they come due.

Other Financial Measurements: EBITDA and Free Cash Flow

We believe other financial measurements, such as EBITDA and Free Cash Flow, as defined below, are additional measurements that are useful in understanding our operating results, including our ability to meet our growth plans and debt service requirements. These measurements should not be viewed as a measure of financial performance under GAAP or as substitute for GAAP measurements, such as net income or cash flow from operations. Our calculation of these measurements is not necessarily comparable to those reported by other companies due to the lack of uniform definitions.

EBITDA represents income from operations before special charges and certain accrual reversals plus depreciation and amortization (excluding amortization of rental product) plus/minus non-cash expense/income. Effective with our third quarter 2002 financial results and related Quarterly Report on Form 10-Q, we adopted the methodology of our most significant competitor to calculate EBITDA. While the methodologies used in calculating this EBITDA and our previously reported Adjusted EBITDA differ, we believe that any differences in the methodologies are immaterial in the long term. EBITDA for the year 2001 under our new method would have been $204.6 million compared to Adjusted EBITDA under the old method of $194.7 million. While each methodology has benefits, we believe the methodology employed by our most significant competitor, and now us, more accurately takes into account any timing effects of new release titles that may positively or negatively impact

EBITDA for any specific quarter and thus provides a more accurate view of our cash earnings power on a quarter to quarter basis. Following is a table calculating EBITDA (in thousands):

		Nine Months Ended September 30,
	Year Ended December 31, 2001
		2001	2002

Income from operations	$119,277	$69,183	$134,737
Depreciation and amortization(1)	66,940	50,449	44,987
Non-cash expenses(2)	25,371	24,148	2,713
Special charges(3)	(7,034)	—	(16,943)

EBITDA	$204,554	$143,780	$165,494

(1)
Represents depreciation and amortization of property and equipment, and amortization of intangibles. It does not include amortization of rental product.

(2)
Represents stock compensation and incremental rental amortization charges associated with changes in estimated rental inventory lives and residual values that were adopted on a prospective basis on October 1, 2000.

(3)
For the year ended December 31, 2001, special charges represent the reversal of accruals for planned store closures and restructuring charges associated with the discontinuation of Reel.com operations. For the nine months ended September 30, 2002, special charges represent a $12.4 million reversal of accruals for restructuring charges associated with the discontinuation of Reel.com operations and $4.5 million of income resulting from variable plan accounting for certain compensatory stock options.

Free Cash Flow represents EBITDA, less cash paid for interest and taxes, maintenance capital expenditures and discretionary investment capital expenditures. Discretionary Free Cash Flow represents Free Cash Flow before discretionary investments in capital expenditures that are not required to maintain existing stores (e.g. investment in new store openings and new product platform rollouts). We believe Discretionary Free Cash Flow and Free Cash Flow are useful measurements in determining our ability to meet our growth plans, satisfy working capital demands and meet our debt service requirements. Following is a table calculating Discretionary Free Cash Flow and Free Cash Flow (in thousands):

		Nine Months Ended September 30,
	Year Ended December 31, 2001
		2001	2002

EBITDA	$204,554	$143,780	$165,494
Less: cash interest paid	(54,661)	(47,341)	(39,065)
Cash taxes paid	(769)	(795)	(1,334)
Less: maintenance capital expenditures(1)	(6,441)	(3,930)	(8,359)

Discretionary Free Cash Flow	142,683	91,714	116,736
Less: discretionary investment expenditures(2)	(26,762)	(17,459)	(49,893)

Free Cash Flow	$115,921	$74,255	$66,843

(1)
Maintenance capital expenditures represents expenditures that we believe are necessary to maintain the existing store operations, including equipment, fixtures, leasehold improvements, remodeling projects, and implementing and upgrading office and store technology. We anticipate that maintenance capital expenditures will be approximately $10 million in 2002.

(2)
Discretionary investment expenditures in the nine months ended September 30, 2002 were for an expansion of our DVD non-new release catalog selections in certain stores and investments in our expansion strategies for Game Crazy departments and new video stores. In the nine months ended September 30, 2001, discretionary investment expenditures were primarily related an expansion of our DVD non-new release catalog selections. We anticipate that discretionary investment expenditures will be approximately $75.8 million in 2002, which includes approximately 200 new Game Crazy departments and 40 new video stores and our DVD non-new release catalog expansion.

As a result of the strength of our cash flow in 2002, during the second quarter, we elected to prepay our remaining 2002 amortization payments and on November 14, 2002, also elected to prepay the scheduled amortization payments for the first and second quarters of 2003. As a result we have no mandatory amortization requirements for our term loan until September 30, 2003.

CRITICAL ACCOUNTING POLICIES

The preparation of financial statements and related disclosures in conformity with generally accepted accounting principles (GAAP) requires us to make judgments, assumptions and estimates that affect the amounts reported in the Consolidated Financial Statements and accompanying notes. Note 1 to our audited Consolidated Financial Statements describes the significant accounting policies and methods used in the preparation of the Consolidated Financial Statements. Our judgments, assumptions and estimates affect, among other things, the amounts of: receivables; rental and merchandise inventories; property and equipment, net; goodwill, net; deferred income tax assets; other liabilities; revenue; cost of revenue; and operating costs and expenses. We base our judgments, assumptions and estimates on historical experience and on various other factors that we believe to be reasonable under the circumstances. Actual results could differ significantly from amounts based on our judgments, assumption and estimates. The following critical accounting policies involve significant judgments, assumptions and estimates, which affect amounts recorded in our audited Consolidated Financial Statements.

Revenue Recognition

We recognize revenue upon the rental and sale of our products. Rental revenue for extended rental periods (when the customer chooses to keep the product beyond the original rental period) is recognized when the extended rental period begins. Revenue recorded for extended rental periods is net of estimated amounts that we do not anticipate collecting based upon historical collection experience. We continuously monitor actual collections. Estimates are revised when we believe it is appropriate in light of actual collection rates and other relevant circumstances. Historically, actual collections have approximated the related net revenue recorded. However, if actual collections in the future are less than the related net revenue recorded, our results of operations would be adversely affected.

Amortization of Rental Inventory

Rental inventory, which includes VHS videocassettes, DVDs and video games, is stated at cost and amortized over its estimated useful life to an estimated residual value. Our estimates of useful lives and residual values affect the amounts of amortization recorded, which in turn affects the carrying value of our rental inventory and cost of rental (and, upon the transfer of previously viewed items from rental inventory to merchandise inventory, the carrying value of our merchandise inventory and cost of product). Due to the numerous variables associated with the judgments and assumptions we make in estimating useful lives and residual values of these items, and the effects of changes in circumstances affecting these estimates (including the effects of competing products and technologies and actual selling prices obtainable for previously viewed product), both the precision and reliability of the resulting estimates are subject to substantial uncertainties and, as additional information becomes known, we may change our estimates significantly. For example, in the fourth quarter of 2000, a number of observations led us to change our estimates of rental inventory lives and residual values, which resulted in a $164.3 million increase to amortization expense in that quarter (see Note 5 to our audited Consolidated Financial Statements).

Impairment of Long-Lived Assets and Goodwill

We review long-lived assets and goodwill for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. We periodically review and monitor our internal management reports for indicators of impairment. We consider a trend of unsatisfactory operating results that are not in line with management's expectations to be a primary indicator of potential impairment. When an indicator of impairment is noted, assets are evaluated for impairment at the lowest level for which there are identifiable cash flows (e.g., at the store level). We deem a store to be impaired if a forecast of undiscounted future operating cash flows directly related to the store, including estimated disposal value, if any, is less than the asset carrying amount. If a store is determined to be impaired, the loss is measured as the amount by which the carrying amount on our balance sheet of the store exceeds its fair value. Fair value is estimated using a discounted future cash flow valuation technique similar to that used by management in making a new investment decision. Considerable management judgment and assumptions are necessary to estimate discounted future cash flows. Due to the numerous variables associated with our judgments and assumptions relating to the valuation of our assets in these circumstances, and the effects of changes in circumstances affecting these valuations, both the precision and reliability of the resulting estimates of the related impairment charges are subject to substantial uncertainties and, as additional information becomes known, our estimates may change significantly.

Income Taxes

We calculate income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes," which requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in our financial statements and tax returns. Valuation allowances are established when necessary to reduce deferred tax assets, including temporary timing differences and net operating loss carryforwards, to the amount expected to be realized in the future. In the fourth quarter of 2000, in light of significant doubt that existed regarding our future income and therefore our ability to use our net operating loss carryforwards, we recorded a $211.2 million valuation allowance on our $211.2 million net deferred tax asset. In 2001, as a result of our operating performance for the year, as well as anticipated future operating performance, we determined that it was more likely than not that certain future tax benefits would be realized. As such, we reversed $63.4 million of this valuation allowance, which resulted in a $63.4 million increase in net income and a corresponding decrease in our shareholders' deficit. The valuation allowance of $111.1 million as of September 30, 2002 represents an allowance for the uncertainty as to the future realization of deferred tax assets based upon our revised expectations. While changes in the valuation allowance have no effect on the amount of income tax we pay or on our cash flows, the effects on our reported income and shareholders' equity may be viewed by some investors and potential lenders as significant. Due to the numerous variables associated with our judgments, assumptions and estimates relating to the valuation of our deferred tax assets, and the effects of changes in circumstances affecting these valuations, both the precision and reliability of the resulting estimates are subject to substantial uncertainties and, as additional information becomes known, we may change our estimates significantly.

Legal Contingencies

Our estimates of our loss contingencies for legal proceedings are based on various judgments and assumptions regarding the potential resolution or disposition of the underlying claims and associated costs. Due to the numerous variables associated with these judgments and assumptions, both the precision and reliability of the resulting estimates of the related loss contingencies are subject to substantial uncertainties. We regularly monitor our estimated exposure to these contingencies and, as additional information becomes known, may change our estimates significantly.

RECENTLY ISSUED ACCOUNTING STANDARDS

See Note 1 to our audited Consolidated Financial Statements for a discussion of recently issued accounting standards and the impact they may have on the financial condition or results of operations.

In July 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) Nos. 141 and 142, "Business Combinations" and "Goodwill and Other Intangible Assets," respectively. SFAS 141 supersedes Accounting Principles Board (APB) Opinion No. 16 and eliminates pooling-of-interests accounting. It also provides guidance on purchase accounting related to the recognition of intangible assets and accounting for negative goodwill. SFAS 142 changes the accounting for goodwill from an amortization method to an impairment only approach. Under SFAS 142, goodwill and non-amortizing intangible assets shall be adjusted whenever events or circumstances occur indicating that goodwill has been impaired. We have completed our impairment testing of the valuation of our goodwill and determined that there is no impairment. SFAS 141 and 142 are effective for all business combinations completed after June 30, 2001. Upon adoption of SFAS 142, amortization of goodwill recorded for business combinations consummated prior to July 1, 2001 ceased, and intangible assets acquired prior to July 1, 2001 that did not meet criteria for recognition under SFAS 141 were reclassified to goodwill. We adopted SFAS 142 on January 1, 2002, the beginning of fiscal 2002. Application of the non-amortization provisions of SFAS 142 to our goodwill, which had previously been amortized over 20 years, and to our trade-name right, which had previously been amortized over 15 years, resulted in an increase in net income of $3.8 million, net of tax, for the nine months ended September 30, 2002.

The components of intangible assets are as follows (in thousands):

	December 31, 2001	Additions	September 30, 2002

Goodwill	$64,934	$—	$64,934
Trade-name rights	4,612	462	5,074

	$69,546	$462	$70,008

The following table summarizes the pro forma impact of excluding amortization of intangible assets for the nine months ended September 30, 2001 (in thousands, except per share amounts):

Nine Months Ended September 30, 2001

Net income reported	$25,685
Add back: Amortization of intangible assets, net of tax	3,701

Pro forma net income	$29,386

Basic net income per share:
As reported	$0.52
Pro forma net income per share	$0.60
Diluted net income per share:
As reported	$0.50
Pro forma net income per share	$0.57

On October 3, 2001, the FASB issued SFAS 144, "Accounting for the Impairment or Disposal of Long-lived Assets." SFAS 144 supersedes SFAS 121 "Accounting for the Impairment of Long-lived

Assets and for Long-lived Assets to be Disposed of." SFAS 144 applies to long-lived assets to be held and used, or to be disposed of, except for goodwill and non-amortizing intangible assets to be held and used, as well as goodwill associated with a reporting unit. SFAS 144 supersedes accounting and reporting provisions of the Accounting Principles Board (APB) Opinion No. 30, "Reporting the Results of Operations, Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions." SFAS 144 develops one accounting model for long-lived assets that are to be disposed of by sale. SFAS 144 requires that long-lived assets that are to be disposed of by sale be measured at the lower of book value or fair value less cost to sell. Additionally, SFAS 144 expands the scope of discontinued operations to include all components of an entity with operations and cash flows that (1) can be distinguished from the rest of the entity and (2) will be eliminated from the ongoing operations of the entity in a disposal transaction. SFAS 144 is effective for us for all financial statements issued beginning January 1, 2002. Currently, we do not anticipate disposing of any long-lived assets in 2002, other than certain assets intended to be disposed of pursuant to our 2001 amended store closure plan. Therefore, the adoption of SFAS 144 is not expected to have a material impact on our results of operations, financial position or liquidity.

In May 2002, the FASB issued SFAS 145, "Rescission of FAS Nos. 4, 44 and 64, Amendment of FAS 13, and Technical Corrections." Among other things, SFAS 145 rescinds various pronouncements regarding the treatment of early extinguishment of debt as extraordinary unless the provisions of APB Opinion No. 30, "Reporting the Results of Operations—Reporting the Effect of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions" are met. SFAS 145 provisions regarding early extinguishment of debt are generally effective for fiscal years beginning after May 15, 2002. We will adopt SFAS 145 on January 1, 2003. Upon adoption, we expect certain changes to our presentation of extraordinary charges related to the extinguishment of debt as reported in prior periods. The pronouncement primarily deals with the presentation of these events, and as such, we do not believe the adoption will have a material impact on our results of operation, financial position or liquidity.

In July 2002, the FASB issued SFAS 146, "Accounting for Costs Associated with Exit or Disposal." SFAS 146 supersedes EITF 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (Including Certain Costs Incurred in a Restructuring)." This statement applies to costs that are associated with exit activities that are not covered by SFAS 144, "Accounting for the Impairment of Disposal of Long-Lived Assets," or entities that are newly acquired in a business combination. The costs that are covered are one-time termination benefits paid to employees who were involuntarily terminated, costs to terminate contracts that are not capital leases and costs to consolidate facilities and relocate employees. We will adopt SFAS 146 on January 1, 2003. Although we have not yet completed an analysis, we do not believe the adoption will have a material impact on its results of operations, financial position or liquidity.

GENERAL ECONOMIC TRENDS, QUARTERLY RESULTS AND SEASONALITY

We anticipate that our business will be affected by general economic and other consumer trends. Future operating results may be affected by various factors, including (i) variations in the number and timing of new store openings, (ii) the performance of new or acquired stores, (iii) the quality and number of new release titles available for rental and sale, (iv) additional and existing competition, (v) marketing programs, (vi) the level of demand for movie and video game rentals and purchases, (vii) the effects of changing and/or new technology and intense competition, (viii) the prices for which we are able to rent or sell our products, (ix) the costs and availability to us of newly-released movies and video games, (x) changes in other significant operating costs and expenses, (xi) the effects of our substantial indebtedness and the limitations imposed by restrictive covenants contained in our debt instruments, (xii) our ability to manage store expansions and growth, and (xiii) acts of God or public authorities, war, civil unrest, fire, floods, earthquakes, acts of terrorism, the weather and other matters beyond our control.

The video retail industry generally experiences relative revenue declines in April and May, due in part to the change in Daylight Savings Time and due to improved weather, and in September and October, due in part to the start of school and the introduction of new television programs. We believe these seasonality trends will continue.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

Market risk represents the risk of loss that may impact our financial position, operating results, or cash flows due to adverse changes in financial and commodity market prices and rates. We have entered into certain market-risk-sensitive financial instruments for other than trading purposes, principally short-term and long-term debt. Historically, and as of September 30, 2002, we have not held derivative instruments or engaged in hedging activities. However, we may in the future enter into such instruments for the purpose of addressing market risks, including market risks associated with variable-rate indebtedness.

The interest payable on our bank credit facilities is based on variable interest rates (LIBOR or the prime bank rate at our option) and, therefore, affected by changes in market interest rates. Hypothetically, if variable base rates were to increase 1% in 2002 as compared to the rates at September 30, 2002, our interest rate expense would increase by approximately $1.3 million based on our outstanding balance on the facility as of September 30, 2002.

Business

GENERAL

We are the second largest specialty retailer of rentable home videocassettes, DVDs and video games in the United States. We opened our first video superstore in October 1988 and completed our initial public offering in July 1993. As of September 30, 2002, we operated 1,804 Hollywood Video superstores in 47 states and the District of Columbia, and estimate our share of the domestic videocassette and DVD rental market to be approximately 11%. Of our 1,804 superstores, at September 30, 2002, 169 have been remerchandised to include an in-store game department, Game Crazy, that allows game enthusiasts to buy, sell and trade used and new video game hardware, software and accessories. A Game Crazy department is an area of the existing video store that occupies approximately 700 to 900 square feet, carries from 1,400 to 2,000 video game titles and is designed to satisfy the preferences or our growing customer base.

Our total revenue and EBITDA were $1.445 billion and $226.3 million, for the twelve months ended September 30, 2002 and $1.380 billion and $204.6 million, respectively, for the year ended December 31, 2001. For the nine months ended September 30, 2002 our total revenue and EBITDA were $1.078 billion and $165.5 million, respectively, versus total revenue and EBITDA of $1.012 billion and $143.8 million, respectively, for the nine months ended September 30, 2001. Revenue from rental products, including VHS, DVD and video games, represented approximately 90% of our revenue for the twelve months ended September 30, 2002. The remainder of our revenue is generated from the sale of new VHS and DVD movies, video game products through our Game Crazy departments and concessions.

Our goal is to continue to build a strong national brand and an effective superstore format that distinguishes us from our competitors. Our branding strategy is designed to cause consumers to identify us with the entertainment industry, while our superstore format is designed to encourage multiple rentals per visit and repeat visits. Our superstores are typically strategically situated in high-traffic, high-visibility and convenient locations. More than 300 million customers visit our superstores every year, while an average of more than 50 million vehicles pass by the distinctive Hollywood Video signage every day. In each superstore, we focus on providing a superior selection of movies and video games in an inviting atmosphere that encourages browsing. We believe that movie rentals in general, and our pricing structure and rental terms in particular, provide consumers convenient entertainment and excellent value.

INDUSTRY OVERVIEW

Home Video Industry

According to Adams Media Research ("AMR"), the total domestic video retail industry (consisting of both rentals and sales) grew from $11.7 billion in revenue in 1990 to $20.5 billion in 2001, and is expected to grow to approximately $31.0 billion by 2010. According to AMR, the domestic videocassette and DVD rental industry hit an all-time high of $10.3 billion in revenue for 2001, while sales of movie videos were approximately $10.3 billion. The following factors, among others, continue to make video rental a preferred medium of entertainment for millions of customers:

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the continued improvement in home entertainment technology (e.g. DVD, surround sound, HDTV) which encourages consumers to spend more time watching movies at home;

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the opportunity to entertain one or more people at home for a reasonable price;

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the opportunity to browse among a very broad selection of movies at a retail location; and

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the ability to control the viewing experience, such as the ability to start, stop, pause, fast-forward and rewind.

According to AMR, at the end of 2001 VCR penetration stood at approximately 90.2% of the 106.0 million domestic television households, while DVD player penetration was 23.4%. AMR predicts that DVD player penetration will surpass 50% of domestic television households by 2004, which we believe will lead to significant increases in both DVD rentals and product sales. The growth rate of DVD player sales in their first four years of existence has outpaced comparable initial sales growth rates for CD players and VCRs by multiples of 3 to 1 and 7 to 1, respectively.

Highly Fragmented Industry

The home video rental industry is highly fragmented but has experienced consolidation in recent years as video store chains have gained significant market share from independent store operators. The three largest video rental store chains, including us, had an approximately 50% market share of all domestic consumer video rentals in 2001 (including estimated revenues associated with franchise stores), with the remainder of the market share largely represented by small independent store operators. We believe that there are several competitive advantages to being a large home video chain, particularly in this highly fragmented industry. These advantages include the enhanced ability to benefit from strong studio relationships, access to more copies of individual movie titles through direct revenue sharing arrangements, sophisticated information systems, greater access to prime real estate locations, greater access to managerial resources, greater marketing efficiencies, greater access to capital and competitive pricing made possible by size and operating efficiencies.

Movie Studio Dependence on Video Retail Industry

According to AMR, the home video industry is the single largest source of revenue to movie studios and represented approximately $10.6 billion, or 55%, of the $19.4 billion of estimated domestic studio revenue in 2001. Of the many movies produced by major studios and released in the United States each year, relatively few are profitable for the studios based on box office revenues alone. According to the Motion Picture Association of America, in 2000, the average movie generated approximately $30 million in worldwide theater revenue for studios. Over the past few years, the average total cost to make and market a movie has increased significantly to over $82 million. Therefore, the average movie loses approximately $50 million at the box office and relies on other sources of revenue—most importantly home video—to become profitable. Due to the unique browsing characteristics of the retail environment, our superstore's average customer rents approximately 2.0 movies per transaction—frequently one hit and one non-hit movie. Because of this, we acquire almost all movies produced by the studios regardless of whether or not they were successful at the box office, including movies released direct-to-video, thus providing movie studios with a reliable source of revenue for almost all of their movies. In fiscal year 2001, of the 657 new release movie titles that we acquired for rental, 599, or 91%, represented low-grossing box office releases (less than $40.0 million in revenue) or direct-to-video releases. These low-grossing box office and direct-to-video titles accounted for approximately 52% of our rental revenue in 2001. Without home video, the movie studios would generate substantially less revenue from these low grossing and direct-to-video movies.

Exclusive Rental Window

As a result of the importance of the video retail industry to the movie studios' revenue base, the home video rental and sell-through markets enjoy a period of time in which they have the exclusive rights to distribute a movie. This period of exclusivity has been in place since the mid 1980s. The period typically begins after a film finishes its domestic theatrical run (usually five months after its debut) or upon its release to video, in the case of direct-to-video releases, and lasts for 30 to 60 days thereafter. This period of exclusivity is intended to maximize revenue to the movie studio prior to a movie being released to other distribution channels, including pay-per-view, video-on-demand and television, and provides what we believe is a significant competitive advantage.

Trends in Video Rental and Sales

Studios have historically sold videocassettes to video retailers under two pricing structures, "rental" and "sell-through." Rental titles are initially sold at relatively high prices (typically $60 to $65 wholesale) and promoted primarily for rental, and then later re-released for sale to consumers at a lower price (typically $10 to $15 wholesale). Certain high-grossing box office films, generally with box office revenue in excess of $100 million, are targeted at the rental and sell-through markets for both video rental stores and traditional mass merchants. These titles are released on videocassette at a relatively low initial price (approximately $12 to $17 wholesale) and are both promoted as a rental title by video stores and sold directly to consumers through a broad array of retailers including video stores. Studios elect to release a title either as rental or sell-through based on which would optimize their income from the title. Due to the high up-front costs, it was difficult for retailers to buy enough copies under rental pricing to satisfy customer demand in the first few weeks of a title's release.

In 1998, the major studios and several large video retailers, including us, began entering into revenue sharing arrangements for VHS videocassettes as an alternative to the historical rental pricing structures, which required video retailers to purchase titles for either rental or sale. These arrangements have produced significant benefits for us, including: (i) substantially increasing the number of newly released videos in our superstores while decreasing the in-store copy depth problems that have plagued the video rental industry for years; (ii) contributing to an increase in revenues resulting from a rise in the total number of videocassettes rented; and (iii) aligning the studios' economic interests more closely with ours because they share a portion of the rental revenue.

With the introduction of DVD as a new technology for the home video industry, in November 1998, we introduced DVDs in all of our superstores, resulting in the most successful introduction of a new format in our history. DVDs are our fastest growing new category due to increased interest in older movie titles as a result of the substantial improvement in picture and sound quality over VHS and the rapid adoption and rollout of DVD hardware to domestic households as a result of its affordable price.

Currently, we acquire the majority of all DVDs from studios at relatively low prices for rental inventory. Due to the success of DVDs as a rental format and the number of new titles being released on DVD, including the re-release of older movies, we and the movie studios have begun to recognize the benefit of revenue sharing arrangements for DVDs. We currently source approximately 30% of our DVDs through revenue sharing arrangements. Under these arrangements, we pay a significantly reduced price per DVD and share with the studios an agreed upon percentage of its rental revenue for a limited period of time, usually 26 weeks. We believe that, with or without revenue sharing, we will be able to continue strong growth in DVD.

HOME VIDEO GAME INDUSTRY

Expanding Video Game Hardware Market

According to International Data Corporation ("IDC"), the video game industry was an approximately $9.3 billion market in the United States for 2001, with video game hardware accounting for $4.8 billion. In 2000 and 2001, Nintendo's GameCube, Sony's PlayStation 2 and Microsoft's Xbox, three new-generation hardware technology products, were introduced. These new platforms have substantially increased the installed base of video game hardware units and have driven significant growth in the video game software segment. As with previous new platforms, consumers have increased both their purchase of games and rental frequency.

While the timing of the launch of next generation 256-bit technology has yet to be determined, we believe that new platforms could be launched by the hardware manufacturers as early as 2006. Based on our prior experiences and our understanding of the dynamics of the game market today, we believe that any impact we will experience should be less than the industry as a whole. For the first nine months of 2002, more than 40% of Game Crazy's revenues were from the sale of used products, which historically have performed very well during all stages of a platform's lifecycle. Pre-owned games is becoming one of the fastest growing categories in the video game industry. Furthermore, because new platforms are anticipated to incorporate backward compatibility, which allows for software produced for existing game platforms to be played on future hardware, the impact could be considerably less. Historically, new platform launches have typically benefited the video game industry, causing the industry to grow beyond the peak reached with the prior platforms. We also believe industry growth will continue as the picture and production qualities of games moves toward the quality of movies.

Increased Video Game Software Selection

As software sales are driven by the size of the hardware installed base, the video game software industry is projected by IDC to grow by over 43% from $4.5 billion in 2001 to $6.5 billion in 2002. The overall number of titles available for game platforms is significantly higher than ever before and in fact, between July and December in 2002, there were estimated to be 548 titles released. Currently there is the largest number of video game titles available to consumers in the history of the video game industry, which is driving consumers to become more economical by renting video games or buying previously played titles. This proliferation of game titles is also causing growth in the "trade-in" market, where consumers can exchange their games for new games or other used games. Based on our experience, the greater the number of available titles in the market, the more consumers will be inclined to rent and/or trade games. Game rental product revenue has increased 18% in the nine months ended September 30, 2002, compared to the corresponding period of the prior year. We offer video game rentals in all of our stores, and, as of September 30, 2002, the Company offered its Game Crazy concept in 169 of our 1,804 stores.

Widening Demographic Trends

Because of advancing technologies, enhanced functionality and the aging of the gamer population, the video game market has steadily broadened its demographic appeal over the past two decades. These changing demographics are not limited to age, as approximately 43% of players are now female. According to Interactive Digital Software Association, 57% of gamers are over 18 years old, with 36% between the ages of 18 and 35. These broadening demographic trends will benefit concepts like Game Crazy and traditional video game rental retailers, which generate traffic of all types of video game players—avid, casual and value-oriented.

Viable and Growing Used Games Market

Pre-owned games is becoming one of the fastest growing categories in the video game industry. As the installed base of video game hardware platforms has increased, with new platforms introduced, a growing used video game market has evolved, extending the life of older platforms for the video game user who has access to additional software titles through the used market. According to NPD Funworld, the installed base of older, "legacy" video game hardware in the US totaled roughly

110 million units in 2001. These transactions provide video game retailers with a highly profitable inventory of used video game products. Margins on these used video game products are significantly higher than those for new products. The recent introduction of three platforms and released software should, in anticipation of a new hardware launch in the future, create a significant supply and demand of used product thus attracting the "core game" customers. The high price points of new games also increases the perceived value of old game software, facilitating the trading in of old games previously purchased and buying additional ones at discounted prices. Additionally, the used video game market should increase as consumers look to increasingly maximize and realize the value for their used products when purchasing new hardware and software.

BUSINESS STRATEGY

We are committed to enhancing our position as the nation's second largest specialty retailer of rentable home videocassettes, DVDs and home video games by focusing on the following strategies:

Provide Broad Selection and Superior Service

We are committed to providing superior service and satisfying customers' movie and video game demands by carrying a broad array of movies and video games. Our superstores typically carry more than 8,000 movie titles on more than 18,000 videocassettes and DVDs, together with a large assortment of video games. In part through our revenue sharing arrangements with studios, we have increased the availability of most new movie releases and typically acquire 100 to 200 copies of "hit" movies for each superstore. This breadth and depth of movie titles, together with our emphasis on superior customer service, results in a higher average level of rentals per store visit, creates greater customer satisfaction and encourages repeat visits. We have continued to expand our availability of game titles for rental and sale in order to satisfy consumer demand and to position us to capitalize on the fast-growing new and used video game market.

Provide Excellent Entertainment Value

We offer an inexpensive form of entertainment for the family and allow consumers the opportunity to rent new movie releases, catalog movie titles and video games for five days in most of our superstores. New movie release titles in the VHS format typically rent for $3.79 and older catalog movies for $1.99. DVDs typically rent for $3.79 and video games typically rent for $4.99 or $5.99, with games for the newer system platforms renting for the higher amount. We also offer a large selection of used movies and games at attractive prices. Our combination of game rental sections and Game Crazy departments provides consumers with a compelling economic alternative to buying new video games at price points as high as $49.99.

Capitalize On DVDs

Since its launch, DVD has established itself as a proven rental format. During the third quarter of 2002, DVDs represented approximately 40% of our movie rental revenue, compared to approximately 10% in the fourth quarter of 2000. Furthermore, DVD penetration is expected to significantly rise between 2002 and 2004; AMR predicts that DVD player penetration will surpass 50% of domestic television households by 2004. Management expects the percentage mix of DVD rentals will increase with the expected growth in DVD player penetration. To date, we have experienced a significant increase in the rental frequency of consumers who have shifted to DVD technology from VHS, due primarily to the higher quality of DVD and a desire to see movies previously seen on VHS.

Capitalize On Video Game Platform Rollouts

We are taking advantage of the significant growth in the home video game industry caused by the successful launches of the Sony PlayStation 2, Nintendo GameCube and the Microsoft Xbox, by having games available to consumers to rent and own. With a significant amount of money spent marketing these platforms by their manufacturers, together with a record number of new release titles, video game rental product revenues have increased 18% in the nine months ended September 30, 2002, compared to the corresponding period of the prior year. Furthermore, currently there is the largest number of video game titles available to consumers in the history of the video game industry, which we believe is driving consumers to become more economical by renting video games. In addition, as the number of game titles has proliferated and the availability of software for older platforms has decreased, the used video game market has grown significantly. A large part of our game strategy targets the rental tendencies of game enthusiasts who prefer to rent games prior to purchasing them due to the recent, rapid increase in the number of available titles. We have been renting games to its customers since its first store was opened in 1988. A recent survey conducted by the Sega of America consumer research department illustrated the strong inclination of game enthusiasts to rent titles before committing to their purchase, as three out of every five gamers rented video games at least once a month with the average video game enthusiast renting nine different titles in the past six months.

Continue Rollout of Remerchandising Initiative and Remodel Program

In addition to our traditional video game rental business, we have developed Game Crazy, a department within our existing stores that enables video game enthusiasts to buy, sell and trade new and used video games. We have achieved excellent results in our 66 Game Crazy departments that have been in operation since 1999. Game Crazy experienced comparable department sales of 35% for the fourth quarter of 2001 and 48% for the nine months ended September 30, 2002. For the twelve months ended September 30, 2002, our 66 original Game Crazy departments, generated over $498,000 in annual incremental store revenue and $66,000 in EBITDA. In its first twelve months a Game Crazy department we expect to generate $400,000 in incremental store revenue and $58,000 in EBITDA. Based on these expected results, the average remerchandised store increases its revenues by approximately 50% and individual store level EBITDA by 33%. We have successfully transitioned the product offering from earlier hardware platforms to the current generation of gaming consoles. Our experience has been that a significant portion of our video game rental revenue and used game product sales is generated by old console platforms such as Nintendo 64, thereby validating the long-term viability and customer desire for older game systems and software at value prices. As new game platforms age, we believe Game Crazy's business mix will favor higher margin used game product sales at value prices. For the first nine months of 2002, more than 40% of Game Crazy's revenues were from the sale of used software, hardware and accessories.

The addition of a Game Crazy department is very similar to our prior remerchandising efforts, with minimal store disruption. In addition, we have determined that during a Game Crazy remerchandising effort we can remodel an existing store simultaneously, without substantially interfering with the base video store, leaving us with a fully remodeled and remerchandised store. The cost to remerchandise a store, including the addition of a Game Crazy department, is approximately $150,000, with approximately $40,000 of the budget going towards the remerchandising of the existing product categories. We anticipate adding approximately 100 Game Crazy departments during the fourth quarter of 2002 and 300 in 2003. We have identified more than 1,000 Hollywood Video superstores that can accommodate this remerchandising initiative. We expect to roll out this remerchandising initiative on a market-by-market basis. As a result, we will be able to manage operational efficiencies and focus on filling in markets.

Generate Comparable Store Sales Increases

We have generated comparable store sales increases in 27 of the last 28 quarters. We have been leading our major competitors in the industry in comparable store sales over the last six quarters, including an 11% increase in both the third and fourth quarters of 2001 and a 7% increase for each of the first, second and third quarters of 2002. We believe that we are well positioned to generate same store sales increases in the future due to expected continued increases in DVD rental revenue, the remerchandising program, game rental and sales revenue from the recent rollout of the latest video game platforms, the significant revenue enhancement opportunity related to superstores opened less than three years and continued improvement in execution of operations and marketing by management.

Pursue Organic Store Growth

To maintain and enhance our 11% market share and number two position in the video rental industry, we will prudently pursue organic store growth while remaining focused on maintaining our strong financial results. Nearly 95% of the approximately 1,500 video superstores that we have opened since 1996 have been new stores rather than the acquisition of existing stores. We believe that control over site selection, discipline in the real estate process and consistency of store format and design have allowed us to enjoy strong returns on invested capital. Our organic store growth strategy is to selectively add Hollywood superstores in existing markets where we believe the market will successfully absorb additional Hollywood superstores. We anticipate growing our store base by approximately 10% per year. In 2003, we plan to open up to 200 additional superstores. We also believe that this organic growth will continue at the expense of the independent video retailers because of the scale advantages we enjoy versus other independent store operators. The superstores that we plan to add in the future may include Game Crazy departments, depending on factors such as geographic location and site selection. We expect that, of the up to 200 stores planned for opening in 2003, approximately half will include Game Crazy departments.

STORES AND STORE OPERATIONS

Video Store Openings

We opened our first video superstore in October 1988 and grew to 25 superstores in Oregon and Washington by the end of 1993. In 1994, we significantly accelerated our store expansion program, adding 88 superstores and expanding into California, Texas, Nevada, New Mexico, Virginia and Utah. In 1995, we added 192 superstores and entered major new markets in the midwest, southwest, east and southeast regions of the United States. Following is a table showing superstore growth from 1994:

	Year Ended December 31,
									Nine Months Ended September 30, 2002
	1994	1995	1996	1997	1998	1999	2000	2001

Beginning	25	113	305	551	907	1,260	1,615	1,818	1,801
Opened	33	122	250	356	312	319	208	6	8
Acquired	55	70	—	—	41	43	—	—	—
Closed	—	—	(4)	—	—	(7)	(5)	(23)	(5)

Ending	113	305	551	907	1,260	1,615	1,818	1,801	1,804

Unlike many video retailers who have grown through acquisitions, we have focused primarily on organic growth. Of the approximately 1,500 video superstores that we have opened since 1996, nearly 95% of these superstores have been new stores opened by us. All sites were chosen through a rigorous site selection process. We believe that control over site selection and discipline in the real estate process have been among our key competitive advantages. We have achieved significant geographic diversification in our store base, which helps insulate us from potentially detrimental economic, competitive or weather-related effects in isolated areas of the country. This diversification helps us deliver more predictable and stable revenue.

Site Selection

We believe that the selection of locations for our superstores is critical to the success of our operations. Prior to 2000, we assembled a new store development team with broad and significant experience in retail tenant development. The majority of the new store development personnel were located in the geographic area for which they were responsible, but all final site approval takes place at the corporate office, where new sites are approved by a committee of senior management personnel. Final approval of all new sites is the responsibility of the Chairman of the Real Estate Committee of the Board of Directors. Important criteria for the location of a superstore include density of local residential population, traffic count on roads immediately adjacent to the store location, visibility and accessibility of the store and availability of ample parking. Management generally seeks what it considers the most desirable locations, typically locating superstores in high-visibility, stand-alone structures or in prominent locations in multi-tenant shopping developments. All of our superstores are located in leased premises; we do not own any real estate. During 2000, we downsized our store development team as part of a strategy to curtail store growth. We have scaled our real estate and store development team to meet our contemplated store growth needs in the future.

More recently, in preparation for our limited new store openings and Game Crazy rollout, we reassembled the majority of our real estate team, including the reinstatement of the previous Senior Vice President of Store Development, in order to ensure a successful site selection process. We plan to remerchandise these stores market by market so that we can leverage our brand name, marketing and existing infrastructure.

PRODUCTS

Rental of Products

Revenue from rental products, including rental and sale of previously viewed VHS, DVD and video games, represented approximately 90% of our revenue for the twelve months ended September 30, 2002. The remainder of our revenue is generated from the sale of new VHS and DVD movies and video game products and concessions. We are experiencing increases in our rental business as a result of the shift from VHS to DVD. In addition, while the sales of new VHS videocassettes has decreased, sales of previously viewed movies in both the VHS and DVD format has increased significantly due to the increased copy-depth resulting from revenue sharing arrangements and the typical sell-through pricing structure for DVD. Moreover, due to DVD's significant advantages in audio and video quality over VHS, we have experienced significant growth in the sale of previously viewed DVDs. Our ability to sell previously viewed movies at lower prices than new movies provides a competitive advantage over mass-market retailers. We expect the market for previously viewed DVDs to experience strong growth as DVD penetration increases and consumers begin to build their own DVD catalogs. Furthermore, previously viewed DVDs do not suffer from the quality degradation that VHS tapes do, making them an attractive option for consumers looking to build their personal movie libraries.

Our ability to sell previously viewed movies at lower prices than new movies provides a competitive advantage over mass market retailers. Our superstores typically carry more than 8,000 movie titles, consisting of a combination of new releases and an extensive selection of older "catalog" movies, on more than 18,000 videocassettes and DVDs. Excluding new releases, movie titles are classified into categories, such as "Action," "Comedy," "Drama" and "Children," and are displayed alphabetically within those categories. We do not rent or sell adult movies. In addition to video rentals, we rent video games licensed by Microsoft, Nintendo, Sega and Sony. We have significantly expanded our titles to support Sony's PlayStation 2, Microsoft's Xbox and Nintendo's Game Cube. Each superstore offers approximately 580 video game titles.

Sales of Products

The sales of new VHS and DVD movies, video games and concessions (e.g., popcorn, sodas and magazine) represent approximately 10% of our total revenue for the twelve months ended September 30, 2002. We have increased our new DVD inventory for sale during 2002 to take advantage of the increased penetration of DVD players. As a result of the recent video game platform launches and our recent rollout of Game Crazy departments in our stores, we experienced an increase in both new and used video game sales revenue and expect this to continue as consumers continue to buy new games as well as utilize the Game Crazy buy, sell and trade concept.

REVENUE SHARING

In the fourth quarter of 1998, we began entering into revenue sharing arrangements directly with the majority of all of the studios with respect to videos. In most cases, these arrangements are currently entered into on a short-term, title-by-title basis and provide for a rental revenue sharing period of 26 weeks. In some cases (currently two), these arrangements are entered into on a longer-term basis and are generally applicable to all titles satisfying specified criteria that are released by the applicable studio during the term of the arrangement. Under all of these arrangements, in exchange for acquiring agreed-upon quantities of tapes at reduced or no up-front cost, we share agreed-upon portions of the revenues that we derive from the tapes with the applicable studio.

We believe that we are one of the few retailers who have revenue sharing arrangements with all the major studios, including Buena Vista, Columbia Tri-Star, DreamWorks, MGM, Paramount, Twentieth Century Fox, Universal Studios, and Warner. These revenue sharing arrangements provide the following significant benefits:

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They provide the opportunity to substantially increase the quantity and selection of newly released video titles in stock;

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They contribute to an increase in revenues resulting from a rise in the total number of transactions and the number of titles rented per transaction; and

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They align the studios' economic interest more closely with ours.

In addition, revenue sharing has increased the revenues received on an annual basis by the studios through increased rental activity of new releases as well as greater distribution on non-hit movies that might not otherwise have been purchased. Consequently, it has been our experience that the studios with which we enter into revenue sharing arrangements on a tape-by-tape basis want to do so with respect to all of the titles that they release at rental prices.

As a result, we currently acquire the majority of our VHS titles from studios under revenue sharing arrangements. Currently, we acquire the majority of our DVDs for rental inventory from studios at attractive sell-through prices (typically $17-18). This pricing methodology by the movie studios has enabled us to offer depth and selection to satisfy high consumer demand for DVD rentals. In addition, as consumers increasingly prefer the DVD medium, we have experienced significant growth in the sale of previously viewed DVDs. As a result of the acceptance of DVD by consumers and the success of

VHS revenue sharing for both the video retailers and the movie studios, we and the movie studios believe that there may be a benefit to DVD revenue sharing in the future. We source approximately 30% of our DVDs through revenue sharing arrangements. We plan to continue revenue sharing DVDs; because of the low wholesale pricing of DVDs, however, the benefits of revenue sharing over purchasing DVDs are not as great as with VHS revenue sharing. We believe that, with or without revenue sharing, we will be able to continue strong growth in our DVD product offering.

PRICING

Our rental terms and pricing structure provide consumers convenient entertainment and excellent value. We currently offer a 5-day rental program on all products in the majority of our stores. We increased our prices in the majority of our stores in the fourth quarter of 1998 from $1.49 to $1.99 for catalog titles and from $2.99 to $3.49 for new releases. In the fourth quarter of 1999, we increased our pricing on new releases from $3.49 to $3.79 in the majority of our stores. Since we began offering DVDs for rental, DVDs have typically been priced at $3.79 for five days. Video games rent for five days, typically for $4.99 and $5.99, with games for the newer system platforms renting for the higher amount. We did not raise prices in 2000, 2001 or in 2002. We are currently testing higher price points; however, we do not anticipate price increases in the near term. Customers who fail to return the tapes, DVDs and games within the applicable rental period are deemed to have commenced a new rental period of equal length at the same price.

ADVERTISING AND MARKETING

Our primary goal in advertising is to increase transactions in our superstores, either from new members or existing members. Historically, we had successfully employed a direct mail advertising campaign that efficiently targeted customers in markets where superstores were located. In 2000, however, we experimented with a mass media advertising campaign focused on corporate branding primarily through television and radio. The campaign was not successful and as a result we have returned to a more cost-effective direct mail strategy, as successfully employed in the past. In addition, we also continue to use cooperative movie advertising funds made available by studios and suppliers to promote certain videos. We will continue to test the effectiveness of mass media campaigns in select markets, but anticipate that our primary marketing vehicle will continue to be direct mailings. We believe that our current marketing strategy is the most productive and cost effective manner to increase customer visits. We currently have a customer transaction database containing information on approximately 34.0 million household member accounts, enabling us to engage in targeted marketing based on historical usage patterns.

INVENTORY AND INFORMATION MANAGEMENT

Inventory Management

We maintain detailed information on inventory utilization. Our information systems provide information that enables us to track rental and sell-through activity by individual videocassette, DVD and video game to determine appropriate buying, distribution and disposition of inventory, including the sale of previously-viewed product. Our inventory of videocassettes, DVDs and video games for rental is prepared according to uniform standards. Each new videocassette, DVD and video game is removed from its original carton and placed in a rental case with a magnetic security device and bar coding is affixed to each videocassette, DVD and video game.

We also utilize an independent inventory management system for our Game Crazy departments. Game Crazy's point-of-sale system, POS, provides us with sufficient detail to carry a strong breadth of titles but also maintain a solid in-stock position. The information generated from POS systems allows us to automatically replenish each store at least two times a week. The inventory systems also permit us to match up supply with demand title by title, adjust ordering, transfer inventories from one store location to another and actively manage new and used title pricing.

Information Management

We use a scalable client-server systems and maintain two distinct system areas: a point-of-sale system and a corporate information system. We maintain information, updated daily, regarding revenue, current and historical rental and sales activity, demographics of store membership, individual customer history, and videocassette, DVD and video game rental patterns. This system allows for the comparison of current performance against historical performance and the current year's budget, manage inventory, make purchasing decisions on new releases and manage labor costs. This system has the ability to continue to improve customer service, operational efficiency, and management's ability to monitor critical performance factors.

COMPETITION

The video retail industry is highly competitive. We compete with local, regional and national video retail stores, including Blockbuster, and with supermarkets, pharmacies, convenience stores, bookstores, mass merchants, mail order operations and other retailers, as well as with non-commercial sources such as libraries.

We believe that the principal competitive factors in the video retail industry are price, title selection, rental period, the number of copies of popular titles available, superstore location and visibility, customer service and employee friendliness and convenience of store access and parking. Substantially all of our superstores compete with stores operated by Blockbuster, most in very close proximity.

We also compete with cable, satellite, and pay-per-view television systems, in which subscribers pay a fee to see a movie selected by the subscriber (near video-on-demand). As digital cable and digital satellite services have continued to increase penetration, consumers have been given more choices in their viewing of pay-per-view movies or near video-on-demand. Today, digital cable and satellite have approximately 50 channels dedicated to pay-per-view, allowing for companies to transmit a significantly greater number of movies to homes at more frequently scheduled intervals throughout the day. Contrary to previous forecasts however, during the same period that digital cable and digital satellite have grown rapidly, home video has also grown significantly. While consumers have the ability to start a movie at varying times they are still unable to enjoy many of the advantages of video rental (i.e., pause, fast forward, rewind, etc.) and lack the convenience of the broad assortment of titles available at the local video store. Pay-per-view movies are only available after the video retailer's exclusive window has expired.

In addition, due to the movie studios' dependence on the video retail industry for revenues from non-hit movies, the studios are likely to protect video retailers from other competition. We believe substantial technological developments will be necessary to allow pay-per-view television to match the viewing convenience and selection available through video rental, and substantial capital expenditures will be necessary to implement these systems. In contrast, according to AMR, approximately 90.2% of all U.S. television households own a VCR and the number of DVD households will surpass 50% by the end of 2004. In addition, video stores represented approximately 55% of the studios' domestic revenue, while pay-per-view represented only 2%. We do not believe that pay-per-view or V.O.D. pose a serious competitive threat for the foreseeable future.

Furthermore, we also compete with Internet-based video rental subscription services, including Netflix. We believe, however, that there are significant differences between video retail stores, such as Hollywood Video stores, and online subscription services. We do not believe that Internet-based rental subscription services pose a serious competitive threat for the foreseeable future.

The video game industry is highly fragmented, with no major player holding more than a 20% share of the market, leaving a significant opportunity for our Game Crazy departments to rapidly gain market share. Video game software and hardware is typically sold through retail channels, including specialty retailers, mass merchants, like Wal-Mart and Target, toy retail chains, consumer electronic retailers, computer stores, regional chains, wholesale clubs, via the Internet and through mail order. In addition, the used market is offered in specialty retail chains that feature an educated game staff such as GameStop and Electronics Boutique. We believe our superstores will differentiate themselves from our competitors' as being the only significant retailer to feature both rentals and sales of new and used video games staffed by video game enthusiasts. Furthermore, we believe our Game Crazy departments have lower risk as Game Crazy leverages our existing store base and existing traffic.

EMPLOYEES

As of September 30, 2002, we had approximately 22,700 employees, of which 21,800 were in the retail stores and zone offices and the remainder in our corporate, administrative and warehousing operations.

Superstore managers report to district managers who supervise the operations of the stores. The district managers report to regional managers, who report directly to the Vice President of Operations for each zone office. The corporate support staff periodically has meetings with zone personnel, regional managers, district managers and superstore managers to review operations. None of our employees are covered by collective bargaining agreements and employee relations are considered to be excellent.

Despite the fact that Game Crazy is only a department within our superstores, we have created a solid management infrastructure including district managers, who report to the regional managers, and store level operators. We have made a concerted effort to hire sales associates who are game enthusiasts through our established recruiting and training process. This is particularly important in the video game industry, which requires product knowledge on a large and ever-changing number of titles. We have attracted a staff of dedicated gamers for our Game Crazy departments who provide attentive customer service and possess knowledge of the industry.

SERVICE MARKS

We own United States federal registrations for the service marks "Hollywood Video", "Hollywood Entertainment", "Hollywood Video Superstores" and "Game Crazy". We consider our service marks important to our continued success.

SUPERSTORE LOCATIONS

At September 30, 2002, our Hollywood Video stores and Game Crazy departments by location were as follows:

State	Stores	Game Crazy Departments	State	Stores	Game Crazy Departments

Alabama	13		Nebraska	14
Alaska			Nevada	27	9
Arizona	57	20	New Hampshire	1
Arkansas	9		New Jersey	31
California	309	43	New Mexico	10
Colorado	30	11	New York	72
Connecticut	14		North Carolina	28
Delaware	1		North Dakota	3
Florida	73		Ohio	81
Georgia	37		Oklahoma	21
Hawaii			Oregon	65	14
Idaho	12		Pennsylvania	74
Illinois	91	18	Rhode Island	7
Indiana	38		South Carolina	13
Iowa	10		South Dakota	3
Kansas	14		Tennessee	35
Kentucky	17		Texas	172	30
Louisiana	15		Utah	33
Maine	2		Vermont
Maryland	29		Virginia	39
Massachusetts	39		Washington	87	24
Michigan	61		Washington, D.C.	2
Minnesota	32		West Virginia	1
Mississippi	9		Wisconsin	38
Missouri	33		Wyoming	1
Montana	1
			Total Number of Stores	1,804	169

We lease all of our stores, corporate offices, distribution centers and zone offices under non-cancelable operating leases. All of our stores have an initial operating lease term of five to 15 years and most have options to renew for between five and 15 additional years. Most of the store leases are "triple net," requiring us to pay all taxes, insurance and common area maintenance expenses associated with the properties.

Our corporate headquarters are located at 9275 Southwest Peyton Lane, Wilsonville, Oregon, and consist of approximately 123,000 square feet of leased space. The lease expires in November 2008. We have two warehouse facilities. The first is located at 25600 Southwest Parkway Center Drive, Wilsonville, Oregon and consists of approximately 175,000 square feet of leased space. The second is located at 501 Mason Road, LaVergne, Tennessee, and consists of approximately 98,000 square feet of leased space. These facilities are leased pursuant to agreements that expire in November 2005 and June 2010, respectively.

LEGAL PROCEEDINGS

During 1999, the Company was named as a defendant in three complaints which have been coordinated into a single action entitled California Exemption Cases, Case No. CV779511, in the Superior Court of the State of California in and for the County of Santa Clara. The plaintiffs were seeking to certify a class made up of certain exempt employees, who they claim are owed overtime payments for work performed in certain stores in California. The parties have since entered into a settlement agreement, which was given preliminary approval by the court on August 5, 2002. The class consists of only those individuals employed by Hollywood Entertainment within the State of California as salaried store managers in Hollywood Video stores during the period from January 25, 1995 to March 31, 2002, and only those employed by Hollywood Entertainment within the State of California as salaried assistant managers in Hollywood Video stores during the period from January 25, 1995 to December 31, 1999, who do not opt-out of the settlement. The Company believes, based upon the agreement, it has provided adequate reserves in connection with the settlement agreement.

The Company has been named to various claims, disputes, legal actions and other proceedings involving contracts, employment and various other matters, including suits related to amounts charged to customers in connection with extended rental periods. The Company believes it has provided adequate reserves for these various contingencies and that the outcome of these matters should not have a material adverse effect on the Company's consolidated results of operation, financial condition or liquidity.

Management

EXECUTIVE OFFICERS AND DIRECTORS

The following table sets forth certain information concerning our executive officers and directors as of September 30, 2002:

Name	Age	Position

Mark J. Wattles(1)	42	Chairman of the Board, Chief Executive Officer, President and Director
James N. Cutler, Jr.(2)(3)(4)(5)	50	Director
Donald J. Ekman(1)	50	Executive Vice President of Legal Affairs, Secretary and Director
S. Douglas Glendenning(2)(3)(4)(5)	45	Director
William P. Zebe(1)(2)(3)(5)	44	Director
F. Bruce Giesbrecht	42	Executive Vice President of Business Development
James A. Marcum	43	Executive Vice President and Chief Financial Officer
Roger J. Osborne	50	Executive Vice President of Operations
Scott R. Schultze	47	Executive Vice President and Chief Operating Officer

(1)
Member of the Real Estate Committee.

(2)
Member of the Audit Committee.

(3)
Member of the Compensation Committee.

(4)
Member of the Stock Option Committee.

(5)
Member of the Nominating Committee.

Mark J. Wattles founded Hollywood in June 1988 and has served as a director, Chairman of the Board, and Chief Executive Officer since that time. From June 1988 through September 1998, Mr. Wattles also served as President of Hollywood. From August 1998 through June 2000, Mr. Wattles left his full time position at Hollywood and served as CEO of Reel.com. In August 2000, Mr. Wattles returned full time to Hollywood and in January 2001 was re-appointed President of Hollywood by the Board. Mr. Wattles has been an owner and operator in the video rental industry since 1985. He is a member of the National Advisory Council to the Marriott School of Business at Brigham Young University.

James N. Cutler, Jr. became a director of Hollywood in October 2000. Mr. Cutler has been President and Chief Executive Officer of The Cutler Corporation, a private holding company for various private businesses, since 1980. Mr. Cutler also serves as an officer or director of a number of private corporations including Rol-Away Truck Mfg. Co. and R & K Industrial Products. Mr. Cutler previously served as a director of Hollywood from July 1993 until May 1999, at which time he did not stand for reelection.

Donald J. Ekman became a director of Hollywood in July 1993 and has been the Executive Vice President of Legal Affairs since August 2000. Before the appointment to his current position, Mr. Ekman served as the General Counsel of Hollywood beginning in March 1994 and as a Vice President from 1994 until he became a Senior Vice President in May 1996. Before joining Hollywood, Mr. Ekman was in the private practice of law.

S. Douglas Glendenning became a director of Hollywood in December 2000. Mr. Glendenning is the owner of SDG Investments, a private holding company with investments in restaurants, real estate,

lending and publicly traded securities. Mr. Glendenning served as a Director, Chief Operating Officer and President of Lone Star Steakhouse & Saloon Inc. from January 1991 until April 1996. From 1980 until 1991, Mr. Glendenning served in various capacities at Coulter Enterprises, Inc., a large Pizza Hut franchisee. The majority of his tenure there was as Senior Vice President of Operations.

William P. Zebe became a director of Hollywood in July 1998. Mr. Zebe is the President and principal shareholder of Bardo Equities LLC, a real estate development company. Previously, Mr. Zebe was employed by Hollywood. He joined Hollywood as National Vice President of Real Estate in May 1994 and subsequently served as Senior Vice President of Development from January 1996 until his departure in June 1998. Before he joined Hollywood, Mr. Zebe worked from June 1993 to April 1994 as the Real Estate Manager for the Western Zone for Blockbuster Video, Blockbuster Music and Blockbuster franchisee-owned Discovery Zone. From 1992 to May 1993 Mr. Zebe was a Real Estate Representative for Blockbuster.

F. Bruce Giesbrecht was named Senior Vice President of Product Management in January 1996, became Senior Vice President of Strategic Planning in January 1998, and Executive Vice President of Business Development in March 2000. He joined Hollywood in May 1993 as Vice President of Corporate Information Systems and Chief Information Officer. Mr. Giesbrecht was a founder of RamSoft, Inc., a software development company specializing in management systems for the video industry, and served as its President.

James A. Marcum was appointed Executive Vice President and Chief Financial Officer in May 2001. From October 2000 to January 2001, Mr. Marcum held the position of Executive Vice President and Chief Operating Officer of Lids Incorporated. From June 1995 until May 2000, Mr. Marcum worked for Stage Stores, Inc., most recently as Vice Chairman and Chief Financial Officer. From 1983 to 1995, he held numerous positions at Melville Corporation, a conglomerate of specialty retail chains, including Treasurer of the corporation, his last assignment being Chief Financial Officer of Marshall's Inc. Prior to 1983, Mr. Marcum was an auditor with Coopers and Lybrand. Mr. Marcum also serves as a director of The Bombay Company, Inc.

Roger J. Osborne was named Senior Vice President of Operations in January 1999 and became Executive Vice President of Operations in October 2000. Prior to being named Senior Vice President of Operations, he was the Executive Vice President of J. Baker, Corporation, a major apparel and footwear retailer, and President of its Work `N Gear Division since June 1997. Before joining J. Baker Corporation, Mr. Osborne was Senior Vice President and Zone Director for Mid-West and East coast markets for Hollywood from November 1996 until May of 1997. From 1993 until 1996, Mr. Osborne worked for J. Baker, Inc., serving as Senior Vice President and Director of its licensed shoe department business from January 1995 to November 1996. Mr. Osborne served in executive capacities with Bata Shoe Company from 1988 until 1993 and with the Payless Shoe Store division of May Company from 1975 until 1988.

Scott R. Schultze was named Chief Administrative Officer of Hollywood in July 2000 and became Chief Operating Officer in June 2001. From 1988 until Mr. Schultze joined Hollywood, he served as Executive Vice President and Chief Financial Officer for The Limited Stores, a division of the Limited Inc. From 1986 to 1988, Mr. Schultze held the position of Vice President/Controller for The May Company California and from 1977 to 1986, he held numerous positions at Meier and Frank, a division of May Company, his last assignment being Vice President of Finance.

Principal and management shareholders

The following table sets forth certain information regarding the beneficial ownership as of November 30, 2002 of common stock of Hollywood by (i) the Chief Executive Officer, (ii) each of the other five most highly compensated executive officers of Hollywood, (iii) each of the directors, (iv) each person known by Hollywood to own beneficially more than 5 percent of the outstanding shares of common stock, and (v) all of the executive officers and directors as a group. Percentage ownership is based on 59,999,022 shares of common stock outstanding as of November 30, 2002. The address for each of the named executive officers and directors is 9275 S.W. Peyton Lane, Wilsonville, Oregon 97070.

	Beneficial Ownership of Common Stock(1)
Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(2)	Percent of Common Stock

Mark J. Wattles	6,440,600	10.73%
F. Bruce Giesbrecht	100,000	*
James A. Marcum	33,334	*
Roger J. Osborne	100,000	*
Scott R. Schultze	166,667	*
James N. Cutler, Jr.	90,000	*
Donald J. Ekman	152,134	*
S. Douglas Glendenning(3)	150,000	*
William P. Zebe(4)	78,946	*
Par Investment Partners, L.P. c/o Par Capital Management, Inc. One Financial Center, Suite 1600 Boston, MA 02111(5)	5,718,200	9.53%
FMR Corp. 82 Devonshire Street Boston, MA 02109(6)	6,256,280	10.43%
All directors and executive officers as a group (9 persons)	7,212,681	12.02%

*
Less than 1%.

(1)
"Beneficial Owner" means generally any person who, directly or indirectly, has or shares voting power or investment power with respect to a security. All information with respect to the beneficial ownership of any stockholders has been furnished by such stockholder and Hollywood believes that, except as otherwise indicated, each stockholder has sole voting and investment power with respect to shares listed as beneficially owned by each stockholder. "Percent of Common Stock" amounts do not give effect to our concurrent offering of common stock.

(2)
Includes the following shares that may by acquired within 60 days after November 30, 2002 pursuant to the exercise of options: Mr. Wattles, 2,500,000 shares; Mr. Giesbrecht, 100,000 shares; Mr. Marcum 33,334 shares; Mr. Osborne, 100,000 shares; Mr. Schultze, 166,667 shares; Mr. Cutler, 90,000 shares; Mr. Ekman, 133,334 shares; Mr. Glendenning, 40,000 shares; Mr. Zebe, 40,000 shares; and all directors and executive officers as a group, 3,203,335 shares.

(3)
Includes 11,000 shares owned by trusts for his children.

(4)
Includes 1,493 shares held in the individual retirement account of his wife and 1,653 shares owned by trusts for his children.

(5)
Based on a Schedule 13G dated February 14, 2002, Par Investment Partners, L.P., Par Group, L.P. and Par Capital Management, Inc., ("Par") reported sole voting and disposition power with respect to all shares beneficially owned. According to published reports, Par disposed of 69,100 and 1,332,082 shares in the open trading market on January 8 and March 28, 2002, respectively.

(6)
Based on a Schedule 13G filed with the Commission on December 10, 2002, FMR Corp., Edward C. Johnson 3d and Abigail Johnson reported sole disposition power with respect to 6,256,280 shares, or 10.43%, of our outstanding common stock as of November 30, 2002. FMR Corp. also reported sole voting power with respect to 414,270 of these shares as of November 30, 2002. According to the Form 13G, the beneficial interests of Fidelity OTC Portfolio, a subsidiary of FMR Corp., amounted to 3,740,300 shares, or 6.23%, of our outstanding common stock.

Description of other indebtedness

General

At September 30, 2002, we had outstanding our $250 million 10.625% senior subordinated notes due 2004. We had no borrowings outstanding under our senior secured revolving credit facility and $125.0 million of borrowings outstanding under our senior secured term facility.

We will use the net proceeds from this offering to redeem a portion of our outstanding 10.625% senior subordinated notes due 2004. In connection with this offering, we are seeking to obtain new bank credit facilities from a syndicate of lenders led by UBS Warburg LLC. If we obtain these new bank facilities, we plan to refinance our existing credit facilities and redeem the remaining portion of our 10.625% senior subordinated notes due 2004 which are not being redeemed in connection with this offering. For more information regarding these transactions, see "Use of proceeds" and "Capitalization."

Our 10.625% senior subordinated notes, our existing credit facilities and the proposed bank credit facilities are briefly described below. A copy of the indenture governing the 10.625% senior subordinated notes due 2004 and a copy of the credit agreement governing the existing credit facilities are set forth as Exhibits 4.2 and 10.6, respectively, to our Annual Report on Form 10-K for the year ended December 31, 2001 and are incorporated herein by reference. We urge you to read them in their entirety because they, and not the following descriptions, define the rights and obligations thereunder. It is not assured that we will obtain the proposed bank credit facilities, in which case the existing bank credit facility and a portion of the 10.625% senior subordinated notes due 2004 will remain outstanding. See "Risk factors—The commitment for our new bank credit facility is subject to conditions beyond our control" in this prospectus supplement.

Existing Credit Facilities

Under the senior secured revolving credit facility we can borrow up to $25.0 million. Advances repaid under the senior secured revolving credit facility may be reborrowed. The senior secured revolving credit facility matures in June 2006 if our existing 10.625% senior subordinated notes are refinanced prior to February 2004 with a maturity date beyond 2006. Otherwise, this facility would mature on March 31, 2004.

The $150.0 million senior secured term facility matures in June 2006 if our existing 10.625% senior subordinated notes are refinanced prior to February 2004 with a maturity date beyond 2006. Otherwise, the facility would mature on March 31, 2004. Assuming that the maturity of the senior secured term facility is June 2006, there are $25.0 million of scheduled principal payments due in 2002 and $35.0 million of scheduled principal payments due in each of 2003, 2004 and 2005, with the balance being due in 2006. Any amounts prepaid under the senior secured term facility are not available for reborrowing.

Indebtedness under our existing credit facilities is and will be guaranteed by all of our existing and future direct and indirect domestic subsidiaries. Furthermore, indebtedness under our existing credit facilities is and will be secured by first priority perfected liens on substantially all of our existing and future assets, including the assets and capital stock of our existing and future subsidiaries.

The obligations of the lenders to extend loans to us under our senior secured revolving credit facility are subject to specified conditions precedent, including, among others:

•
the absence of any default or event of default under the Bank Credit Facilities; and

•
the accuracy of the representations and warranties made by us under the Bank Credit Facilities.

The amounts borrowed under our existing credit facilities bear interest at a rate per annum equal to a specified Eurodollar rate (which, for example, was equal to 1.81% on December 13, 2002) or a specified base rate (which, for example, was equal to 4.25% on December 13, 2002), plus the applicable margin, subject to adjustments in accordance with the terms of our existing credit facilities. The applicable margin for the senior secured revolving credit facility is initially 3.5% for Eurodollar rate loans and 2.5% for base rate loans, and will subsequently be determined in accordance with a performance pricing grid. The applicable margin for the senior secured term facility is 4.0% for Eurodollar rate loans and 3.0% for base rate loans.

The credit agreement governing our existing credit facilities contains customary representations, warranties and covenants, including financial covenants. The financial covenants include (1) a maximum debt to adjusted EBITDA test, (2) a minimum interest coverage test, and (3) a minimum fixed charge coverage test (determined in each case on the basis of the applicable definitions and other provisions set forth in such credit agreement). Currently, these financial covenants require us to maintain (1) a ratio of debt to adjusted EBITDA of 3.0 to 1.0 or less, (2) a ratio of adjusted EBITDA to interest expense of 3.0 to 1.0 or greater, and (3) a ratio of adjusted EBITDA to fixed charges of at least 1.0 to 1.0.

The credit agreement governing our existing credit facilities also contains a covenant that directly restricts our ability to open new stores in the future. The agreement limits new store openings (measured on a cumulative basis) to 50, 200, 225, 250 and 125 in years 2002, 2003, 2004, 2005 and the first six months of 2006, respectively; however, we have the ability to open new stores without restriction, to the extent the ratio of our secured debt to adjusted EBITDA is less than 0.5 to 1.0 (measured at the time an applicable store is committed to be opened).

The credit agreement governing our existing credit facilities also contains customary events of default, such as nonpayment of amounts due; violation of covenants and inaccuracy of representations and warranties; bankruptcy and other insolvency events; and a change in control of the company.

Proposed Credit Facilities

Under the proposed credit facilities, we will have a senior secured revolving credit facility under which we can borrow up to an aggregate principal amount of $50.0 million. An amount to be agreed upon of the revolving credit facility will be available to us as a letter of credit subfacility.

Our proposed credit facilities will also include a $200.0 million senior secured term facility. The proceeds of the term facility, along with the net proceeds of this offering, will be used to finance the redemption of our outstanding 10.625% senior subordinated notes due 2004, to refinance our existing $175.0 million senior credit facility, of which $107.5 million is expected to be outstanding at the closing of the bank refinancing, and to pay any fees and expenses in connection with these actions. At the time of the bank closing, the proposed revolving credit facility will be undrawn and will be used by us in the future for our working capital requirements.

The proposed credit facilities both mature in March 2008. Assuming we obtain the proposed credit facilities, there are quarterly scheduled principal payments due in each of 2003, 2004, 2005, 2006, and 2007, with the balance being due in 2008. Any amounts prepaid under the senior secured term facility are not available for reborrowing.

Indebtedness under our proposed credit facilities will be guaranteed by all of our existing and future direct and indirect domestic subsidiaries. Furthermore, indebtedness under our existing credit facilities will be secured by first priority perfected liens on substantially all of our existing and future assets, including the assets and capital stock of our existing and future subsidiaries.

The obligations of the lenders to extend loans to us under our proposed senior secured revolving credit facilities will be subject to customary conditions and will include customary covenants which will be substantially similar to those contained in our existing credit facilities.

The amounts borrowed under our proposed credit facilities will, at our option, bear interest based either on a base rate/prime rate or a LIBOR calculation.

The proposed credit facilities will also be subject to customary events of default, such as nonpayment of amounts due; violation of covenants and inaccuracy of representations and warranties; bankruptcy and other insolvency events; and a change in control of the company which will be substantially similar to those contained in our existing credit facilities.

10.625% Senior Subordinated Notes due 2004

Our $250 million aggregate principal amount of 10.625% senior subordinated notes due 2004 are general unsecured obligations, subordinated in right of payment to all of our existing and future senior indebtedness and equal in right of payment to all of our existing and future senior subordinated indebtedness and are guaranteed on a senior unsecured basis by each guarantor of the Notes. The indenture governing the 10.625% senior subordinated notes contains various covenants, including, without limitation, limitations on the incurrence of indebtedness, the granting of certain liens, the making of certain dividends and investments and the transfer and sale of certain assets. We anticipate repaying all or a portion of our outstanding 10.625% senior subordinated notes with the proceeds and the refinancing of our existing bank credit facilities as described in "Use of proceeds."

Description of the Notes

General

The terms of our 9.625% Senior Subordinated Notes due 2011 (the "Notes") are described below. Our debt securities are described generally in the accompanying prospectus. The provisions described below supplement, and to the extent they conflict, supersede the information in the accompanying prospectus with respect to the Notes. You can find definitions of certain capitalized terms used in this description under "—Certain Definitions." For purposes of this section, references to the "Company" include only Hollywood Entertainment Corporation and not its subsidiaries.

The Company will issue the Notes under an existing indenture, dated as of January 25, 2002 (the "Existing Indenture"), among the Company, the Guarantor and BNY Western Trust Company, as trustee (the "Trustee"), and under a first supplemental indenture (the "Supplemental Indenture" and, together with the Existing Indenture, the "Indenture") to be entered into by the Company, the Guarantor and the Trustee relating to the Notes. We have filed a copy of the Existing Indenture as an exhibit to the registration statement of which this prospectus supplement and the accompanying prospectus form a part. A copy of the Supplemental Indenture will be filed as an exhibit to a Form 8-K incorporated by reference into the registration statement of which this prospectus supplement and the accompanying prospectus form a part. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "TIA"). We urge you to read the Indenture because it, and not this description, defines your rights as holders of the Notes.

The Notes will be unsecured obligations of the Company, ranking subordinate in right of payment to all Senior Debt of the Company.

The Company will issue the Notes in fully registered form in denominations of $1,000 and integral multiples thereof. The Trustee will initially act as Paying Agent and Registrar for the Notes. The Notes may be presented for registration or transfer and exchange at the offices of the Registrar. The Company may change any Paying Agent and Registrar without notice to holders of the Notes (the "Holders"). The Company will pay principal (and premium, if any) on the Notes at the Trustee's corporate office in New York, New York. At the Company's option, interest may be paid at the Trustee's corporate trust office or by check mailed to the registered address of Holders.

The Notes will be issued as a separate series of senior debt securities under the Indenture, and accordingly will vote as a separate series from other series of debt securities on matters under the Indenture.

Principal, Maturity and Interest

The Existing Indenture does not limit the aggregate principal amount of debt securities which may be issued thereunder. We may issue additional debt securities from time to time after this offering.

The Supplemental Indenture authorizes us to issue up to $225.0 million in aggregate principal amount of Notes in this offering. We may issue additional Notes from time to time after this offering under the Supplemental Indenture in unlimited amounts. The Notes and any additional Notes subsequently issued under the Supplemental Indenture will be treated as a single series for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. Any offering of additional Notes or other debt securities is subject to the covenant described below under the caption "—Certain Covenants—Limitation on Incurrence of Additional Indebtedness."

The Notes will mature on March 15, 2011. Interest on the Notes will accrue at the rate of 9.625% per annum and will be payable semiannually in cash on each March 15 and September 15, commencing on March 15, 2003, to the persons who are registered Holders at the close of business on the March 1 and September 1 immediately preceding the applicable interest payment date. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the date of issuance.

The Notes will not be entitled to the benefit of any mandatory sinking fund.

Redemption

Optional Redemption.    Except as described below, the Notes are not redeemable before March 15, 2007. Thereafter, the Company may redeem the Notes at its option, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the following redemption prices (expressed as percentages of the principal amount thereof) if redeemed during the twelve-month period commencing on March 15 of the year set forth below:

Year	Percentage
2007	104.813%
2008	102.406%
2009 and thereafter	100.000%

In addition, the Company must pay accrued and unpaid interest on the Notes redeemed.

Optional Redemption Upon Public Equity Offerings.    At any time, or from time to time, on or prior to March 15, 2006, the Company may, at its option, use the net cash proceeds of one or more Public Equity Offerings (as defined below) to redeem up to 35% of the principal amount of the Notes issued under the Indenture at a redemption price of 109.625% of the principal amount thereof plus accrued and unpaid interest thereon, if any, to the date of redemption; provided that:

(1)
at least 65% of the principal amount of Notes issued under the Indenture remains outstanding immediately after any such redemption; and

(2)
the Company makes such redemption not more than 90 days after the consummation of any such Public Equity Offering.

"Public Equity Offering" means an underwritten public offering of Qualified Capital Stock of the Company pursuant to a registration statement filed with the Commission in accordance with the Securities Act.

Selection and Notice of Redemption

In the event that the Company chooses to redeem less than all of the Notes, selection of the Notes for redemption will be made by the Trustee either:

(1)
in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed; or,

(2)
on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate.

No Notes of a principal amount of $1,000 or less shall be redeemed in part. If a partial redemption is made with the proceeds of a Public Equity Offering, the Trustee will select the Notes only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to DTC procedures). Notice of redemption will be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption as long as the Company has deposited with the Paying Agent funds in satisfaction of the applicable redemption price.

Subordination

The payment of all Obligations on or relating to the Notes is subordinated in right of payment to the prior payment in full in cash or Cash Equivalents of all Obligations on Senior Debt of the Company (including the Obligations with respect to the Senior Credit Facilities). Notwithstanding the foregoing, payments and distributions made relating to the Notes pursuant to the trust described under "Legal Defeasance and Covenant Defeasance" shall not be so subordinated in right of payment.

The holders of Senior Debt will be entitled to receive payment in full in cash or Cash Equivalents of all Obligations due in respect of Senior Debt (including interest after the commencement of any bankruptcy or other like proceeding at the rate specified in the applicable Senior Debt whether or not such interest is an allowed claim in any such proceeding) before the Holders of Notes will be entitled to receive any payment or distribution of any kind or character with respect to any Obligations on, or relating to, the Notes in the event of any distribution to creditors of the Company:

(1)
in a partial or total liquidation or dissolution of the Company;

(2)
in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property;

(3)
in an assignment for the benefit of creditors; or

(4)
in any marshalling of the Company's assets and liabilities.

The Company also may not make any payment or distribution of any kind or character with respect to any Obligations on, or relating to, the Notes or acquire any Notes for cash or property or otherwise if:

(1)
a payment default on any Senior Debt occurs and is continuing; or

(2)
any other default occurs and is continuing on Designated Senior Debt that permits holders of the Designated Senior Debt to accelerate its maturity and the Trustee receives a notice of such default (a "Payment Blockage Notice") from the Representative of any Designated Senior Debt.

Payments on and distributions with respect to any Obligations on, or relating to the Notes may and shall be resumed:

(1)
in the case of a payment default, upon the date on which such default is cured or waived; and

(2)
in case of a nonpayment default, the earliest of (x) the date on which all nonpayment defaults are cured or waived (so long as no other event of default exists), (y) 180 days after the date on which the applicable Payment Blockage Notice is received, or (z) the date on which the Trustee receives notice from the Representative for such Designated Senior Debt rescinding the Payment Blockage Notice, unless the maturity of any Designated Senior Debt has been accelerated.

No new Payment Blockage Notice may be delivered unless and until 360 days have elapsed since the effectiveness of the immediately prior Payment Blockage Notice.

No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage

Notice unless such default shall have been cured or waived for a period of not less than 90 consecutive days (it being acknowledged that any subsequent action, or any breach of any financial covenants for a period commencing after the date of delivery of such initial Payment Blockage Notice, that in either case would give rise to a default pursuant to any provisions under which a default previously existed or was continuing shall constitute a new default for this purpose).

The Company must promptly notify holders of Senior Debt if payment of the Notes is accelerated because of an Event of Default.

As a result of the subordination provisions described above in the event of a bankruptcy, liquidation or reorganization of the Company, Holders of the Notes may recover less ratably than creditors of the Company who are holders of Senior Debt. See "Risk factors—The Notes are subordinated to senior indebtedness" in this prospectus supplement.

After giving effect to the offering of the Notes, to the refinancing of our existing credit facilities and the application of proceeds therefrom as described in "Use of proceeds," on a pro forma basis, at September 30, 2002, the aggregate amount of Senior Debt outstanding would have been approximately $213.1 million.

Guarantees

The Notes will be fully and unconditionally guaranteed on the Issue Date on a senior subordinated basis by Hollywood Management Company, the Company's wholly owned, sole Subsidiary as of the Issue Date, and by any future guarantor that guarantees the Notes subsequent to the Issue Date in accordance with the "Limitation of Guarantees by Restricted Subsidiaries" covenant or the "Additional Subsidiary Guarantees" covenant or otherwise. Each Guarantor will jointly and severally guarantee the Company's obligations under the Indenture and the Notes on a senior subordinated basis. Each Guarantee will be subordinated to Guarantor Senior Debt on the same basis as the Notes are subordinated to Senior Debt. The obligations of each Guarantor under its Guarantee will be limited as necessary to prevent the Guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law.

Each Guarantor may consolidate with or merge into or sell its assets to the Company or another Guarantor that is a Wholly Owned Restricted Subsidiary of the Company without limitation, or with other Persons upon the terms and conditions set forth in the Indenture. See "Certain Covenants—Merger, Consolidation and Sale of Assets." In the event all of the Capital Stock of a Guarantor is sold by the Company and the sale complies with the provisions set forth in "Certain Covenants—Limitation on Asset Sales," the Guarantor's Guarantee will be released.

Separate financial statements of the Guarantor are not included herein because the Guarantor is jointly and severally liable with respect to the Company's obligations pursuant to the Notes, and the aggregate net assets, earnings and equity of the Guarantor and the Company are substantially equivalent to the net assets, earnings and equity of the Company on a consolidated basis.

Change of Control

Upon the occurrence of a Change of Control, each Holder will have the right to require that the Company purchase all or a portion of such Holder's Notes pursuant to the offer described below (the "Change of Control Offer"), at a purchase price in cash equal to 101% of the principal amount thereof plus accrued interest to the date of purchase.

Within 30 days following the date upon which the Change of Control occurred, the Company must send, by first class mail, a notice to each Holder, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. Such notice shall state, among other things, the purchase date, which must be no earlier than 30 days nor later than 45 days from the date such notice is mailed, other than as may be required by law (the "Change of Control Payment Date"). Holders electing to have a Note purchased pursuant to a Change of Control Offer will be required to surrender the Note, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third business day prior to the Change of Control Payment Date.

Prior to the mailing of the notice referred to above, but in any event within 30 days following any Change of Control, the Company covenants to:

(1)
repay in full and terminate all commitments under indebtedness under the Senior Credit Facilities and all other Senior Debt the terms of which require repayment upon a Change of Control or offer to repay in full and terminate all commitments under all Indebtedness under the Senior Credit Facilities and all other such Senior Debt and to repay the Indebtedness owed to each lender which has accepted such offer; or

(2)
obtain the requisite consents under the Senior Credit Facilities and all other Senior Debt to permit the repurchase of the Notes as provided below.

The Company shall first comply with the covenant in the immediately preceding paragraph before it shall be required to repurchase Notes pursuant to the provisions described below. The Company's failure to comply with the covenant described in the immediately preceding paragraph may (with notice and lapse of time) constitute an Event of Default described in clause (3) but shall not constitute an Event of Default described in clause (2) under "Events of Default" below.

The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

If a Change of Control Offer is made, there can be no assurance that the Company will have available funds sufficient to pay the Change of Control purchase price for all the Notes that might be delivered by Holders seeking to accept the Change of Control Offer. In the event the Company is required to purchase outstanding Notes pursuant to a Change of Control Offer, the Company expects that it would seek third party financing to the extent it does not have available funds to meet its purchase obligations. However, there can be no assurance that the Company would be able to obtain such financing.

Neither the Board of Directors of the Company nor the Trustee may waive the covenant relating to a Holder's right to redemption upon a Change of Control. Restrictions in the Indenture described herein on the ability of the Company and its Restricted Subsidiaries to incur additional Indebtedness, to grant liens on its property, to make Restricted Payments and to make Asset Sales may also make more difficult or discourage a takeover of the Company, whether favored or opposed by the management of the Company. Consummation of any such transaction in certain circumstances may require redemption or repurchase of the Notes, and there can be no assurance that the Company or the acquiring party will have sufficient financial resources to effect such redemption or repurchase. Such restrictions and the restrictions on transactions with Affiliates may, in certain circumstances, make more difficult or discourage any leveraged buyout of the Company or any of its Subsidiaries by the management of the Company. While such restrictions cover a wide variety of arrangements which have traditionally been used to effect highly leveraged transactions, the Indenture may not afford the Holders protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Change of Control" provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "Change of Control" provisions of the Indenture by virtue thereof.

Certain Covenants

The Indenture will contain, among others, the following covenants:

Limitation on Incurrence of Additional Indebtedness.    The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively, "incur") any Indebtedness (other than Permitted Indebtedness); provided, however, that if no Default or Event of Default shall have occurred and be continuing at the time of or as a consequence of the incurrence of any such Indebtedness, the Company or any of its Restricted Subsidiaries that is or, upon such incurrence, becomes a Guarantor may incur Indebtedness (including, without limitation, Acquired Indebtedness) and any Restricted Subsidiary of the Company that is not or will not, upon such incurrence, become a Guarantor may incur Acquired Indebtedness, in each case if on the date of the incurrence of such Indebtedness, after giving effect to the incurrence thereof, the Consolidated Fixed Charge Coverage Ratio of the Company is greater than 2.25 to 1.0.

Limitation on Restricted Payments.    The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)
declare or pay any dividend or make any distribution on or in respect of shares of the Company's Capital Stock to holders of such Capital Stock except dividends or distributions payable in Qualified Capital Stock of the Company or warrants, options or other rights to acquire Qualified Capital Stock of the Company;

(2)
purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company or any warrants, rights or options to purchase or acquire shares of any class of such Capital Stock;

(3)
make any principal payment on, purchase, defease, redeem, prepay or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any Indebtedness of the Company or a Guarantor that is subordinate or junior in right of payment to the Notes or such Guarantor's Guarantee, respectively; or

(4)
make any Investment (other than Permitted Investments) (each of the foregoing actions set forth in clauses (1), (2), (3) and (4) being referred to as a "Restricted Payment");

if at the time of such Restricted Payment or immediately after giving effect thereto,

  (i)
  a Default or an Event of Default shall have occurred and be continuing; or

  (ii)
  the Company is not able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant; or

  (iii)
  the aggregate amount of Restricted Payments (including Restricted Payments permitted by clauses (1), (2) (ii), (4), (5) and (6) of the next following paragraph, but excluding Restricted Payments permitted by clauses (2)(i) and (3) of the next following paragraph) made subsequent to the Issue Date (the amount expended for such purposes, if other than in cash, being the fair market value of such property as determined in good faith by the Board of Directors of the Company) shall exceed the sum of:

  (v)
  50% of the cumulative Consolidated Net Income (or if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss) of the Company for the period (which shall be treated as single accounting period) from the Issue Date to the end of the most recent fiscal quarter ended prior to the date of such Restricted Payment for which financial statements are in existence; plus

  (w)
  100% of the aggregate net cash proceeds received by the Company subsequent to the Issue Date from any Person (other than a Restricted Subsidiary of the Company) as a contribution to the Company's capital or from the issuance and sale of Qualified Capital Stock of the Company or warrants, options or other rights to acquire Qualified Capital Stock of the Company (but excluding any debt security that is convertible into, or exchangeable for, Qualified Capital Stock); plus

  (x)
  the amount by which Indebtedness of the Company is reduced on the Company's balance sheet upon the conversion or exchange (other than by a Restricted Subsidiary of the Company) subsequent to the Issue Date of any Indebtedness of the Company convertible or exchangeable for Capital Stock (other than Disqualified Capital Stock) of the Company (less the amount of any cash, or other property, distributed by the Company upon such conversion or exchange); plus

  (y)
  without duplication, the sum of:

  (1)
  the aggregate amount returned in cash to the Company or any of its Restricted Subsidiaries on or with respect to Investments (other than Permitted Investments) made subsequent to the Issue Date whether through interest payments, principal payments, dividends or other distributions or payments; plus

  (2)
  the net cash proceeds received by the Company or any of its Restricted Subsidiaries from the disposition of all or any portion of such Investments (other than to a Restricted Subsidiary of the Company); plus

  (3)
  upon redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the fair market value of such Subsidiary (as determined in good faith by the Company's Board of Directors); provided, however, that the sum of clauses (1), (2) and (3) above shall not exceed the aggregate amount of all such Investments.

Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph will not prohibit:

(1)
the payment of any dividend within 60 days after the date of declaration of such dividend if the dividend would have been permitted on the date of declaration;

(2)
if no Default or Event of Default shall have occurred and be continuing, the purchase, redemption or other acquisition or retirement of any shares of Capital Stock of the Company, either (i) solely in exchange for shares of Qualified Capital Stock of the Company or (ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Restricted Subsidiary of the Company) of shares of Qualified Capital Stock of the Company;

(3)
if no Default or Event of Default shall have occurred and be continuing, the making of a principal payment on, purchase, defeasance, redemption, payment or other acquisition or retirement of any Indebtedness of the Company or a Guarantor that is subordinate or junior in right of payment to the Notes or such Guarantor's Guarantee, respectively, either (i) solely in exchange for shares of Qualified Capital Stock of the Company or Refinancing Indebtedness, or (ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Restricted Subsidiary of the Company) of (a) shares of Qualified Capital Stock of the Company or (b) Refinancing Indebtedness;

(4)
the purchase, redemption or other acquisition or retirement of Capital Stock pursuant to the terms of any stock option, stock purchase or other equity-based compensation plan or arrangement established or entered into for the benefit of any director, employee or consultant of the Company or any of its Restricted Subsidiaries in an amount not to exceed $1.0 million in any fiscal year;

(5)
any redemption, at an aggregate price not to exceed the product of $0.01 and the and the total number of shares of Common Stock of the Company then outstanding, of share purchase rights issued pursuant to the share purchase rights plan adopted by the Board of Directors of the Company; and

(6)
additional Restricted Payments up to $5.0 million.

In the event that a proposed Restricted Payment or any portion thereof meets the criteria of more than one of the clauses in the immediately preceding paragraph, the Company will be permitted to classify such Restricted Payment or portion thereof as being within any one or more such clauses in respect of which it meets the criteria.

Limitation on Asset Sales.    The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)
the Company or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the Capital Stock, property or assets issued, sold or otherwise disposed of (as determined in good faith by the Company's Board of Directors); and

(2)
at least 75% of the consideration received by the Company or the Restricted Subsidiary, as the case may be, from such Asset Sale shall be in the form of cash or Cash Equivalents, Replacement Assets or any combination of the foregoing received at the time of such disposition.

Following the consummation of an Asset Sale, the Company shall apply, or cause such Restricted Subsidiary to apply, the Net Cash Proceeds relating to such Asset Sale within 360 days of receipt thereof either:

  (a)
  to prepay any Senior Debt, any Guarantor Senior Debt or any outstanding Existing Notes and, in the case of any Senior Debt or any Guarantor Senior Debt under any revolving credit facility, effect a permanent reduction in the availability under such revolving credit facility;

  (b)
  acquire properties and assets (including Asset Acquisitions or capital expenditures) that replace the properties and assets that were the subject of such Asset Sale or properties and assets that will be used in the business of the Company and its Restricted Subsidiaries as existing on the Issue Date or in businesses reasonably related thereto ("Replacement Assets"); and/or

  (c)
  any combination of the foregoing.

For purposes of clause (2) above, the amount of any liabilities, as shown on the Company's or such Restricted Subsidiary's most recent balance sheet, of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes) that are assumed by the transferee of any such assets and any cash proceeds in respect of any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted into cash within 30 days following the consummation of such Asset Sale, to the extent of the cash received by the Company or such Restricted Subsidiary in that conversion, shall be deemed to constitute cash received at the time of such disposition.

Any Net Cash Proceeds resulting from Asset Sales consummated after the Issue Date that are not timely applied as permitted in the two preceding paragraphs shall constitute "Excess Proceeds". If on any date (an "Excess Proceeds Offer Trigger Date") the aggregate amount of Excess Proceeds, excluding any amounts thereof previously applied pursuant to this paragraph, exceeds $10.0 million, the Company and/or a Restricted Subsidiary shall, within 30 days thereafter, make an offer (the "Excess Proceeds Offer") to purchase from all Holders on a pro rata basis, at a price equal to 100% of the principal amount of the Notes to be purchased, plus accrued and unpaid interest thereon, the maximum principal amount of Notes that can be so purchased at such price with such Excess Proceeds (the "Excess Proceeds Offer Amount").

Each Excess Proceeds Offer will be mailed to the record Holders as shown on the register of Holders, with a copy to the Trustee, and shall comply with the procedures set forth in the Indenture. Upon receiving notice of the Excess Proceeds Offer, Holders may elect to tender their Notes in whole or in part in integral multiples of $1,000 in exchange for cash. To the extent Holders properly tender Notes in an amount exceeding the Excess Proceeds Offer Amount, Notes of tendering Holders shall be purchased on a pro rata basis (based on amounts tendered). Any Excess Proceeds Offer shall remain open for a period of 20 business days or such longer period as may be required by law.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to an Excess Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Asset Sale" provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "Asset Sale" provisions of the Indenture by virtue thereof.

Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.    The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary of the Company to:

(1)
pay dividends or make any other distributions on or in respect of its Capital Stock;

(2)
make loans or advances or to pay any Indebtedness or other obligation owed to the Company or any other Restricted Subsidiary of the Company; or

(3)
transfer any of its property or assets to the Company or any other Restricted Subsidiary of the Company;

except for such encumbrances or restrictions existing under or by reason of:

  (a)
  applicable law, regulations or orders;

  (b)
  the Indenture and the Notes;

  (c)
  customary non-assignment provisions of any contract or agreement to which any Restricted Subsidiary of the Company is a party;

  (d)
  any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired;

  (e)
  agreements existing on the Issue Date to the extent and in the manner such agreements are in effect on the Issue Date, including the Senior Credit Facilities;

  (f)
  any instrument or agreement governing Indebtedness incurred to Refinance the Indebtedness governed by any instrument or agreement referred to in clause (b), (d) or (e) above or governing any other Indebtedness the incurrence of which is permitted under the Indenture; provided, however, the restrictions and encumbrances contained in the instruments and agreements referred to in clauses (b), (d) and (e) above, taken as a whole, are not materially less favorable to the Company than the restrictions and encumbrances contained in the instruments and agreements referred to in clauses (b), (d) and (e), taken as a whole, as determined in good faith by the Board of Directors of the Company;

  (g)
  any agreement for the sale or other disposition of any Capital Stock, property or assets that restricts or encumbers transfers of such Capital Stock, property or assets pending the consummation of such sale or other disposition; or

  (h)
  any agreement for the sale or other disposition of a Restricted Subsidiary that restricts or encumbers distributions by that Restricted Subsidiary pending its sale or other disposition.

Limitation on Preferred Stock of Restricted Subsidiaries.    The Company will not permit any of its Restricted Subsidiaries to issue any Preferred Stock (other than to the Company or to a Wholly Owned Restricted Subsidiary of the Company) or permit any Person (other than the Company or a Wholly Owned Restricted Subsidiary of the Company) to own any Preferred Stock of any Restricted Subsidiary of the Company.

Limitation on Liens.    The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or permit or suffer to exist any Liens of any kind against or upon any property or assets of the Company or any of its Restricted Subsidiaries whether owned on the Issue Date or acquired after the Issue Date, or any proceeds therefrom, or assign or otherwise convey any right to receive income or profits therefrom unless:

(1)
in the case of Liens securing Indebtedness that is expressly subordinate or junior in right of payment to the Notes or a Guarantee, the Notes or such Guarantee, respectively, are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; and

(2)
in all other cases, the Notes or such Guarantee, respectively, are equally and ratably secured,

except for:

  (a)
  Liens existing as of the Issue Date to the extent and in the manner such Liens are in effect on the Issue Date;

  (b)
  Liens securing Senior Debt and Liens securing any Guarantor Senior Debt;

  (c)
  Liens securing the Notes and any Guarantees;

  (d)
  Liens of the Company or a Wholly Owned Restricted Subsidiary of the Company on assets of any Restricted Subsidiary of the Company;

  (e)
  Liens securing Refinancing Indebtedness which is incurred to Refinance any Indebtedness which has been secured by a Lien permitted under the Indenture and which has been incurred in accordance with the provisions of the Indenture; provided, however, that such Liens: (i) are no less favorable to the Holders and are not more favorable to the lienholders with respect to such Liens than the Liens in respect of the Indebtedness being Refinanced; and (ii) do not extend to or cover any property or assets of the Company or any of its Restricted Subsidiaries not securing the Indebtedness so Refinanced; and

  (f)
  Permitted Liens.

Prohibition on Incurrence of Senior Subordinated Debt.    The Company will not, and will not permit any Restricted Subsidiary that is a Guarantor to, incur or suffer to exist Indebtedness that is senior in right of payment to the Notes or such Guarantor's Guarantee, respectively, and subordinate in right of payment to any other Indebtedness of the Company or such Guarantor, respectively.

Merger, Consolidation and Sale of Assets.    The Company will not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Restricted Subsidiary of the Company to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of the Company's assets (determined on a consolidated basis for the Company and the Company's Restricted Subsidiaries) whether as an entirety or substantially as an entirety to any Person unless:

(1)
either:

(a)
the Company shall be the surviving or continuing corporation; or

(b)
the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of the Company and of the Company's Restricted Subsidiaries substantially as an entirety (the "Surviving Entity"):

(x)
shall be a corporation organized and validly existing under the laws of the United States or any State thereof or the District of Columbia; and

(y)
shall expressly assume, by supplemental indenture (in form and substance satisfactory to the Trustee), executed and delivered to the Trustee, the due and punctual payment of the principal of, and premium, if any, and interest on all of the Notes and the performance of every covenant of the Notes and the Indenture on the part of the Company to be performed or observed;

(2)
immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(y) above (including giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction), the Company or such Surviving Entity, as the case may be, shall be able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the "—Limitation on Incurrence of Additional Indebtedness" covenant;

(3)
immediately before and immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(y) above (including, without limitation, giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred and any Lien granted in connection with or in respect of the transaction), no Default or Event of Default shall have occurred and be continuing; and

(4)
the Company or the Surviving Entity shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each to the effect that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the applicable provisions of the Indenture and that all conditions precedent in the Indenture relating to such transaction have been satisfied.

For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries of the Company the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

The Indenture will provide that upon any consolidation, combination or merger or any transfer of all or substantially all of the assets of the Company in accordance with the foregoing, in which the Company is not the surviving or continuing corporation, the Surviving Entity shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture and the Notes with the same effect as if such Surviving Entity had been named as such.

Each Guarantor (other than any Guarantor whose Guarantee is to be released in accordance with the terms of the Guarantee and the Indenture in connection with any transaction complying with the provisions of "—Limitation on Asset Sales") will not, and the Company will not cause or permit any Guarantor to, consolidate with or merge with or into any Person other than the Company or any other Guarantor unless:

(1)
the entity formed by or surviving any such consolidation or merger (if other than the Guarantor) is a corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia;

(2)
such entity assumes by supplemental indenture all of the obligations of the Guarantor on the Guarantee;

(3)
immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and

(4)
immediately after giving effect to such transaction and the use of any net proceeds therefrom on a pro forma basis, the Company could incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the "—Limitation on Incurrence of Additional Indebtedness" covenant.

Any merger or consolidation of a Guarantor with and into the Company (with the Company being the surviving entity) or another Guarantor that is a Wholly Owned Restricted Subsidiary of the Company need only comply with clause (4) of the first paragraph of this covenant.

Limitations on Transactions with Affiliates.    (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any of its Affiliates (each an "Affiliate Transaction"), other than (x) Affiliate Transactions permitted under paragraph (b) below and (y) Affiliate Transactions on terms that are not materially less favorable in the aggregate than those that might reasonably have been obtained in a comparable transaction at such time on an arm's-length basis from a Person that is not an Affiliate of the Company or such Restricted Subsidiary.

All Affiliate Transactions (and each series of related Affiliate Transactions which are similar or part of a common plan) involving aggregate payments or other property with a fair market value in excess of $2.5 million shall be approved by the Board of Directors of the Company or such Restricted Subsidiary, as the case may be, such approval to be evidenced by a Board Resolution stating that such Board of Directors has determined that such transaction complies with the foregoing provisions. If the Company or any Restricted Subsidiary of the Company enters into an Affiliate Transaction (or a series of related Affiliate Transactions related to a common plan) that involves an aggregate fair market value of more than $7.5 million, the Company or such Restricted Subsidiary, as the case may be, shall, prior to the consummation thereof, obtain a favorable opinion as to the fairness of such transaction or series of related transactions to the Company or the relevant Restricted Subsidiary, as the case may be, from a financial point of view, from an accounting, appraisal or investment banking firm of national standing in the United States and file the same with the Trustee.

  (b)
  The restrictions set forth in the first paragraph of this covenant shall not apply to:

(1)
any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans and other reasonable fees, compensation, benefits and indemnities paid or entered into by the Company or its Restricted Subsidiaries in the ordinary course of business to or with officers, directors or employees of the Company and its Subsidiaries, in each case as determined in good faith by the Company's Board of Directors or senior management;

(2)
transactions exclusively between or among the Company and any of its Wholly Owned Restricted Subsidiaries or exclusively between or among such Wholly Owned Restricted Subsidiaries, provided such transactions are not otherwise prohibited by the Indenture;

(3)
any agreement as in effect as of the Issue Date or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) in any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the Holders in any material respect than the original agreement as in effect on the Issue Date; and

(4)
Restricted Payments permitted by the Indenture.

Limitation of Guarantees by Restricted Subsidiaries.    The Company will not permit any of its Restricted Subsidiaries, directly or indirectly, by way of the pledge of any intercompany note or otherwise, to assume, guarantee or in any other manner become liable with respect to any Indebtedness of the Company or any other Restricted Subsidiary of the Company (other than: (1) Permitted Indebtedness of a Restricted Subsidiary of the Company; (2) Indebtedness under Currency Agreements in reliance on clause (5) of the definition of Permitted Indebtedness; or (3) Interest Swap Obligations incurred in reliance on clause (4) of the definition of Permitted Indebtedness), unless, in any such case:

(1)
such Restricted Subsidiary executes and delivers, or has previously executed and delivered, a supplemental indenture, providing a guarantee of payment of the Notes by such Restricted Subsidiary; and

(2)
(a) if any such assumption, guarantee or other liability of such Restricted Subsidiary is provided in respect of Senior Debt, the guarantee or other instrument provided by such Restricted Subsidiary in respect of such Senior Debt may be superior to the Guarantee pursuant to subordination provisions no less favorable to the Holders of the Notes than those contained in the Indenture and (b) if such assumption, guarantee or other liability of such Restricted Subsidiary is provided in respect of Indebtedness that is expressly subordinated to the Notes, the guarantee or other instrument provided by such Restricted Subsidiary in respect of such subordinated Indebtedness shall be subordinated to the Guarantee pursuant to subordination provisions no less favorable to the Holders of the Notes than those contained in the Indenture.

Notwithstanding the foregoing, any such Guarantee by a Restricted Subsidiary of the Notes shall provide by its terms that it shall be automatically and unconditionally released and discharged, without any further action required on the part of the Trustee or any Holder, upon:

(1)
the unconditional release of such Restricted Subsidiary from its liability in respect of the Indebtedness in connection with which such Guarantee was executed and delivered pursuant to the preceding paragraph; or

(2)
any sale or other disposition (by merger or otherwise) to any Person which is not a Restricted Subsidiary of the Company of all of the Company's Capital Stock in, or all or substantially all of the assets of, such Restricted Subsidiary; provided that (a) such sale or disposition of such Capital Stock or assets is otherwise in compliance with the terms of the Indenture and (b) such assumption, guarantee or other liability of such Restricted Subsidiary has been released by the holders of the other Indebtedness so guaranteed.

Additional Subsidiary Guarantees.    If the Company or any of its Restricted Subsidiaries transfers or causes to be transferred, in one transaction or a series of related transactions, any property to any Domestic Restricted Subsidiary that is not a Guarantor, or if the Company or any of its Restricted Subsidiaries shall organize, acquire or otherwise invest in another Domestic Restricted Subsidiary having total assets with a book value in excess of $1.0 million, then such transferee or acquired or other Restricted Subsidiary shall:

(1)
execute and deliver to the Trustee a supplemental indenture in form reasonably satisfactory to the Trustee pursuant to which such Restricted Subsidiary shall unconditionally guarantee all of the Company's obligations under the Notes and the Indenture on the terms set forth in the Indenture; and

(2)
deliver to the Trustee an opinion of counsel to the effect that such supplemental indenture has been duly authorized, executed and delivered by such Restricted Subsidiary and constitutes a legal, valid, binding and enforceable obligation of such Restricted Subsidiary. Thereafter, such Domestic Restricted Subsidiary shall be a Guarantor for all purposes of the Indenture.

Conduct of Business.    The Company and its Restricted Subsidiaries will not engage in any businesses which are not the same, similar, ancillary, complementary or reasonably related to the businesses in which the Company and its Restricted Subsidiaries are engaged on the Issue Date.

Reports to Holders.    The Indenture will provide that, whether or not required by the rules and regulations of the Commission, so long as any Notes are outstanding, the Company will furnish the Holders of Notes:

(1)
all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a "Management's discussion and analysis of financial condition and results of operations" that describes the financial condition and results of operations of the Company and its consolidated Subsidiaries and, with respect to the annual information only, a report thereon by the Company's certified independent accounts; and

(2)
all current reports (excluding exhibits) that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports;

in each case within the time periods specified in the Commission's rules and regulations. For purposes of the foregoing covenant, any information or reports that are filed with the Commission and accessible by the public through EDGAR or any similar successor or replacement system that may be adopted by the Commission shall, upon becoming so accessible, be deemed to have been furnished to the Holders of the Notes.

In addition, whether or not required by the rules and regulations of the Commission, the Company will file a copy of all such information and reports with the Commission for public availability within the time periods specified in the Commission's rules and regulations (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request.

Events of Default

The following events are defined in the Indenture as "Events of Default":

(1)
the failure to pay interest on any Notes when the same becomes due and payable and the default continues for a period of 30 days (whether or not such payment shall be prohibited by the subordination provisions of the Indenture);

(2)
the failure to pay the principal on any Notes, when such principal becomes due and payable, at maturity, upon redemption or otherwise (including the failure to make a payment to purchase Notes tendered pursuant to a Change of Control Offer or an Excess Proceeds Offer) (whether or not such payment shall be prohibited by the subordination provisions of the Indenture);

(3)
a default in the observance or performance of any other covenant or agreement contained in the Indenture which default continues for a period of 45 days after the Company receives written notice specifying the default (and demanding that such default be remedied) from the Trustee or the Holders of at least 25% of the outstanding principal amount of the Notes (except in the case of a default with respect to the "Merger, Consolidation and Sale of Assets" covenant, which will constitute an Event of Default with such notice requirement but without such passage of time requirement);

(4)
the failure to pay at final maturity (giving effect to any applicable grace periods and any extensions thereof) the principal amount of any Indebtedness of the Company or any Restricted Subsidiary of the Company, or the acceleration of the final stated maturity of any such Indebtedness (which acceleration is not rescinded, annulled or otherwise cured within 20 days of receipt by the Company or such Restricted Subsidiary of notice of any such acceleration) if the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final maturity or which has been accelerated (in each case with respect to which the 20-day period described above has elapsed), aggregates $10.0 million or more at any time;

(5)
one or more judgments in an aggregate amount in excess of $10.0 million shall have been rendered against the Company or any of its Restricted Subsidiaries and such judgments remain undischarged, unpaid or unstayed for a period of 60 days after such judgment or judgments become final and non-appealable;

(6)
certain events of bankruptcy affecting the Company or any of its Significant Subsidiaries; or

(7)
any Guarantee of a Significant Subsidiary ceases to be in full force and effect or any Guarantee of a Significant Subsidiary is declared to be null and void and unenforceable or any Guarantee of a Significant Subsidiary is found to be invalid or any Guarantor that is a Significant Subsidiary denies its liability under its Guarantee (other than by reason of release of a Guarantor in accordance with the terms of the Indenture).

If an Event of Default (other than an Event of Default specified in clause (6) above with respect to the Company) shall occur and be continuing, the Trustee or the Holders of at least 25% in principal amount of outstanding Notes may declare the principal of and accrued interest on all the Notes to be due and payable by notice in writing to the Company and the Trustee specifying the respective Event of Default and that it is a "notice of acceleration" (the "Acceleration Notice"), and the same:

(1)
shall become immediately due and payable; or

(2)
if there are any amounts outstanding under the Senior Credit Facilities, shall become immediately due and payable upon the first to occur of an acceleration under the Senior Credit Facilities or 5 business days after receipt by the Company and the Representative under the Senior Credit Facilities of such Acceleration Notice but only if such Event of Default is then continuing.

If an Event of Default specified in clause (6) above with respect to the Company occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest on all of the outstanding Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

The Indenture will provide that, at any time after a declaration of acceleration with respect to the Notes as described in the preceding paragraph, the Holders of a majority in principal amount of the Notes may rescind and cancel such declaration and its consequences:

(1)
if the rescission would not conflict with any judgment or decree;

(2)
if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration;

(3)
to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;

(4)
if the Company has paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances; and

(5)
in the event of the cure or waiver of an Event of Default of the type described in clause (6) of the description above of Events of Default, the Trustee shall have received an officers' certificate and an opinion of counsel that such Event of Default has been cured or waived.

No such rescission shall affect any subsequent Default or impair any right consequent thereto.

The Holders of a majority in principal amount of the Notes may waive any existing Default or Event of Default under the Indenture, and its consequences, except a default in the payment of the principal or premium, if any, of or interest on any Notes, or in respect of a section of the Indenture that cannot be modified or amended without the consent of the holder of each outstanding Note affected.

Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture and under the TIA. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee reasonable indemnity. Subject to all provisions of the Indenture and applicable law, the Holders of a majority in aggregate principal amount of the then outstanding Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

Under the Indenture, the Company is required to provide an officers' certificate to the Trustee promptly upon any such officer obtaining knowledge of any Default or Event of Default (provided that such officers shall provide such certification at least annually whether or not they know of any Default or Event of Default) that has occurred and, if applicable, describe such Default or Event of Default and the status thereof.

Legal Defeasance and Covenant Defeasance

The Company may, at its option and at any time, elect to have its obligations and the obligations of the Guarantors discharged with respect to the outstanding Notes ("Legal Defeasance"). Such Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding Notes, except for:

(1)
the rights of Holders to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due;

(2)
the Company's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payments;

(3)
the rights, powers, trust, duties and immunities of the Trustee and the Company's obligations in connection therewith; and

(4)
the Legal Defeasance provisions of the Indenture.

In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, reorganization and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1)
the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders cash in U.S. dollars, non-callable U.S. government obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be;

(2)
in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that:

(a)
the Company has received from, or there has been published by, the Internal Revenue Service a ruling; or

(b)
since the date of the Indenture, there has been a change in the applicable federal income tax law;

in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such

Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)
in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)
no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

(5)
such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Indenture or any other material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(6)
the Company shall have delivered to the Trustee an officers' certificate stating that the deposit was not made by the Company with the intent of preferring the Holders over any other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company or others;

(7)
the Company shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each to the effect that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with;

(8)
the Company shall have delivered to the Trustee an opinion of counsel to the effect that:

(a)
the trust funds will not be subject to any rights of holders of Senior Debt, including, without limitation, those arising under the Indenture; and

(b)
assuming no intervening bankruptcy of the Company between the date of deposit and the 91st day following the date of deposit and that no Holder is an insider of the Company, after the 91st day following the date of deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; and

(9)
certain other customary conditions precedent are satisfied.

Notwithstanding the foregoing, the opinion of counsel required by clause (2) above with respect to a Legal Defeasance need not be delivered if all Notes not theretofore delivered to the Trustee for cancellation (1) have become due and payable or (2) will become due and payable on the maturity date within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the Notes, as expressly provided for in the Indenture) as to all outstanding Notes when:

(1)
either:

(a)
all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for the payment of which money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation; or

(b)
all Notes not theretofore delivered to the Trustee for cancellation have become due and payable, whether at maturity or as a result of the mailing of a notice of redemption as described above under "—Redemption," and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of deposit together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

(2)
the Company has paid all other sums payable under the Indenture by the Company; and

(3)
the Company has delivered to the Trustee an officers' certificate and an opinion of counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

Modification of the Indenture

From time to time, the Company, the Guarantors and the Trustee, without the consent of the Holders, may amend the Indenture for certain specified purposes, including curing ambiguities, defects or inconsistencies. Other modifications and amendments of the Indenture may be made with the consent of the Holders of a majority in principal amount of the then outstanding Notes issued under the Indenture, except that, without the consent of each Holder affected thereby, no amendment may:

(1)
reduce the amount of Notes whose Holders must consent to an amendment;

(2)
reduce the rate of or change or have the effect of changing the time for payment of interest, including defaulted interest, on any Notes;

(3)
reduce the principal of or change or have the effect of changing the fixed maturity of any Notes, or change the date on which any Notes may be subject to redemption or reduce the redemption price therefor;

(4)
make any Notes payable in money other than that stated in the Notes;

(5)
make any change in provisions of the Indenture protecting the right of each Holder to receive payment of principal of and interest on such Note on or after the due date thereof or to bring suit to enforce such payment, or permitting Holders of a majority in principal amount of Notes to waive Defaults or Events of Default;

(6)
after the Company's obligation to purchase Notes arises thereunder, amend, change or modify in any material respect the obligation of the Company to make and consummate a Change of Control Offer in the event of a Change of Control or make and consummate an Excess Proceeds

  Offer with respect to any Asset Sale that has been consummated or, after such Change of Control has occurred or such Asset Sale has been consummated, modify any of the provisions or definitions with respect thereto;

(7)
modify or change any provision of the Indenture or the related definitions affecting the subordination or ranking of the Notes or any Guarantee in a manner which adversely affects the Holders; or

(8)
release any Guarantor that is a Significant Subsidiary from any of its obligations under its Guarantee or the Indenture otherwise than in accordance with the terms of the Indenture.

Governing Law

The Indenture will provide that it, the Notes and the Guarantees will be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

The Trustee

The Indenture will provide that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will be required to exercise such rights and powers vested in it by the Indenture, and use the same degree of care and skill in its exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs.

The Indenture and the provisions of the TIA contain certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the TIA, the Trustee will be permitted to engage in other transactions; provided that if the Trustee acquires any conflicting interest as described in the TIA, it must eliminate such conflict or resign.

Book-entry, Delivery and Form

Except as described in the accompanying prospectus, the Notes will be issued in the form of one or more Global Notes (the "Global Notes"). The Global Notes will be deposited on the date of the closing of this offering with, or on behalf of, The Depository Trust Company ("DTC") and registered in the name of Cede & Co., as nominee of DTC (such nominee being referred to herein as the "Global Note Holder").

For additional information regarding the Global Notes and DTC see "Description of debt securities—Global securities" in the accompanying prospectus.

Same Day Settlement and Payment

We will make payments in respect of the Notes represented by the Global Notes (including principal, interest and premium, if any) by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. We will make all payments of principal, interest and premium, if any, with respect to any certificated Notes by wire transfer of immediately available funds to the accounts specified by the Holders of certificated Notes or, at our option, at the office or agency of the paying agent and registrar within the City and State of New York, unless we elect to make interest payments by mailing a check to each such Holder's registered address. The Notes represented by the Global Notes are expected to trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Notes will, therefore, be required by DTC to be settled in immediately available funds.

Certain Definitions

Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

"Acquired Indebtedness" means Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of the Company or at the time it merges or consolidates with or into the Company or any of its Subsidiaries or assumed in connection with the acquisition of assets from such Person and in each case not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of the Company or such acquisition, merger or consolidation.

"Affiliate" means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative of the foregoing.

"Asset Acquisition" means (1) an Investment by the Company or any Restricted Subsidiary of the Company in any other Person pursuant to which such Person shall become a Restricted Subsidiary of the Company or any Restricted Subsidiary of the Company, or shall be merged with or into the Company or any Restricted Subsidiary of the Company, or (2) the acquisition by the Company or any Restricted Subsidiary of the Company of the assets of any Person (other than a Restricted Subsidiary of the Company) which constitute all or substantially all of the assets of such Person or comprises any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

"Asset Sale" means any direct or indirect issuance, sale, lease (other than operating leases entered into in the ordinary course of business), assignment or other disposition for value by the Company or any of its Restricted Subsidiaries (including any Sale and Leaseback Transaction) to any Person other than the Company or a Wholly Owned Restricted Subsidiary of the Company of: (1) any Capital Stock of any Restricted Subsidiary of the Company other than directors' qualifying shares; or (2) any other property or assets of the Company or any Restricted Subsidiary of the Company other than in the ordinary course of business; provided, however, that the term "Asset Sale" shall not include: (a) any transaction or series of related transactions for which the Company or its Restricted Subsidiaries receive aggregate consideration of less than $1.0 million; (b) any sale, lease, or other disposition of all or substantially all of the assets of the Company as permitted under "Merger, Consolidation and Sale of Assets"; (c) any Restricted Payment permitted by the "Limitation on Restricted Payments" covenants or that constitutes a Permitted Investment; and (d) any sale or disposition that may be deemed to result from the creation of, or exercise or remedies under, any in connection with Permitted Liens.

"Board of Directors" means, as to any Person, the board of directors of such Person or any duly authorized committee thereof.

"Board Resolution" means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

"Capital Stock" means:

(1)
with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such Person; and

(2)
with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person.

"Capitalized Lease Obligation" means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of Indebtedness represented by such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

"Cash Equivalents" means:

(1)
marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof;

(2)
marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor's Ratings Group ("S&P") or Moody's Investors Service, Inc. ("Moody's");

(3)
commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody's;

(4)
certificates of deposit or bankers' acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $250.0 million;

(5)
repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (1) above entered into with any bank meeting the qualifications specified in clause (4) above; and

(6)
investments in money market funds which invest substantially all their assets in securities of the types described in clauses (1) through (5) above.

"Change of Control" means the occurrence of one or more of the following events:

(1)
any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a "Group"), together with any Affiliates thereof (whether or not otherwise in compliance with the provisions of the Indenture);

(2)
the approval by the holders of Capital Stock of the Company of any plan or proposal for the liquidation or dissolution of the Company (whether or not otherwise in compliance with the provisions of the Indenture);

(3)
any Person or Group (other than any entity formed for the purpose of owning Capital Stock of the Company) shall become the owner, directly or indirectly, beneficially or of record, of shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the Company; or

(4)
during any consecutive two-year period, individuals who at the beginning of the period constituted the Board of Directors of the Company (together with any new directors whose election by the Board of Directors of the Company or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of the period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office.

"Code" means the Internal Revenue Code of 1986, as amended.

"Common Stock" of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person's common stock, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.

"Consolidated EBITDA" means, with respect to any Person, for any period, the sum (without duplication) of:

(1)
Consolidated Net Income; plus

(2)
to the extent Consolidated Net Income has been reduced thereby:

(a)
all income taxes of such Person and its Restricted Subsidiaries paid or accrued in accordance with GAAP for such period (other than income taxes attributable to extraordinary, unusual or nonrecurring gains or losses or taxes attributable to sales or dispositions outside the ordinary course of business);

(b)
Consolidated Interest Expense;

(c)
(i) any amortization of debt discount and amortization or write-off of deferred financing costs; (ii) the net costs under Interest Swap Obligations; (iii) all capitalized interest; and (iv) the interest portion of any deferred payment obligation; and

(d)
Consolidated Non-cash Charges;

less any non-cash items (other than the accrual of revenue in the ordinary course of business) increasing Consolidated Net Income for such period, all as determined on a consolidated basis for such Person and its Restricted Subsidiaries in accordance with GAAP.

"Consolidated Fixed Charge Coverage Ratio" means, with respect to any Person, the ratio of Consolidated EBITDA of such Person for the most recently ended four full fiscal quarters for which internal financial statements are available (the "Four Quarter Period") immediately preceding the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (the "Transaction Date") to Consolidated Fixed Charges of such Person for the Four Quarter Period. For purposes of this definition, "Consolidated EBITDA" and "Consolidated Fixed Charges" shall be calculated after giving effect on a pro forma basis, without duplication, to:

(1)
the incurrence or repayment, purchase, defeasance, redemption or other acquisition or retirement of any Indebtedness of such Person or any of its Restricted Subsidiaries giving rise to the need to make such calculation (including, with respect to such incurrence, any application of the proceeds thereof) to any such repayment, purchase, defeasance, redemption or other acquisition or retirement and any other incurrence or repayment, purchase, defeasance, redemption or other acquisition or retirement of Indebtedness, other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence and/or repayment, purchase, defeasance, redemption or other acquisition or retirement, as the case may be, occurred on the first day of the Four Quarter Period; and

(2)
any Asset Sale or Asset Acquisition giving rise to the need to make such calculation and any other Asset Sale or Asset Acquisition occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date (including in each case any pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X under the Exchange Act), as if such Asset Sale or Asset Acquisition occurred on the first day of the Four Quarter Period.

If such Person or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the provisions of clause (1) above shall give effect to the incurrence of such guaranteed Indebtedness as if such Person or any Restricted Subsidiary of such Person had directly incurred or otherwise assumed such guaranteed Indebtedness.

Furthermore, in calculating "Consolidated Fixed Charges" for purposes of determining the denominator (but not the numerator) of this "Consolidated Fixed Charge Coverage Ratio":

(1)
interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date; and

(2)
notwithstanding clause (1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

"Consolidated Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of:

(1)
Consolidated Interest Expense; plus

(2)
the product of (x) the amount of all dividend payments on any series of Preferred Stock of such Person (other than dividends paid in Qualified Capital Stock) paid or accrued during such period times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local tax rate of such Person, expressed as a decimal.

"Consolidated Interest Expense" means, with respect to any Person for any period, the sum of, without duplication:

(1)
the aggregate of the interest expense of such Person and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, excluding (i) (a) any amortization of debt discount and amortization or write-off of deferred financing costs or (b) any other cost associated with the early extinguishment of debt included in the calculation of interest expense in accordance with GAAP; (ii) the net costs under Interest Swap Obligations; (iii) all capitalized interest; and (iv) the interest portion of any deferred payment obligation; and

(2)
the interest attributable to Capitalized Lease Obligations as determined on a consolidated basis in accordance with GAAP.

"Consolidated Net Income" means, with respect to any Person, for any period, the aggregate net income (or loss) of such Person and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided that there shall be excluded therefrom:

(1)
after-tax gains and losses from Asset Sales (without regard to the $1.0 million limitation set forth in the definition thereof) or abandonments or reserves relating thereto;

(2)
after-tax items classified as extraordinary, unusual or nonrecurring gains and losses;

(3)
any cost associated with the early extinguishment of debt described in clause (1)(i)(b) of the definition of Consolidated Interest Expense;

(4)
the net income (or loss) of any Person acquired in a "pooling of interests" transaction accrued prior to the date it becomes a Restricted Subsidiary of the referent Person or is merged or consolidated with the referent Person or any Restricted Subsidiary of the referent Person;

(5)
the net income (but not loss) of any Restricted Subsidiary of the referent Person to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is restricted by a contract, operation of law or otherwise;

(6)
the net income (or loss) of any other Person, other than a Restricted Subsidiary of the referent Person, except to the extent of cash dividends or distributions paid to the referent Person or to a Wholly Owned Restricted Subsidiary of the referent Person by such other Person;

(7)
cumulative effect of changes in accounting principles;

(8)
income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued); and

(9)
in the case of a successor to the referent Person by consolidation or merger or as a transferee of the referent Person's assets, any earnings of the successor prior to such consolidation, merger or transfer of assets.

"Consolidated Non-cash Charges" means, with respect to any Person, for any period, the aggregate depreciation, amortization (other than amortization of Rental Items (except for one time and incremental charges associated with changes in accounting policies)) and other non-cash charges and expenses of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such non-cash charge or expense to the extent that it represents an accrual of or a reserve for cash charges or expenses for any future period).

"Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Company or any Restricted Subsidiary of the Company against fluctuations in currency values.

"Default" means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

"Designated Senior Debt" means:

(1)
Senior Debt outstanding under the Senior Credit Facilities; and

(2)
any other Senior Debt permitted under the Indenture, the principal amount of which is $25 million or more and that has been designated by the Company as "Designated Senior Debt."

"Disqualified Capital Stock" means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event (other than an event which would constitute a Change of Control), matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof (except, in each case, upon the occurrence of a Change of Control) on or prior to the final maturity date of the Notes.

"Domestic Restricted Subsidiary" means a Restricted Subsidiary incorporated or otherwise organized or existing under the laws of the United States, any state thereof or any territory or possession of the United States.

"Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

"Existing Notes" means the 10.625% senior subordinated notes due 2004 of the Company outstanding on the Issue Date.

"Existing Note Indenture" means the indenture, dated August 13, 1997 between the Company and BNY Western Trust Company, as successor-in-interest to U.S. Trust Company, N.A., as trustee, as amended through the Issue Date relating to the Existing Notes.

"fair market value" means, with respect to any asset or property, the price which could be negotiated in an arm's-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair market value shall be determined by the Board of Directors of the Company acting reasonably and in good faith and shall be evidenced by a Board Resolution of the Board of Directors of the Company delivered to the Trustee.

"GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect as of the Issue Date.

"Guarantor" means: (1) Hollywood Management Company and (2) each of the Company's Restricted Subsidiaries that in the future executes a supplemental indenture in which such Restricted Subsidiary agrees to be bound by the terms of the Indenture as a Guarantor; provided that any Person constituting a Guarantor as described above shall cease to constitute a Guarantor when its respective Guarantee is released in accordance with the terms of the Indenture.

"Guarantor Senior Debt" means, in respect of any Guarantor, the principal of, premium, if any, and interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on any Indebtedness of a Guarantor, whether outstanding on the Issue Date or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the Guarantee of such Guarantor. Without limiting the generality of the foregoing, "Guarantor Senior Debt" shall also include the principal of, premium, if any, interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on, and all other amounts owing in respect of:

(1)
all monetary obligations of every nature of such Guarantor under, or with respect to, the Senior Credit Facilities, including, without limitation, obligations to pay principal and interest, reimbursement obligations under letters of credit, fees, expenses and indemnities (and guarantees thereof);

(2)
all Interest Swap Obligations (and guarantees thereof); and

(3)
all obligations (and guarantees thereof) under Currency Agreements;

in each case whether outstanding on the Issue Date or thereafter incurred.

Notwithstanding the foregoing, "Guarantor Senior Debt" shall not include:

(1)
any Indebtedness of such Guarantor to a Subsidiary of such Guarantor;

(2)
Indebtedness of such Guarantor to, or Indebtedness guaranteed by such Guarantor on behalf of, any shareholder, director, officer or employee such Guarantor or any Subsidiary of such Guarantor (including, without limitation, amounts owed for compensation) other than a shareholder who is also a lender (or an Affiliate of a lender) under the Senior Credit Facilities;

(3)
Indebtedness of such Guarantor to trade creditors and other amounts incurred in connection with obtaining goods, materials or services;

(4)
Indebtedness of such Guarantor represented by Disqualified Capital Stock;

(5)
any liability of such Guarantor for federal, state, local or other taxes owed or owing by such Guarantor;

(6)
that portion of any Indebtedness incurred by such Guarantor in violation of the Indenture provisions set forth under "Limitation on Incurrence of Additional Indebtedness" (but, as to any such obligation, no such violation shall be deemed to exist for purposes of this clause (6) if the holder(s) of such obligation or their representative shall have received an officers' certificate of the Company to the effect that the incurrence of such Indebtedness does not (or, in the case of revolving credit indebtedness, that the incurrence of the entire committed amount thereof at the date on which the initial borrowing thereunder is made would not) violate such provisions of the Indenture);

(7)
Indebtedness of such Guarantor which, when incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, is without recourse to such Guarantor; and

(8)
any Indebtedness which is, by its express terms, subordinated in right of payment to any other Indebtedness of such Guarantor.

"Hollywood Management Company" means Hollywood Management Company, an Oregon corporation and a Wholly Owned Subsidiary of the Company.

"Indebtedness" means with respect to any Person, without duplication:

(1)
all Obligations of such Person for borrowed money;

(2)
all Obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3)
all Capitalized Lease Obligations of such Person;

(4)
all Obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all Obligations under any title retention agreement (but excluding trade accounts payable, including accounts payable arising from the participation by such Person in any floor plan financing program, and other accrued liabilities arising in the ordinary course of business, or, to the extent they are on the same terms as such accounts payable, notes in exchange therefor);

(5)
all Obligations for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction;

(6)
guarantees and other contingent obligations in respect of Indebtedness referred to in clauses (1) through (5) above and clause (8) below;

(7)
all Obligations of any other Person of the type referred to in clauses (1) through (6) which are secured by any lien on any property or asset of such Person, the amount of such Obligation being deemed to be the lesser of the fair market value of such property or asset or the amount of the Obligation so secured;

(8)
all Obligations under currency agreements and interest swap agreements of such Person; and

(9)
all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any.

For purposes hereof, the "maximum fixed repurchase price" of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined reasonably and in good faith by the Board of Directors of the issuer of such Disqualified Capital Stock.

"Interest Swap Obligations" means the obligations of any Person pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person may become entitled to receive from such other Person payments calculated by applying either a floating or a fixed rate of interest to a stated notional amount and such other Person may conversely become entitled to receive from the first Person payments calculated by applying a fixed or a floating rate of interest to the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

"Investment" means, with respect to any Person, any direct or indirect loan or other extension of credit (including, without limitation, a guarantee) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any Person. "Investment" shall exclude extensions of trade credit by the Company and its Restricted Subsidiaries on commercially reasonable terms in accordance with normal trade practices of the Company or such Restricted Subsidiary, as the case may be. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Common Stock of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Restricted Subsidiary is no longer a Wholly Owned Restricted Subsidiary, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Common Stock of such Restricted Subsidiary not sold or disposed of.

"Issue Date" means the date of original issuance of the Notes.

"Lien" means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

"Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (other than the portion of any such deferred payment constituting interest) received by the Company or any of its Restricted Subsidiaries from such Asset Sale net of:

(1)
reasonable out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions);

(2)
taxes paid or payable after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements;

(3)
repayment of Indebtedness that is secured by the property or assets that are the subject of such Asset Sale; and

(4)
appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale.

"Obligations" means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

"Permitted Indebtedness" means, without duplication, each of the following:

(1)
Indebtedness under the Notes issued in this offering and any Guarantees;

(2)
Indebtedness incurred pursuant to the Senior Credit Facilities in an aggregate principal amount at any time outstanding not to exceed $250.0 million less the amount of all repayments of term debt and permanent commitment reductions under the Senior Credit Facilities, in each case with the Net Cash Proceeds of Asset Sales applied thereto as required by the "Limitation on Asset Sales" covenant;

(3)
other Indebtedness of the Company and its Restricted Subsidiaries outstanding on the Issue Date (other than Capitalized Lease Obligations, which are subject to clause (10) below); provided that a notice of redemption of that portion of the Existing Notes that can be redeemed with the net proceeds of this offering shall be given in accordance with Article 3 of the Existing Note Indenture on the Issue Date;

(4)
Interest Swap Obligations of the Company or any Restricted Subsidiary; provided, however, that (a) such Interest Swap Obligations arise pursuant to an arrangement entered into to protect the Company and /or its Restricted Subsidiaries from fluctuations in interest rates on their outstanding Indebtedness and (b) the notional amount subject to such arrangement does not, at the time of the incurrence thereof, exceed the principal amount of the Indebtedness to which such arrangement relates;

(5)
Indebtedness under Currency Agreements; provided that in the case of Currency Agreements which relate to Indebtedness, such Currency Agreements do not increase the Indebtedness of the Company and its Restricted Subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

(6)
Indebtedness of a Restricted Subsidiary of the Company to the Company or to a Wholly Owned Restricted Subsidiary of the Company for so long as such Indebtedness is held by the Company or a Wholly Owned Restricted Subsidiary of the Company, in each case subject to no Lien held by a Person other than the Company or a Wholly Owned Restricted Subsidiary of the Company; provided that if any such Indebtedness shall subsequently become Indebtedness to, or subject to a Lien held by, any Person other than the Company or a Wholly Owned Restricted Subsidiary of the Company the Indebtedness referred to in this proviso shall thereupon be deemed to be incurred as Indebtedness that is not permitted by this clause (6);

(7)
Indebtedness of the Company to a Wholly Owned Restricted Subsidiary of the Company for so long as such Indebtedness is held by a Wholly Owned Restricted Subsidiary of the Company subject to no Lien held by a Person other than a Restricted Subsidiary of the Company; provided that (a) such Indebtedness is unsecured and subordinated, pursuant to a written agreement, to the Company's obligations under the Indenture and the Notes and (b) if any such Indebtedness subsequently becomes Indebtedness to, or subject to a Lien held by, any Person other than a Wholly Owned Restricted Subsidiary of the Company, the Indebtedness referred to in this subclause (b) shall thereafter be deemed to be incurred as Indebtedness that is not permitted by this subclause (b);

(8)
Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five business days of incurrence;

(9)
Indebtedness of the Company or any of its Restricted Subsidiaries in respect of performance bonds, bankers' acceptances, workers' compensation claims, surety or appeal bonds, payment obligations in connection with self-insurance or similar obligations, and bank overdrafts (and letters of credit in respect thereof) in the ordinary course of business;

(10)
Indebtedness represented by Capitalized Lease Obligations and Purchase Money Indebtedness of the Company and its Restricted Subsidiaries, in each case incurred in the ordinary course of business, not to exceed $35.0 million at any one time outstanding;

(11)
Refinancing Indebtedness;

(12)
Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or Capital Stock of a Restricted Subsidiary, provided that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by the Company and its Restricted Subsidiaries in connection with such disposition;

(13)
Indebtedness incurred in connection with the financing of the Company's insurance premiums in the ordinary course of business consistent with past practices; and

(14)
additional Indebtedness of the Company and its Restricted Subsidiaries in an aggregate principal amount not to exceed $25.0 million at any one time outstanding (which amount may, but need not, be incurred in whole or in part under the Senior Credit Facilities).

For purposes of determining compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant, (i) in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (14) above or is entitled to be incurred pursuant to the Consolidated Fixed Charge Coverage Ratio provisions of such covenant, the Company shall be entitled, in its sole discretion, to classify (or later reclassify) such item of Indebtedness or any portion thereof in any manner that complies with this covenant and (ii) accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Capital Stock in the form of additional shares of the same class of Disqualified Capital Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Capital Stock.

"Permitted Investments" means:

(1)
Investments by the Company or any Restricted Subsidiary of the Company in any Person that is or will become immediately after such Investment a Wholly Owned Restricted Subsidiary of the Company or that will merge or consolidate with or into or transfer or convey all or substantially all of its assets to, the Company or a Wholly Owned Restricted Subsidiary of the Company;

(2)
Investments in the Company by any Restricted Subsidiary of the Company; provided that any Indebtedness evidencing such Investment is unsecured and subordinated, pursuant to a written agreement, to the Company's obligations under the Notes and the Indenture;

(3)
Investments in cash and Cash Equivalents;

(4)
loans and advances to employees, officers and directors of the Company and its Restricted Subsidiaries in the ordinary course of business consistent with past practices for bona fide business purposes not in excess of $5.0 million at any one time outstanding;

(5)
Investments resulting from Currency Agreements and Interest Swap Obligations entered into in the ordinary course of the Company's or its Restricted Subsidiaries' businesses and otherwise in compliance with the Indenture;

(6)
additional Investments not to exceed $20.0 million at any one time outstanding;

(7)
Investments received in compromise or settlement of claims against any other Person arising in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any Person;

(8)
Investments made by the Company or its Restricted Subsidiaries as a result of non-cash consideration received in connection with an Asset Sale made in compliance with the "Limitation on Asset Sales" covenant;

(9)
receivables owing to the Company or any Restricted Subsidiary created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

(10)
payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(11)
Investments in existence on the Issue Date;

(12)
endorsements of negotiable instruments and documents in the ordinary course of business; and

(13)
any Investment acquired for consideration consisting exclusively of common equity securities of the Company that is Qualified Capital Stock.

"Permitted Liens" means the following types of Liens:

(1)
Liens for taxes, assessments or governmental charges or claims either (a) not yet subject to penalties for non-payment or (b) contested in good faith by appropriate proceedings and as to which the Company or its Restricted Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;

(2)
statutory or contractual Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

(3)
Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(4)
judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

(5)
easements, rights-of-way, zoning restrictions and other similar charges or encumbrances (including for licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines) in respect of real property not interfering in any material respect with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

(6)
Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(7)
Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

(8)
Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of the Company or any of its Restricted Subsidiaries, including rights of offset and set-off;

(9)
Liens securing Interest Swap Obligations which Interest Swap Obligations relate to Indebtedness that is otherwise permitted under the Indenture;

(10)
Liens securing Capitalized Lease Obligations and Purchase Money Indebtedness that are otherwise permitted under the Indenture; provided, however, that (a) in the case of Purchase Money Indebtedness (i) the Indebtedness shall not exceed the cost of such property or assets and shall not be secured by any property or assets of the Company or any Restricted Subsidiary of the Company other than the property and assets so acquired or constructed and (ii) the Lien securing such Indebtedness shall be created within 180 days of such acquisition or construction or, in the case of a refinancing of any Purchase Money Indebtedness, within 180 days of such refinancing and (b) in the case of Capitalized Lease Obligations, such Liens do not extend to any property or assets which are not leased property subject to such Capitalized Lease Obligation;

(11)
Liens securing Indebtedness under Currency Agreements;

(12)
Liens securing Acquired Indebtedness incurred in accordance with the "Limitation on Incurrence of Additional Indebtedness" covenant; provided that:

(a)
such Liens secured such Acquired Indebtedness at the time of and prior to the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company and were not granted in connection with, or in anticipation of, the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company;

(b)
such Liens do not extend to or cover any property or assets of the Company or of any of its Restricted Subsidiaries other than the property or assets that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of the Company or a Restricted Subsidiary of the Company and are no more favorable to the lienholders than those securing the Acquired Indebtedness prior to the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company;

(13)
leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries; and

(14)
Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business.

"Person" means an individual, partnership, corporation, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

"Preferred Stock" of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

"Purchase Money Indebtedness" means Indebtedness of the Company and its Restricted Subsidiaries incurred in the normal course of business for the purpose of financing all or any part of the purchase price, or the cost of installation, construction or improvement, of property or equipment.

"Qualified Capital Stock" means any Capital Stock that is not Disqualified Capital Stock.

"Refinance" means, in respect of any security or Indebtedness, to refinance, extend (including pursuant to any defeasance or discharge mechanism), renew, refund, repay, replace, prepay, redeem, defease or retire, or to issue a security or incur Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. "Refinanced" and "Refinancing" shall have correlative meanings.

"Refinancing Indebtedness" means any Indebtedness incurred by the Company or any Restricted Subsidiary of the Company to Refinance any Indebtedness incurred otherwise than in breach of the "Limitation on Incurrence of Additional Indebtedness" covenant (other than the Existing Notes to be redeemed with the net proceeds from the issuance of the Notes on the Issue Date and Indebtedness classified under any of clauses (2), (4), (5), (6), (7), (8), (9), (10), (12), (13) or (14) of the definition of Permitted Indebtedness), in each case that does not:

(1)
have an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is greater than the sum of the aggregate outstanding principal amount (or if issued with original issue discount, the aggregate accreted value) of the Indebtedness being refinanced plus, without duplication, accrued and unpaid interest on the Indebtedness being Refinanced and out-of-pocket costs and expenses, including any premium and defeasance costs); or

(2)
have: (a) a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced; or (b) a final maturity earlier than the final maturity of the Indebtedness being Refinanced; provided that (x) if such Indebtedness being Refinanced is Indebtedness of the Company (other than the Notes), then such Refinancing Indebtedness shall be Indebtedness solely of the Company (except that any Restricted Subsidiary that shall have guaranteed or otherwise been obligated with respect to the Indebtedness of the Company being Refinanced may similarly guarantee or be obligated with respect to such Refinancing Indebtedness) and (y) if such Indebtedness being Refinanced is subordinate or junior to the Notes, then such Refinancing Indebtedness shall be subordinate to the Notes at least to the same extent and in the same manner as the Indebtedness being Refinanced.

"Rental Items" means, with respect to any Person, videotapes, video discs (regardless of format), video games, audiotapes and related equipment to the extent that such items were acquired by such Person or its Restricted Subsidiaries for sale or rental to their customers or are held by such Person or its Restricted Subsidiaries for sale or rental to their customers.

"Representative" means the indenture trustee or other trustee, agent or representative in respect of any Designated Senior Debt; provided that if, and for so long as, any Designated Senior Debt lacks such a representative, then the Representative for such Designated Senior Debt shall at all times constitute the holders of a majority in outstanding principal amount of such Designated Senior Debt in respect of any Designated Senior Debt.

"Restricted Subsidiary" of any Person means any Subsidiary of such Person which at the time of determination is not an Unrestricted Subsidiary.

"Sale and Leaseback Transaction" means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to the Company or a Restricted Subsidiary of any property, whether owned by the Company or any Restricted Subsidiary at the Issue Date or later acquired, which has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such Person or to any other Person from whom funds have been or are to be advanced by such Person on the security of such Property.

"Senior Credit Facilities" means with respect to the Company, one or more credit facilities (including, without limitation the credit facilities provided for in the Credit Agreement dated as of March 18, 2002, among the Company and UBS Warburg LLC, as lead arranger, UBS AG, Stamford Branch, as Administrative Agent and the other parties thereto) or commercial paper facilities, in each case with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time (including successive amendments, modifications, renewals, refundings, replacements or refinancings) and whether by the same or any other agent, lender or group of lenders.

"Senior Debt" means the principal of, premium, if any, and interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on any Indebtedness of the Company, whether outstanding on the Issue Date or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the Notes. Without limiting the generality of the foregoing, "Senior Debt" shall also include the principal of, premium, if any, interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on, and all other amounts owing in respect of:

(1)
all monetary obligations of every nature of the Company under, or with respect to, the Senior Credit Facilities, including, without limitation, obligations to pay principal and interest, reimbursement obligations under letters of credit, fees, expenses and indemnities (and guarantees thereof);

(2)
all Interest Swap Obligations (and guarantees thereof); and

(3)
all obligations (and guarantees thereof) under Currency Agreements;

in each case whether outstanding on the Issue Date or thereafter incurred.

Notwithstanding the foregoing, "Senior Debt" shall not include:

(1)
any Indebtedness of the Company to a Subsidiary of the Company;

(2)
Indebtedness of the Company to, or Indebtedness guaranteed by the Company on behalf of, any shareholder, director, officer or employee of the Company or any Subsidiary of the Company (including, without limitation, amounts owed for compensation) other than a shareholder who is also a lender (or an Affiliate of a lender) under the Senior Credit Facilities;

(3)
Indebtedness of the Company to trade creditors and other amounts incurred in connection with obtaining goods, materials or services;

(4)
Indebtedness of the Company represented by Disqualified Capital Stock;

(5)
any liability of the Company for federal, state, local or other taxes owed or owing by the Company;

(6)
that portion of any Indebtedness incurred by the Company in violation of the Indenture provisions set forth under "Limitation on Incurrence of Additional Indebtedness" (but, as to any such obligation, no such violation shall be deemed to exist for purposes of this clause (6) if the holder(s) of such obligation or their representative shall have received an officers' certificate of the Company to the effect that the incurrence of such Indebtedness does not (or, in the case of revolving credit indebtedness, that the incurrence of the entire committed amount thereof at the date on which the initial borrowing thereunder is made would not) violate such provisions of the Indenture);

(7)
Indebtedness of the Company which, when incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, is without recourse to the Company; and

(8)
any Indebtedness which is, by its express terms, subordinated in right of payment to any other Indebtedness of the Company.

"Significant Subsidiary", with respect to any Person, means any Restricted Subsidiary of such Person that satisfies the criteria for a "significant subsidiary" set forth in Rule 1.02(w) of Regulation S-X under the Exchange Act.

"Subsidiary", with respect to any Person, means:

(1)
any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person; or

(2)
any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person.

"Unrestricted Subsidiary" of any Person means:

(1)
any Subsidiary of such Person that at the time of determination shall be or continue to be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below; and

(2)
any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Company may designate any Subsidiary (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Company or any Restricted Subsidiary of the Company; provided that:

(1)
the Company certifies to the Trustee that such designation complies with the "Limitation on Restricted Payments" covenant; and

(2)
each Subsidiary to be so designated and each of its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any of its Restricted Subsidiaries.

The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if:

(1)
immediately after giving effect to such designation, the Company is able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant; and

(2)
immediately before and immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing.

"Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding aggregate principal amount of such Indebtedness into (b) the sum of the total of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

"Wholly Owned Restricted Subsidiary" of any Person means any Wholly Owned Subsidiary of such Person which at the time of determination is a Restricted Subsidiary of such Person.

"Wholly Owned Subsidiary" of any Person means any Subsidiary of such Person of which all the outstanding voting securities (other than, in the case of a foreign Subsidiary, directors' qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable law) are owned by such Person or any Wholly Owned Subsidiary of such Person.

Certain material United States federal income tax considerations

The following is a summary of certain material United States federal income tax considerations applicable to United States Holders (as defined below), and certain material United States federal income and estate tax considerations applicable to non-United States Holders (as defined below), relating to the purchase, ownership and disposition of the Notes by initial holders of the Notes. This summary does not purport to be a complete analysis of all the potential United States tax considerations relating to the Notes. This summary is based upon provisions of the Internal Revenue Code of 1986, as amended, Treasury regulations promulgated under the Internal Revenue Code, administrative rulings and judicial decisions as of the date hereof. These authorities may be changed, perhaps retroactively, so as to result in United States federal income and estate tax consequences different from those set forth below. We have not obtained and do not intend to obtain any ruling from the Internal Revenue Service ("IRS") or an opinion of counsel with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions.

This summary assumes that the Notes are held as capital assets and that holders purchase the Notes upon their initial issuance pursuant to this offering memorandum at the Notes' initial offering price. This summary also does not address the tax considerations arising pursuant to the laws of any foreign, state or local jurisdiction. In addition, this summary does not address all tax considerations that may be applicable to holders in light of their own particular circumstances or to holders that may be subject to special tax rules, including, without limitation:

•
holders subject to the alternative minimum tax;

•
banks, insurance companies, or other financial institutions;

•
tax-exempt organizations;

•
dealer in securities or commodities;

•
partnerships or other pass-through entities;

•
traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•
certain expatriates;

•
holders whose "functional currency" is not the United States dollar;

•
persons that will hold the Notes as a position in a hedging transaction, "straddle," "conversion transaction" or other risk reduction transaction; or

•
persons deemed to sell the Notes under the constructive sale provisions of the Internal Revenue Code.

If a partnership holds Notes, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. If you are a partner in a partnership holding Notes, you should consult your tax advisor regarding the tax consequences of the purchase, ownership and disposition of the Notes.

THIS DISCUSSION OF CERTAIN MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE

APPLICATION OF UNITED STATES FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION AS WELL AS ANY TAX CONSEQUENCES ARISING PURSUANT TO THE UNITED STATES FEDERAL ESTATE OR GIFT TAX RULES OR PURSUANT TO THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR PURSUANT TO ANY APPLICABLE TAX TREATY.

Consequences to United States Holders

For purposes of this discussion, a "United States holder" means a beneficial owner of a Note that for United States federal income tax purposes is:

•
a citizen or resident of the United States;

•
a corporation created or organized in or under the laws of the United States or any political subdivision of the United States;

•
an estate the income of which is subject to United States federal income taxation regardless of its source; or

•
a trust (1) whose administration is subject to the supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) that has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

Payments of Interest

Stated interest on the Notes generally will be taxable to you as ordinary income at the time it is paid or accrued in accordance with your regular method of accounting for United States federal income tax purposes.

Disposition of Notes

Upon the sale, exchange, redemption or other disposition of a Note, you generally will recognize taxable gain or loss equal to the difference between (1) the sum of cash plus the fair market value of all other property received on such disposition (except to the extent such cash or property is attributable to accrued but unpaid interest, which will be treated as ordinary interest income to the extent not previously included in income) and (2) your adjusted tax basis in the Note. Your adjusted tax basis in a Note generally will equal your cost of acquiring the Note.

Gain or loss recognized on the disposition of a Note generally will be capital gain or loss, and will be long-term capital gain or loss if your holding period for the Note at the time of disposition is more than one year. Long-term capital gain recognized by certain non-corporate holders, including individuals, generally is taxed at lower rates than items of ordinary income. Deductibility of capital losses by U.S. Holders is subject to limitations.

Information Reporting and Backup Withholding

In general, information reporting requirements will apply to certain payments of principal and interest on, and the proceeds of certain sales of, Notes unless you are an exempt recipient (including corporations among others). Backup withholding (currently 30%) on such payments will be required if you fail to provide us with your correct taxpayer identification number or certification of exempt status or you have been notified by the Internal Revenue Service that payments to you are subject to backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against your United States federal income tax liability, provided the required information is properly furnished to the IRS on a timely basis.

Consequences to Non-United States Holders

The following is a summary of the material United States federal income and estate tax consequences that will apply to you if you are a non-United States holder of Notes. For purposes of this discussion, the term "non-United States holder" means a beneficial owner of a Note that for United States federal income tax purposes is a non-resident alien or a corporation, trust or estate that is not a United States holder.

Special rules may apply to certain non-United States holders such as "controlled foreign corporations," "passive foreign investment companies" and "foreign personal holding companies." Such entities should consult their own tax advisors to determine the United States federal, state, local and other tax consequences that may be relevant to them.

Payment of Interest

The 30% United States federal withholding tax otherwise applicable to payments of United States source interest not effectively connected with a trade or business in the United States will not apply to any payment of interest to you on a Note, provided that:

•
you do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock that are entitled to vote;

•
you are not a controlled foreign corporation that is related to us through stock ownership; and

•
(a) you provide your name and address, and certify, under penalties of perjury, that you are not a United States person (which certification may be made on an IRS Form W-8BEN) or (b) a securities clearing organization, bank, or other financial institution that holds customers' securities in the ordinary course of its business holds the Note on your behalf and certifies, under penalties of perjury, that it has received IRS Form W-8BEN from you or from another qualifying financial institution intermediary, and provides a copy of your IRS Form W-8BEN. If the Notes are held by or through certain foreign intermediaries or certain foreign partnerships, such foreign intermediaries or partnerships must also satisfy the certification requirements of applicable Treasury regulations.

If you cannot satisfy the requirements described above, payments of interest will be subject to the 30% United States federal withholding tax, unless you provide us with a properly executed (1) IRS Form W-8BEN claiming an exemption from or reduction in withholding under the benefit of an applicable tax treaty or (2) IRS Form W-8ECI stating that interest paid on the Note is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States.

If you are engaged in a trade or business in the United States and interest on a Note is effectively connected with the conduct of that trade or business, you will be required to pay United States federal income tax on that interest on a net income basis (although you will be exempt from the 30% withholding tax provided the certification requirement described above is met) in the same manner as if you were a United States person as defined under the Internal Revenue Code, except as otherwise provided by an applicable tax treaty. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with your conduct of a trade or business in the United States. For this purpose, interest will be included in the earnings and profits of such foreign corporation.

Sale, Exchange or Other Taxable Disposition of Notes

Any gain realized upon the sale, exchange or other taxable disposition of a Note (except with respect to accrued and unpaid interest, which would be taxable as described above) generally will not be subject to United States federal income tax unless:

•
that gain is effectively connected with your conduct of a trade or business in the United States; or

•
you are an individual who is present in the United States for 183 days or more in the taxable year of the disposition, and certain other conditions are met.

A holder described in the first bullet point above generally will be required to pay United States federal income tax on the net gain derived from the sale, except as otherwise required by an applicable tax treaty, and if such holder is a foreign corporation, it may also be required to pay a branch profits tax at a 30% rate or a lower rate if so specified by an applicable income tax treaty. A holder described in the second bullet point above will be subject to a 30% United States federal income tax on the gain derived from the sale, which may be offset by United States source capital losses.

United States Federal Estate Tax

The United States federal estate tax will not apply to the Notes owned by you at the time of your death, provided that (1) you do not own actually or constructively 10% or more of the total combined voting power of all classes of our voting stock (within the meaning of the Internal Revenue Code and the Treasury regulations) and (2) interest on the Note would not have been, if received at the time of your death, effectively connected with your conduct of a trade or business in the United States.

Information Reporting and Backup Withholding

The amount of interest and principal paid to you on the Note and the amount of tax withheld, if any, generally will be reported to you and to the IRS. You generally will not be subject to backup withholding with respect to payments that we make to you provided that you have made appropriate certifications as to your foreign status, or you otherwise establish an exemption.

You generally will not be subject to backup withholding or information reporting with respect to any payment of the proceeds of the sale of a Note effected outside the United States by a foreign office of a foreign "broker" (as defined in applicable Treasury regulations), provided that such broker:

•
derives less than 50% of its gross income for certain periods from the conduct of a trade or business in the United States,

•
is not a controlled foreign corporation for United States federal income tax purposes, and

•
is not a foreign partnership that, at any time during its taxable year, has 50% or more of its income or capital interests owned by United States persons or is engaged in the conduct of a United States trade or business.

You will be subject to information reporting, but not backup withholding, with respect to any payment of the proceeds of a sale of a Note effected outside the United States by a foreign office of any other broker unless such broker has documentary evidence in its records that you are not a United States person and certain other conditions are met, or you otherwise establish an exemption. You will be subject to backup withholding and information reporting with respect to any payment of the proceeds of a sale of a Note effected by the United States office of a broker unless you properly certify under penalties of perjury as to your foreign status and certain other conditions are met or you otherwise establish an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability, provided the required information is properly furnished to the IRS on a timely basis.

Underwriting

We are selling the Notes to the underwriters named in the table below pursuant to an underwriting agreement dated the date of this prospectus supplement. We have agreed to sell to each of the underwriters, and each of the underwriters has severally agreed to purchase, the principal amount of Notes set forth opposite that underwriter's name in the table below:

Underwriters	Principal Amount of Notes

UBS Warburg LLC	$180,000,000
Bear, Stearns & Co. Inc.	$45,000,000

Total	$225,000,000

Under the terms and conditions of the underwriting agreement, the underwriters must buy all of the Notes if they buy any of them. The underwriting agreement provides that the obligations of the underwriters pursuant thereto are subject to certain conditions. In the event of a default by an underwriter, the underwriting agreement provides that, in certain circumstances, the underwriting agreement may be terminated. The underwriters will sell the Notes to the public when and if the underwriters buy the Notes from us.

The Notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the Notes on any national securities exchange. We have been advised by the underwriters that the underwriters intend to make a market in the Notes but are not obligated to do so and may stop their market-making at any time without providing any notice. Liquidity of the trading market for the Notes cannot be assured.

The Notes sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. If all of the Notes are not sold at the initial offering price, the underwriters may change the offering price and other selling terms.

In order to facilitate the offering of the Notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes. Specifically, the underwriters may over-allot in connection with the offering, creating a short position in the Notes for their own accounts. In addition, to cover short positions or to stabilize the price of the Notes, the underwriters may bid for, and purchase, the Notes in the open market. Finally, the underwriters may reclaim selling concessions allowed to a particular underwriter or dealer for distributing the Notes in the offering if the underwriter or dealer repurchases previously distributed Notes in transactions to cover short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Notes above independent market levels. The underwriters are not required to engage in these activities and may end any of these activities at any time. These transactions may be effected in the over-the-counter market or otherwise.

We estimate that our expenses in connection with the sale of the Notes, other than underwriting discounts, will be $700,000. This estimate includes expenses relating to printing, rating agency fees, trustee's fees, legal fees and other expenses.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

In the ordinary course of business, the underwriters and/or their affiliates have in the past performed, and may continue to perform, investment banking, financial advisory and other services to us and our affiliates for which they have received, or expect to receive, customary fees. An affiliate of UBS

Warburg LLC is a lender under our existing bank credit facilities and will be a lender under the proposed new bank credit facilities.

Legal matters

The validity of the issuance of the Notes will be passed upon for us by Stoel Rives LLP, Portland, Oregon. Certain legal matters will be passed upon for the underwriters by Cahill Gordon & Reindel, New York, New York.

Experts

The financial statements as of December 31, 2001 and 2000 and for each of the three years in the period ended December 31, 2001 included in this prospectus supplement have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

Available information

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission, the SEC. You may read and copy any document we file at the SEC's public reference room in Washington D.C. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov.

The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference in this prospectus supplement is considered to be part of this prospectus supplement, and later information filed with the SEC or contained in this prospectus supplement updates and supersedes this information. We incorporate by reference the documents listed below and any filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 on or after the date of this prospectus supplement until our offering is completed:

•
our Annual Report on Form 10-K for the fiscal year ended December 31, 2001, as filed with the SEC on April 1, 2002; File No. 0-21824;

•
our Definitive Proxy Statement on Schedule 14A, as filed with the SEC on April 12, 2002; File No. 0-21824;

•
our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2002, as filed with the SEC on May 10, 2002, for the quarter ended June 30, 2002, as filed with the SEC on August 14, 2002, and for the quarter ended September 30, 2002, as filed with the SEC on November 14, 2002; File No. 0-21824; and

•
our Current Reports on Form 8-K dated February 19, 2002, March 6, 2002, April 25, 2002, August 12, 2002 and December 10, 2002; File No. 0-21824.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

    Hollywood Entertainment Corporation
    Attention: Chief Financial Officer
    9275 S.W. Peyton Lane
    Wilsonville, Oregon 97070
    Telephone: (503) 570-1600

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders
of Hollywood Entertainment Corporation

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of changes in shareholders' equity and of cash flows present fairly, in all material respects, the financial position of Hollywood Entertainment Corporation and its subsidiaries at December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP
Portland, Oregon
February 19, 2002, except as to Note 25, which is as of March 18, 2002

HOLLYWOOD ENTERTAINMENT CORPORATION

CONSOLIDATED BALANCE SHEETS
(In thousands, except share amounts)

	December 31, 2001	December 31, 2000

ASSETS
Current assets:
Cash and cash equivalents	$38,810	$3,268
Accounts receivable	29,056	23,830
Merchandise inventories	61,585	54,201
Prepaid expenses and other current assets	10,863	10,099

Total current assets	140,314	91,398
Rental inventory, net	191,016	168,462
Property and equipment, net	270,586	323,666
Goodwill, net	64,934	69,616
Deferred income tax asset	38,396	—
Other assets, net	13,298	11,972

	$718,544	$665,114

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Current maturities of long-term obligations	$111,914	$261,164
Accounts payable	167,479	200,358
Accrued expenses	112,799	114,633
Accrued interest	13,712	11,817
Income taxes payable	5,266	4,844

Total current liabilities	411,170	592,816
Long-term obligations, less current portion	402,088	275,237
Other liabilities	18,840	19,438

	832,098	887,491
Commitments and contingencies (Note 22)	—	—
Shareholders' equity (deficit):
Preferred stock, no par value, 25,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, no par value, 100,000,000 shares authorized; and 49,428,763 and 46,247,599 shares issued and outstanding, respectively	375,503	365,441
Unearned compensation	(1,655)	—
Accumulated deficit	(487,402)	(587,818)

Total shareholders' (deficit)	(113,554)	(222,377)

	$718,544	$665,114

See notes to Consolidated Financial Statements.

HOLLYWOOD ENTERTAINMENT CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	Twelve Months Ended December 31,
	2001	2000	1999

Rental revenue	$1,140,730	$1,071,024	$893,491
Product sales	238,773	225,213	203,350

	1,379,503	1,296,237	1,096,841

Cost of Revenue:
Cost of rental	375,014	580,849	278,890
Cost of product	169,463	204,401	154,990

	544,477	785,250	433,880

Gross Profit	835,026	510,987	662,961
Operating costs and expenses:
Operating and selling	621,343	713,431	522,682
General and administrative	96,382	110,242	85,873
Restructuring charge for closure of Internet business	(3,256)	46,862	—
Restructuring charge for store closures	(3,778)	16,859	—
Amortization of intangibles	5,058	59,914	56,919

	715,749	947,308	665,474

Income (loss) from operations	119,277	(436,321)	(2,513)
Non-operating income (expense):
Interest income	417	175	214
Interest expense	(56,546)	(62,302)	(45,691)

Income (loss) before income taxes and cumulative effect adjustment	63,148	(498,448)	(47,990)
(Provision for) benefit from income taxes	37,268	(31,592)	(1,868)

Income (loss) before cumulative effect of a change in accounting principle	100,416	(530,040)	(49,858)
Cumulative effect of a change in accounting principle (net of income tax benefit of $983)	—	—	(1,444)

Net income (loss)	$100,416	$(530,040)	$(51,302)

Net income (loss) per share before cumulative effect of a change in accounting principle:
Basic	$2.05	$(11.48)	$(1.09)
Diluted	1.90	(11.48)	(1.09)
Net income (loss) per share:
Basic	$2.05	$(11.48)	$(1.13)
Diluted	1.90	(11.48)	(1.13)
Weighted average shares outstanding:
Basic	49,101	46,151	45,592
Diluted	52,880	46,151	45,592

See notes to Consolidated Financial Statements.

HOLLYWOOD ENTERTAINMENT CORPORATION

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICIT)
(In thousands, except share amounts)

	Common Stock
			Unearned Compensation	(Accumulated Deficit)
	Shares	Amount			Total

Balance at December 31, 1998	44,933,055	$354,067	—	$(6,476)	$347,591
Issuance of common stock:
Stock options exercised	888,482	4,392	—	—	4,392
Tax benefit from stock options	—	3,848	—	—	3,848
Net loss	—	—	—	(51,302)	(51,302)

Balance at December 31, 1999	45,821,537	362,307	—	(57,778)	304,529

Issuance of common stock:
Legal settlement	200,000	2,288	—	—	2,288
Stock options exercised	226,062	783	—	—	783
Tax benefit from stock options	—	63	—	—	63
Net loss	—	—	—	(530,040)	(530,040)

Balance at December 31, 2000	46,247,599	365,441	—	(587,818)	(222,377)

Issuance of common stock:
Compensation grant (See Note 15)	3,000,000	3,281	—	—	3,281
Stock options exercised	181,164	1,097	—	—	1,097
Tax impact from stock options	—	(61)	—	—	(61)
Stock compensation	—	5,745	(1,655)	—	4,090
Net income	—	—	—	100,416	100,416

Balance at December 31, 2001	49,428,763	$375,503	$(1,655)	$(487,402)	$(113,554)

See notes to Consolidated Financial Statements.

HOLLYWOOD ENTERTAINMENT CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Year Ended December 31,
	2001	2000	1999

Operating activities:
Net income (loss)	$100,416	$(530,040)	$(51,302)
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Cumulative effect of a change in accounting principle	—	—	1,444
Depreciation and amortization	247,176	277,163	222,842
Amortization charge for change in estimate on rental inventory	—	164,306	—
Impairment of long-lived assets	—	74,305	—
Amortization of deferred financing costs	3,715	2,665	1,936
Net asset write down for closure of Internet business	—	40,087	—
Net asset write down for store closures	—	9,516	—
Loss on other asset dispositions	—	10,292	—
Tax impact from exercise of stock options	(61)	63	3,848
Change in deferred rent	(598)	1,993	3,565
Change in deferred income taxes	(38,396)	25,805	(1,545)
Non-cash stock compensation	7,371	—	—
Net change in operating assets and liabilities:
Accounts receivable	(5,226)	18,680	(1,817)
Merchandise inventories	(7,384)	16,718	(26,290)
Accounts payable	(32,879)	79,378	(385)
Accrued interest	1,895	(48)	2,172
Other current assets and liabilities	(2,236)	57,988	22,683

Cash provided by operating activities	273,793	248,871	177,151

Investing activities:
Purchases of rental inventory, net	(202,790)	(176,753)	(185,877)
Purchase of property and equipment, net	(8,802)	(77,639)	(112,258)
Investment in businesses acquired	—	—	(17,434)
Increase in intangibles and other assets	(5,357)	(1,430)	(4,769)

Cash used in investing activities	(216,949)	(255,822)	(320,338)

Financing activities:
Issuance of long-term obligations	—	12,511	90,162
Repayments of long-term obligations	(17,399)	(15,016)	(8,401)
Proceeds from exercise of stock options	1,097	783	4,392
Increase (decrease) in revolving loan, net	(5,000)	5,000	60,000

Cash (used in) provided by financing activities	(21,302)	3,278	146,153

Increase (decrease) in cash and cash equivalents	35,542	(3,673)	2,966
Cash and cash equivalents at beginning of year	3,268	6,941	3,975

Cash and cash equivalents at end of year	$38,810	$3,268	$6,941

Other Cash Flow Information:
Interest expense paid	$54,651	$60,702	$42,896
Income taxes paid (refunded), net	768	(915)	5,741
Non-cash financing activities
Issuance of common stock as part of a legal settlement agreement	—	2,288	—

See notes to Consolidated Financial Statements

HOLLYWOOD ENTERTAINMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2001, 2000, 1999

1.    SIGNIFICANT ACCOUNTING POLICIES

Corporate Organization and Consolidation

The accompanying financial statements include the accounts of Hollywood Entertainment Corporation and its wholly owned subsidiaries (the "Company"). The Company's only subsidiary during 2001 was Hollywood Management Company. During 2000 and 1999, the Company's subsidiaries consisted of Hollywood Management Company and Reel.com, Inc. All significant inter-company transactions and accounts have been eliminated.

Nature of the Business

The Company operates a chain of video superstores ("Hollywood Video") throughout the United States. From October 1998 to June 2000, the Company also operated an Internet retailer of video only products ("Reel.com")(see Note 11 for a discussion of the discontinuation of Reel.com's e-commerce operations). The Company was incorporated in Oregon on June 2, 1988 and opened its first store in October 1988. As of December 31, 2001 and 2000, the Company operated 1,801 stores in 47 states and 1,818 stores in 47 states, respectively.

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with generally accepted accounting principles (GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates relative to the Company include revenue recognition, depreciation and amortization policies, impairment of long-lived assets and goodwill, income taxes and legal contingencies.

Reclassification of Prior Year Amounts

Certain prior year amounts have been reclassified to conform to the presentation used for the current year. These reclassifications had no impact on previously reported net loss or shareholders' equity.

Recently Issued Accounting Standards

In the first quarter of 2001 the Company adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" issued by the Financial Accounting Standards Board(FASB) on June 15, 1998. The adoption of SFAS No. 133 did not have an effect on the Company's results of operations or its financial position.

The Company adopted the provisions of SEC Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" in the fourth quarter of 2000. The Company also adopted Emerging Issues Task Force Issue No. 99-19, "Reporting Revenues Gross as a Principal versus Net as an agent," in the fourth quarter of 2000. The effect of the adoption of these standards was not material.

In July 2001, the Financial Accounting Standards Board (FASB) issued FASB Statements Nos. 141 and 142 (SFAS 141 and SFAS 142), "Business Combinations" and "Goodwill and Other Intangible Assets." SFAS 141 replaces APB 16 and eliminates pooling-of-interests accounting prospectively. It also provides guidance on purchase accounting related to the recognition of intangible assets and accounting for negative goodwill. SFAS 142 changes the accounting for goodwill from an amortization method to an impairment only approach. Under SFAS 142, goodwill will be tested annually and whenever events or circumstances occur indicating that goodwill might be impaired. SFAS 141 and 142 are effective for all business combinations completed after June 30, 2001. Upon adoption of SFAS 142, amortization of goodwill recorded for business combinations consummated prior to July 1, 2001 will cease, and intangible assets acquired prior to July 1, 2001 that do not meet criteria for recognition under SFAS 141 will be reclassified to goodwill. Companies are required to adopt SFAS 142 for fiscal years beginning after December 15, 2001. The Company will adopt SFAS 142 on January 1, 2002, the beginning of fiscal 2002. In connection with the adoption of SFAS 142, the Company will be required to perform a transitional goodwill impairment assessment. The Company has not yet determined the impact these standards will have on its results of operations and financial position. As of December 31, 2001, the Company expects a reduction in annual amortization expense of approximately $5.1 million in 2002 upon adoption of SFAS No. 142.

In July 2001, the FASB issued SFAS No. 143, "Accounting For Asset Retirement Obligations". SFAS No. 143 requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred. When the liability is initially recorded, the entity is required to capitalize the cost by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. SFAS No. 143 is effective for fiscal years beginning after June 15, 2002 and will be adopted by the Company effective January 1, 2003. The Company believes adoption of this standard will not have a material effect on its financial statements.

On October 3, 2001, the FASB issued Statement of Accounting Standards No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets" ("FAS 144"). FAS 144 supercedes FAS 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." FAS 144 applies to all long-lived assets (including discontinued operations) and consequently amends Accounting Principles Board Opinion No. 30 (APB 30), Reporting Results of Operations—Reporting the Effects of Disposal of a Segment of a Business. In general, FAS 144 requires that long-lived assets that will continue to be operated be measured at the lower of book value or the undiscounted projected future operating cash flows directly associated with the asset. FAS 144 requires that long-lived assets that are to be disposed of by sale be measured at the lower of book value or estimated fair value less estimated cost to sell. Additionally, FAS 144 expands the scope of discontinued operations to include all components of an entity with operations that (1) can be distinguished from the rest of the entity and (2) will be eliminated from the ongoing operations of the entity in a disposal transaction. FAS 144 is effective for the Company for all financial statements issued beginning January 1, 2002. Currently, the management of the Company does not anticipate disposing of any long-lived assets in 2002, other than the assets intended to be disposed of pursuant to the store closure plan (see Note 7), therefore, there should be no affect from the adoption of FAS 144.

Rental Revenue and Merchandise

The Company recognizes revenue upon the rental and sale of its products. Revenue for extended rental periods (when the customer chooses to keep the product beyond the original rental period) is recognized when the extended rental period begins. Revenue recorded for extended rental periods is net of estimated amounts that the Company does not anticipate collecting based upon its historical collection experience.

Gift card liability

Gift card liabilities are recorded at the time of sale. Costs of designing, printing and distributing the cards, and transactional processing costs, are expensed as incurred. The liability is relieved and revenue is recognized upon redemption of the gift cards at any Hollywood Video store.

Cost of Rental

Cost of rental includes revenue sharing expense, amortization of videocassettes, DVDs and games, and book value of inventory loss.

Cash and Cash Equivalents

The Company considers highly liquid investment instruments, with an original maturity of three months or less, to be cash equivalents. The carrying amounts of cash and cash equivalents equals fair market value.

Inventories

Merchandise inventories, consisting primarily of prerecorded videocassettes, concessions, and other accessories held for resale, are stated at the lower of cost or market (or, in the case of rental inventory, transferred to merchandise inventory at the carrying value thereof at the time of transfer). Cost of sales is determined using an average costing method. Rental inventory, which includes VHS videocassettes, DVDs and video games is stated at cost and amortized over its estimated useful life to a specified residual value. Shipping and handling charges related to the rental and sale of inventory are included in cost of rental and in cost of product. See Notes 4 and 5 for a discussion of the amortization policy applied to rental inventory.

Property, Equipment, Depreciation and Amortization

Property is stated at cost and is depreciated on a straight-line basis for financial reporting purposes over the estimated useful life of the assets, which range from approximately five to ten years. Leasehold improvements are amortized primarily over ten years, which generally approximates the term of the lease.

Additions to property and equipment are capitalized and include acquisitions of property and equipment, costs incurred in the development and construction of new stores, major improvements to existing property and major improvements in management information systems. Maintenance and repair costs are charged to expense as incurred, while improvements that extend the useful life of the assets are capitalized. As property and equipment is sold or retired, the applicable cost and accumulated depreciation and amortization are eliminated from the accounts and any gain or loss thereon is recorded.

In 1998, the Company adopted Statement of Position 98-1 ("SOP 98-1"), which defines the types of costs that may be capitalized for internally developed computer software. Accordingly, the Company capitalized $0.3 in 1999. The Company did not incur costs in 2000 or 2001 that meets the capitalization requirements.

Long-lived Assets

The Company reviews for impairment long-lived assets and goodwill to be held and used in the business whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company periodically reviews and monitors its internal management reports for indicators of impairment. The Company considers a trend of unsatisfactory operating results that are not in line with management's expectations to be its primary indicator of potential impairment. When an indicator of impairment is noted, assets are evaluated for impairment at the lowest level for which there are identifiable cash flows (e.g., at the store level). The Company deems a store to be impaired if a forecast of undiscounted future operating cash flows directly related to the store, including estimated disposal value, if any, is less than the asset carrying amount. If a store is determined to be impaired, the loss is measured as the amount by which the carrying amount of the store exceeds its fair value. Fair value is estimated using a discounted future cash flow valuation technique similar to that used by management in making a new investment decision. Considerable management judgment and assumptions are necessary to identify indicators of impairment and to estimate discounted future cash flows. Accordingly, actual results could vary significantly from such estimates. See Note 8 for estimated impairments at December 31, 2000. There was no impairment charge in 2001.

Store Closure Reserves

Reserves for store closures are established by calculating the present value of the remaining lease obligation, adjusted for estimated subtenant agreements or lease buyouts, if any, and are expensed along with any leasehold improvements. Store furniture and equipment are either transferred at historical costs to another location or disposed of and written-off.

Litigation Liabilities

All material litigation loss contingencies, which are judged to be both probable and estimable, are recorded as liabilities in the Consolidated Financial Statements in amounts equal to the Company's best estimates of the costs of resolving or disposing of the underlying claims. These estimates are based upon judgments and assumptions. The Company regularly monitors its estimates in light of subsequent developments and changes in circumstances and adjusts its estimates when additional information causes the Company to believe that they are no longer accurate. If no particular amount is determined to constitute the Company's best estimate of a particular litigation loss contingency, the amount representing the low end of the range of the Company's estimate of the costs of resolving or disposing of the underlying claims is recorded as a liability and the range of such estimates is disclosed.

Treasury Stock

In accordance with Oregon law, shares are automatically retired and classified as available for issuance upon the repurchase of common stock.

Income Taxes

The Company calculates income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes", which requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements and tax returns. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

Deferred Rent

Many of the Company's operating leases contain predetermined fixed increases of the minimum rental rate during the initial lease term. For these leases, the Company recognizes the related rental expense on a straight-line basis and records the difference between the amount charged to expense and the rent paid as deferred rent and is included in other liabilities.

Fair Value of Financial Instruments

In accordance with SFAS No. 107, "Disclosure about Fair Value of Financial Instruments", the Company has disclosed the fair value, related carrying value and method for determining the fair value for the following financial instruments in the accompanying notes as referenced: cash and cash equivalents (see above), accounts receivable (see Note 2), and long-term obligations (see Note 16).

The Company's receivables do not represent significant concentrations of credit risk at December 31, 2001, due to the wide variety of customers, markets and geographic areas to which the Company's products are rented and sold.

Comprehensive Income

Comprehensive income (loss) is equal to net income (loss) for all periods presented.

Advertising

The Company receives cooperative reimbursements from vendors as eligible expenditures occur relative to the promotion of rental and sales product. Advertising costs, net of these reimbursements, are expensed as incurred. Advertising expense was $5.1 million, $25.6 million and $1.2 for 2001, 2000 and 1999, respectively.

Store Pre-opening Costs

Store pre-opening costs, including store employee labor costs and advertising, incurred prior to the opening of a new store had been expensed during the first full month of a store's operation. In April 1998, Statement of Position 98-5 (SOP 98-5), "Reporting on the Costs of Start-up Activities" was finalized, which requires that costs incurred for start-up activities, such as store openings, be expensed as incurred. The Company adopted SOP 98-5 effective January 1, 1999. The cumulative effect of the change was to increase net loss by $1.4 million, net of tax.

2.    ACCOUNTS RECEIVABLE

Accounts receivable as of December 31, 2001 and 2000 consists of:

	2001	2000

(in thousands)
Construction receivables	$600	$1,266
Additional rental fees	18,200	17,425
Marketing	12,253	11,430
Due from employees	2,051	1,866
Licensee receivables	623	—
Other	389	593

	34,116	32,580
Allowance for doubtful accounts	(5,060)	(8,750)

	29,056	23,830

The carrying amount of accounts receivable approximates fair value because of the short maturity of those receivables. The allowance for doubtful accounts is primarily for marketing and due from employees.

3.    RENTAL INVENTORY

Rental inventory as of December 31, 2001 and 2000 consists of:

	2001	2000

(in thousands)
Rental inventory	$675,469	$604,715
Less accumulated amortization	(484,453)	(436,253)

	$191,016	$168,462

Amortization expense related to rental inventory was $180.2 million, $340.8 million and $107.6 million in 2001, 2000 and 1999, respectively, and is included in cost of rental. Amortization in 2000 included a $164.3 million charge for changes in estimated useful lives and salvage values of various types of rental product (see Note 5). As rental inventory is transferred to merchandise inventory and sold (previously-viewed product), the applicable cost and accumulated amortization are eliminated from the accounts, determined on a first-in-first-out ("FIFO") basis applied in the aggregate to monthly purchases.

4.    RENTAL INVENTORY AMORTIZATION POLICY

For new release tapes acquired under revenue sharing, the studio's share of rental revenue is expensed net of an average estimated interim residual value established in rental inventory of $3 per tape. The expense is recorded as revenue is earned on the respective revenue sharing titles. Tapes that remain in the Company's rental inventory are amortized to $2 in one year.

New release fixed price purchases of VHS, DVD and game inventories are amortized to an estimated interim residual value in four months and then to an estimated ending residual value over the remaining estimated useful life. In 2001 these estimates were as follows:

	Interim Residual	Ending Residual	Useful Life

VHS	$3.61	$2	1 year
DVD	$6.88	$6	5 years
Games	$14.16	$5	2 years

Purchases of catalog product, including new store purchases, are amortized on a straight-line basis to the estimated ending residual values over the estimated useful lives noted above.

5.    AMORTIZATION POLICY CHANGE IN ESTIMATE IN 2000

During the fourth quarter of 2000, the Company made the following key observations leading management to change estimates regarding rental inventory lives and residual values.

•
Growth in DVD rental revenue exceeded the Company's original estimates and has negatively impacted revenue from VHS product.

•
In December 2000, rental revenue from DVD product surpassed rental revenue from catalog VHS product.

•
The average sales price of previously-viewed VHS movies in fourth quarter of 2000 declined by 24% compared to the third quarter of 2000.

•
The decline in new store openings has caused a build-up of VHS and game inventory in the Company's warehouse.

Based on the observations noted above, and revised internal estimates on the growth of DVD rental revenue, the Company's amortization policy with revised estimates compared to previous estimates is as follows:

•
All catalog VHS product, regardless of the method of acquisition, is amortized straight-line with an estimated useful life of one year compared to the previous estimate of five years, and an estimated residual value of $2 compared to the previous estimate of $6.

•
For new release tapes acquired under revenue sharing, the studios share of rental revenue is expensed net of an average value established in rental inventory, prior to amortization, of $3 compared to the previous estimate of $4. Tapes that remain in the Company's rental inventory are amortized to $2 in one year.

•
New release VHS tapes acquired under methods other than revenue sharing are amortized to an average value of approximately $4 in the first four months compared to the previous estimate of $8. Tapes that remain in the Company's rental inventory are amortized to $2 in one year.

•
DVD rental inventory is amortized on an accelerated basis to an average value of approximately $7 in the first four months. DVDs that remain in the Company's rental inventory are amortized to $6 in 60 months. Prior to the change in estimate, all purchases of DVD rental inventory were amortized straight-line to a residual value of $6 in 60 months.

•
Game rental inventory is amortized on an accelerated basis to an average value of approximately $14 in the first four months. Games that remain in the Company's rental inventory are amortized to $5 in 24 months. Prior to the change in estimate, Game rental inventory was amortized on an accelerated basis to an average value of approximately $14.50 in the first twelve months and the catalog residual value was $8.

The Company adopted these changes in estimate prospectively on October 1, 2000. The change resulted in a $164.3 million increase to amortization expense in the fourth quarter of 2000 and is classified as cost of rental on the consolidated statement of operations. This change in estimate increased net loss by $164.3 million and increased net loss per share by $3.56.

6.    PROPERTY AND EQUIPMENT

Property and equipment as of December 31, 2001 and 2000 consists of:

	2001	2000

(in thousands)
Fixtures and equipment	$165,723	$156,960
Leasehold improvements	360,569	352,245
Equipment under capital lease	15,879	19,578
Leasehold improvements under capital lease	37,112	44,279

	579,283	573,062
Less accumulated depreciation and amortization	(308,697)	(249,396)

	$270,586	$323,666

Accumulated depreciation and amortization, as presented above, includes accumulated amortization of assets under capital leases of $17.5 million and $16.4 million at December 31, 2001 and 2000, respectively. Depreciation expense related to property, plant and equipment was $61.9 million, $114.2 million and $57.2 million in 2001, 2000 and 1999, respectively.

7.    STORE CLOSURE RESTRUCTURING

In December 2000, the Company approved a restructuring plan involving the closure and disposition of 43 stores that were not operating to management's expectations (the "Restructuring Plan"). In the fourth quarter of 2000, the Company recorded charges aggregating $16.9 million, including an $8.0 million write down of property and equipment, a $1.5 million write down of goodwill and an accrual for store closing costs of $7.4 million. The established reserve for cash expenditures is for lease termination fees and other store closure costs. The Company has liquidated and plans to continue liquidating related store inventories through store closing sales; any remaining product will be used in other stores.

Revenue during the years ended December 31, 2000 and 1999 for the stores included in the Restructuring Plan was approximately $15.5 million and $13.4 million, respectively. Operating results (defined as income or loss before interest expense and income taxes) during the years ended December 31, 2000 and 1999 for the stores included in the Restructuring Plan were approximately $1.8 million loss and $0.5 million loss, respectively. For the twelve months ended December 31, 2001, these stores recorded a combined net loss of $2.5 million that is included in the Consolidated Statement of Operations.

As of December 31, 2001, the Company had closed 12 of the 43 scheduled stores that are included in the Restructuring Plan. The Company incurred $329,867 in expenses during the twelve months ended December 31, 2001 related to the closures and received $450,000 to exit one of the leases.

In December of 2001, the Company amended the Restructuring Plan and removed 16 stores from the closure list. The Company anticipates closing the remaining 15 stores in 2002. In accordance with the amended plan, and updated estimates on closing costs, the Company reversed $3.8 million of the original $16.9 million charge, leaving a $3.7 million accrual balance at December 31, 2001 for store closing costs.

8.    IMPAIRMENT OF LONG-LIVED ASSETS

In the fourth quarter of 2000, the Company experienced negative same store sales for the first time in 21 quarters while major competitors experienced positive same store sales. With a strong slate of new release titles, this decline in same store sales was unexpected and occurred at a time when the Company was facing substantial uncertainty with respect to its liquidity. These changes in circumstance triggered an impairment analysis in accordance with the Company's policy outlined in Note 1. The Company identified 293 impaired stores and recorded a charge of $74.3 million. The non-cash charge included $44.3 million classified as operating and selling expenses in the consolidated statement of operations that reduced the net carrying amount of property and equipment, and $30 million classified as amortization of intangibles that reduced the net carrying amount of goodwill. Property and equipment primarily consisted of leasehold improvements and fixtures that could not be used in other locations.

9.    GOODWILL

Goodwill as of December 31, 2001 and 2000 consists of:

	2001	2000

(in thousands)
Goodwill	$134,309	$134,309
Less accumulated amortization	(69,375)	(64,693)

	$64,934	$69,616

Goodwill represents the excess of cost over the fair value of net assets purchased and has been amortizing on a straight-line basis over two or 20 years. Goodwill in connection with store acquisitions has been amortizing over 20 years. In accordance with Statement of Financial Accounting Standards No. 142, goodwill will no longer be amortized (see Note 1 under the heading "Recently Issued Accounting Standards" for a discussion of Financial Accounting Standards No. 142). Goodwill from the Reel.com acquisition was amortized over two years prior to the discontinuation of Reel.com's e-commerce operations in June 2000. Amortization expense was $5.1 million, $59.9 million and $56.9 million in 2001, 2000 and 1999, respectively. In the second quarter of 2000, the Company recorded a $69.3 million charge in connection with the restructuring of Reel.com, including a $14.9 million write-down of goodwill (see Note 11). During the fourth quarter of 2000, a plan was developed to close 43 stores, of which, 5 were acquired stores. The Company recorded a restructuring charge of $16.9 million, including a write-down of $1.5 million of goodwill associated with the acquired stores (see Note 7). The Company also determined estimated future undiscounted cash flows on several additional acquired stores were less than the net carrying amount of assets associated with each store (see Note 8). As required by FAS 121, the Company recorded an impairment charge of $74.3 million, including a $30 million write-down of goodwill.

10.    STORE ACQUISITIONS

Store growth in 2001 and 2000 did not include any acquired stores.

During 1999, the Company acquired the operations and assets of 49 video superstores for an aggregate purchase price of $17.4 million. The acquisitions were accounted for under the purchase method of accounting. Approximately $14.6 million was allocated to goodwill. The results of operations for these acquisitions do not have a material effect on the consolidated operating results, and therefore, no pro forma data has been presented.

11.    REEL.COM DISCONTINUED E-COMMERCE OPERATIONS

On June 12, 2000, the Company announced that it would discontinue the e-commerce business of Reel.com. Although the Company had developed a leading website over the seven quarters after Reel.com was purchased in October of 1998, Reel.com's business model of rapid customer acquisition led to large operating losses and required significant cash funding. Due to market conditions, the Company was unable to obtain outside financing for Reel.com, and could not justify continued funding from its superstore cash flow. On June 13, 2000, the Company terminated the employment of approximately 200 of Reel.com's 240 employees, and paid $1.9 million in involuntary termination benefits. The remaining employees have since been terminated or integrated into Hollywood Entertainment.

As a result of the discontinuation of Reel.com's e-commerce operations, the Company recorded a total charge of $69.3 million in the second quarter of 2000, of which $48.5 million was classified as a restructuring charge on the consolidated statement of operations and $20.8 million was included in cost of product sales. The charge was reduced by $1.6 million to $46.9 million in the fourth quarter of 2000, and also reduced by $3.3 million to $43.6 million in the fourth quarter of 2001, because the Company was able to negotiate termination of certain obligations and lease commitments more favorably than originally anticipated.

The restructuring charge line item included $1.9 million of severance and benefits paid on June 13, 2000, $19.3 million of asset impairment charges, and $22.4 million (net of reductions) of accrued liabilities. The asset impairment charges included the write-off of the remaining $14.9 million of goodwill associated with the acquisition of Reel.com, and $4.4 million to write down equipment, leasehold improvements, prepaid expenses and accounts receivable to their net realizable values. Amounts accrued included $17.3 (net of reductions) million for contractual obligations, lease commitments and anticipated legal claims against the Company and $5.1 (net of reductions) million for legal, financial, and other professional services incurred as a direct result of the closure of Reel.com. As of December 31, 2001, the Company had paid $7.4 million of the accrued amounts.

The Company used some of the equipment from Reel.com at the distribution center in Nashville, Tennessee, and at the corporate offices in Wilsonville, Oregon. Equipment not used by the Company was sold. Proceeds of $250,000 were received in the third quarter of 2000.

The $20.8 million write down of Reel.com inventory, primarily DVD's, to net realizable value was charged to cost of product. This represented excess product for the Hollywood Video segment. The Company liquidated over 85% of this inventory in 2000. The remaining amount was liquidated or integrated into Hollywood Video inventory in 2001.

12.    OPERATING LEASES

The Company leases all of its stores, corporate offices, distribution center and zone offices under non-cancelable operating leases. All of the Company's stores have an initial operating lease term of five to 15 years and most have options to renew for between five and 15 additional years. Most operating leases require payment of property taxes, utilities, common area maintenance and insurance. Total rent expense, including related lease-required costs, incurred during 2001, 2000, and 1999 was $253.1 million, $243.9 million and $201.6 million, respectively.

At December 31, 2001, the future minimum annual rental commitments under non-cancelable operating leases were as follows:

Year Ending December 31,	Operating Leases

(in thousands)
2002	$217,491
2003	215,895
2004	210,362
2005	199,976
2006	179,808
Thereafter	538,020

13.    ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

Accounts payable includes accrued revenue sharing (amounts accrued pursuant to revenue sharing arrangements in which the Company had not yet received an invoice). Accrued revenue sharing was $20.6 million and $30.9 at December 31, 2001, and 2000, respectively.

Accrued liabilities as of December 31, 2001 and 2000 consist of:

	2001	2000

(in thousands)
Payroll and benefits	25,143	19,431
Property taxes and common area maintenance	10,241	16,340
Gift certificates and coupons	13,940	6,226
Marketing	8,054	14,409
Store closures and lease terminations	7,977	17,071
Reel.com restructuring	15,000	21,455
Other operating and general administration	32,444	19,701

	$112,799	$114,633

14.    EMPLOYEE BENEFIT PLANS

The Company is self-insured for employee medical benefits under the Company's group health plan. The Company maintains stop loss coverage for individual claims in excess of $100,000 and for annual Company claims which exceed approximately $7.3 million in the aggregate. While the ultimate amount of claims incurred is dependent on future developments, in management's opinion, recorded reserves are adequate to cover the future payment of claims. Adjustments, if any, to recorded estimates of the Company's potential claims liability will be reflected in results of operations for the period in which such adjustments are determined to be appropriate on the basis of actual payment experience or other changes in circumstances.

The Company has a 401(k) plan in which eligible employees may elect to contribute up to 20% of their earnings. Eligible employees are at least 21 years of age, have completed at least one year of service and work at least 1,000 hours in a year. The Company began matching 25% of the employees first 6% of contributions in January 2000. There were no matching contributions in 1999.

Beginning in April 2000, the Company offered a deferred compensation plan to certain key employees designated by the Company. The plan allows for the deferral and investment of current compensation on a pre-tax basis. The Company has accrued approximately $112,069 and $201,593 related to this plan at 2001 and 2000, respectively.

15.    RELATED PARTY TRANSACTIONS

In May 2000, the Company's Board of Directors approved a five-year $15 million loan to Mr. Mark J. Wattles (with a secondary security interest in the Company's common stock that he owned), which bore interest at an annual rate equal to the greater of ten percent or the minimum rate required under the Internal Revenue Code and regulations thereunder, to avoid imputed interest on loans to affiliated persons. In December 2000, the Company's Board of Directors determined that the loan was uncollectable and directed the Company to write-off the loan.

On January 25, 2001, the Compensation Committee of the Board of Directors of the Company unanimously approved an employment agreement between the Company and Mark J. Wattles as President and Chief Executive Officer. Pursuant to the terms of the agreement, Mr. Wattles received a grant of 3 million shares of common stock on January 25, 2001. On the date of the grant, the shares had a market value of $3.28 million.

In July 2001, Boards, Inc. (Boards) opened two Hollywood Video stores as licensee of the Company pursuant to rights granted by the Company and approved by the Board of Directors in January 2001. These stores will be operated by Boards and are not included in the 1,801 stores operated by the Company. Mark Wattles, the Company's Founder, Chief Executive Officer and President, is the majority owner of Boards. Under the license arrangement, Boards will pay the Company $25,000 per store, a royalty of 2% of revenue and may purchase product and services from the Company. At December 31, 2001, Boards owed the Company approximately $623,000 for fees, services, and product including rental inventory to open the stores. On February 15, 2002, Boards paid the Company $643,953.

16.    LONG-TERM OBLIGATIONS AND LIQUIDITY

The Company had the following long-term obligations as of December 31, 2001 and 2000 (in thousands):

	December 31,
	2001	2000

Senior subordinated notes(1)	$250,000	$250,000
Borrowings under revolving credit facility	240,000	245,000
Obligations under capital leases	24,002	41,396
Other	—	5

	514,002	536,401
Current portions:
Credit facility	98,500	245,000	(2)
Capital leases & other	13,414	16,164

	111,914	261,164

Total long-term obligations net of current portion	$402,088	$275,237

(1)
Coupon payments at 10.625% are due semi-annually in February and August of each year.

(2)
Includes $112.5 million with a scheduled maturity in 2002 that was reclassified as current portion in accordance with FAS 78, Classification of Obligations That Are Callable by the Creditor, due to covenant violations that, as of December 31, 2000, were not waived beyond May 5, 2001.

At December 31, 2001, maturities on long-term obligations for the next five years were as follows (in thousands):

Year Ending December, 31	Subordinated Notes	Credit Facility	Capital Leases & Other	Total

2002	$—	$98,500	$13,414	$111,914
2003	—	141,500	10,588	152,088
2004	250,000	—	—	250,000
2005	—	—	—	—
2006	—	—	—	—
Thereafter	—	—	—	—

	$250,000	$240,000	$24,002	$514,002

At December 31, 2001, $250 million of the Company's senior subordinated notes (the "Notes") due August 15, 2004 were outstanding. The Notes are redeemable, at the option of the Company, as of August 14, 2001 at rates starting at 105.313% of principal amount reduced annually through August 15, 2003, at which time they become redeemable at 100% of the principal amount. The terms of the Notes may restrict, among other things, the payment of dividends and other distributions, investments, the repurchase of capital stock and the making of certain other restricted payments by the Company, the incurrence of additional indebtedness by the Company or any of its subsidiaries, and certain mergers, consolidations and disposition of assets. Additionally, if a change of control occurs, as defined, each holder of the Notes will have the right to require the Company to repurchase such holder's Notes at 101% of principal amount thereof.

The Company is limited in the amount of cash dividends that it can pay and the amount of common stock and subordinated indebtedness that it may repurchase by applicable covenants contained in the Notes.

At December 31, 2001 the Company had a total of $241.5 million of borrowing capacity under its revolving credit facility, of which amount $240.0 million was outstanding. Revolving credit loans under the facility bear interest, at the Company's option, at an applicable margin over the bank's base rate loan or the IBOR rate. At December 31, 2001, the margin over IBOR was at 5% and will step down if certain performance targets are met. Among other restrictions, the facility contains financial covenants relating to specified levels of indebtedness to adjusted net cash EBITDA. Adjusted net cash EBITDA is defined as income from operations before depreciation and amortization plus non-cash expenses that reduced EBITDA, less the cost of acquiring new release videocassettes, game inventory and new store rental inventory which is capitalized. Other ratios and restrictions include: adjusted net cash EBITDA less cash taxes paid compared to interest expense; adjusted net cash EBITDA less cash taxes paid plus rent expense compared to interest expense plus rent expense; maintenance of average store contribution levels; and the maintenance of minimum tangible net worth. Amounts outstanding under the credit agreement are collateralized by substantially all of the assets of the Company.

On December 7, 2001, the Company filed with the Securities and Exchange Commission a shelf registration statement covering up to $110,000,000 of its common stock (together with up to an additional $16,500,000 of its common stock for purposes of satisfying any over-allotment options) and up to $300,000,000 of non-convertible debt securities. On December 10, 2001 the Company announced that it received a fully underwritten commitment from UBS Warburg LLC for a new bank credit facility. The credit facility, consisting of a $150.0 million senior secured term loan maturing in 2004 and a $25.0 million senior secured revolving credit facility maturing in 2004, is subject to various conditions, including the sale by the Company of at least $100.0 million of its common stock and the application of the proceeds of such sale, together with the initial borrowings under the new bank credit facility, to the repayment of all borrowings under the Company's existing bank credit facility. The commitment expires on March 31, 2002.

On February 15, 2002 the Company announced that the shelf registration statement became effective and that the Company intends to commence an offering of approximately 7,000,000 shares of its common stock through managing underwriters UBS Warburg LLC, Bear, Stearns & Co. Inc., Robertson Stephens, Inc. and Wells Fargo Securities LLC. The Company intends to use the net proceeds of the offering of common stock to repay a portion of the amounts outstanding under the existing revolving credit facility and intends to repay the remaining amounts outstanding with initial borrowings under the new bank facility described above.

As of December 31, 2001, the fair value of the Notes was $252.5 million. The fair value of the Notes was based on quoted market prices as of December 31, 2001. The revolving credit facility is a variable rate loan, and thus, the fair value approximates the carrying amount as of December 31, 2001.

As of December 31, 2001, the Company had $2.1 million of outstanding letters of credit.

17.    INCOME TAXES

The provision for (benefit from) income taxes for the years ended December 31, 2001, 2000 and 1999 consists of:

	2001	2000	1999

(in thousands)
Current:
Federal	$312	$3,396	$2,802
State	816	2,391	1,064

Total current provision	1,128	5,787	3,866
Deferred:
Federal	(30,852)	22,523	(2,450)
State	(7,544)	3,282	452

Total deferred liability (benefit)	(38,396)	25,805	(1,998)

Total provision (benefit)	$(37,268)	$31,592	$1,868

The Company is subject to minimum state taxes in excess of statutory state income taxes in many of the states in which it operates. These taxes are included in the current provision for state and local income taxes. Certain acquisitions in 1995 and the Reel.com acquisition in 1998 yielded non-deductible, goodwill which is reflected in the tax rate reconciliation below. The tax impact of purchase accounting adjustments is reflected in deferred taxes. A reconciliation of the statutory federal income tax rate with the Company's effective tax rate is as follows:

	2001	2000	1999

Statutory federal rate provision (benefit)	34.0%	(34.0)%	(34.0)%
State income taxes, net of federal income tax benefit	4.4	(3.5)	2.1
Amortization of non-deductible goodwill	0.1	2.6	35.7
Net non-deductible expenses	3.8	—	—
Unused federal credits	(1.2)	—	—
Increase (decrease)in valuation allowance	(100.5)	41.3	—
Other, net	0.4	(0.1)	0.1

	(59.0)%	6.3%	3.9%

Deferred income taxes reflect the impact of "temporary differences" between amounts of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws. The tax effects of temporary differences that give rise to significant portions of deferred tax assets and liabilities at December 31 are as follows: (in thousands)

	2001	2000

Deferred tax assets:
Tax loss carryforward	$116,200	$122,702
Deferred rent	7,574	7,775
Financial leases	8,270	8,161
Accrued liabilities and reserves	18,991	18,790
Tax credit carryforward	4,836	3,456
Restructure charges	10,360	13,735
Accrued legal settlement	130	522
Inventory valuation	33,470	59,358
Amortization	11,842	14,237

Total deferred tax assets	211,673	248,736
Valuation allowance	(147,790)	(211,247)

Net deferred tax assets	63,883	37,489

Deferred tax liabilities:
Depreciation and amortization	(20,264)	(32,843)
Capitalized leases	(5,223)	(4,646)

Total deferred tax liabilities	(25,487)	(37,489)

Net deferred tax asset (liability)	$38,396	$—

The valuation allowance of $147.8 million as of December 31, 2001 represents a provision for the uncertainty as to the realization of deferred tax assets, including temporary differences and net operating loss carryforwards. The Company has determined that it is more likely than not that certain future tax benefits will be realized as a result of current and future income. Accordingly, the valuation allowance has been reduced in the current year to reflect greater anticipated net deferred tax asset utilization. As of December 31, 2001, the Company had approximately $302.2 million of net operating loss carryforwards available to reduce future income taxes. The carryforward periods expire in years 2010 through 2020. The Company has federal Alternative Minimum Tax ("AMT") credit carryforwards of $3.3 million which are available to reduce future regular taxes in excess of AMT. These credits have no expiration date. The Company has federal and state tax credit carryforwards of $1.5 million which are available to reduce future taxes. The carryforward periods expire in years 2018 through 2021, or have no expiration date.

The Company may realize tax benefits as a result of the exercise of certain employee stock options. For financial reporting purposes, any reduction in income tax obligations as a result of these tax benefits is credited to shareholders' equity.

18.    SHAREHOLDERS' EQUITY

Preferred Stock At December 31, 2001, the Company was authorized to issue 25,000,000 shares of preferred stock in one or more series. With the exception of 3,119,737 shares which have been designated as "Series A Redeemable Preferred Stock" but have not been issued, the Board of Directors has authority to designate the preferences, special rights, limitations or restrictions of such shares.

Common Stock

On January 24, 2000, the Company issued to Rentrak Corporation 200,000 shares of common stock as part of a litigation settlement.

19.    STOCK OPTION PLANS

In general, the Company's stock option plans provide for the granting of options to purchase Company shares at a fixed price. It has been the Company's Board of Directors general policy to set the price at the market price of such shares as of the option grant date. The options generally have a nine year term and become exercisable on a pro rata basis over three years. The Company adopted stock option plans in 1993, 1997 and 2001 providing for the granting of non-qualified stock options, stock appreciation rights, bonus rights and other incentive grants to employees up to an aggregate of 19,000,000 shares of common stock. The Company granted non-qualified stock options pursuant to the 1993, 1997 and 2001 Plans totaling 11,063,683, 2,512,650 and 2,804,925 in 2001, 2000 and 1999, respectively.

The Company has elected to follow APB No. 25; "Accounting for Stock Issued to Employees" ("APB 25"), and related interpretations in accounting for its employee stock options. Under APB 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of the grant, no compensation expense is recognized. Pro forma information regarding net income per share is required by SFAS No. 123, "Accounting for Stock-Based Compensation", and has been determined as if the Company had accounted for its employee stock options under the fair value method of that statement. The fair value of these options was estimated at the date of grant using Black-Scholes option pricing model with the following weighted-average assumptions for 2001, 2000 and 1999:

	2001	2000	1999

Risk free interest rate	3.87%	4.87%	6.33%
Expected dividend yield	0%	0%	0%
Expected lives	3 years	5 years	5 years
Expected volatility	100%	98%	85%

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in the Company's opinion, the existing available models do not necessarily provide a reliable single measure of the fair value of the Company's employee stock options.

Using the Black-Scholes option valuation model, the weighted average grant date value of options granted during 2001, 2000 and 1999 (excluding the options assumed in connection with the Reel.com acquisition) was $1.55, $5.32, and $9.95 per option, respectively.

For the purpose of pro forma disclosures, the estimated fair value of the options is amortized over the option's vesting period. The value of options issued in connection with the Reel.com acquisition are excluded from the pro forma disclosure as the value of these options was part of the acquisition purchase price.

The Company's pro forma information is as follows:

	December 31,
	2001		2000		1999
	Reported	Pro Forma	Reported	Pro Forma	Reported	Pro Forma

(in thousands, except per share amounts)
Net income (loss)	$100,416	$97,490	$(530,040)	$(538,886)	$(51,302)	$(57,665)
Earnings (loss) per Share:
Basic	2.05	1.99	(11.48)	(11.68)	(1.13)	(1.26)
Diluted	1.90	1.84	(11.48)	(11.68)	(1.13)	(1.26)

Due to the Company's losses in 2000 and 1999, a calculation of earnings per share assuming dilution is not required. In 2000 and 1999 dilutive securities consisting of options convertible into 5.4 million and 8.2 million shares of common stock, respectively, were excluded from the reported and pro forma calculations due to the net loss in each year.

A summary of the Company's stock option activity and related information for 2001, 2000 and 1999 is as follows (in thousands, except per share amounts):

	Shares	Weighted Average Exercise Price

Outstanding at December 31, 1998	7,460	$9.40
Granted	2,805	14.05
Exercised	(889)	5.24
Cancelled	(1,189)	9.13

Outstanding at December 31, 1999	8,187	11.49
Granted	2,511	7.01
Exercised	(226)	3.52
Cancelled	(5,050)	11.81

Outstanding as December 31, 2000	5,422	9.45
Granted	11,064	2.05
Exercised	(181)	6.24
Cancelled	(3,951)	7.39

Outstanding as December 31, 2001	12,354	$3.52

A summary of options outstanding and exercisable at December 31, 2001 is as follows (in thousands, except per share amounts):

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Options	Weighted Average Remaining Life (in years)	Weighted Average Exercise Price	Options	Weighted Average Exercise Price

$0.56 - $1.56	8,293	8.23	$1.17	146	$1.07
2.04 - 9.63	2,689	7.26	5.26	561	7.30
9.90 - 15.00	837	6.84	11.70	301	11.17
15.20 - 19.62	535	4.14	18.45	418	18.54

	12,354	7.75	$3.52	1,426	$10.78

In the first quarter of 2000, the Company granted stock options to approximately fifty key employees. The grants were for the same number of shares issued to these employees prior to January 1, 2000. In the third quarter of 2000, the Company cancelled the stock options that were issued prior to January 1, 2000 for the fifty employees. The grant and cancellation of the same number of options for these employees resulted in variable accounting treatment for the related options for 850,000 shares of the Company's common stock. Variable accounting treatment will result in unpredictable stock-based compensation dependent on fluctuations in quoted prices for the Company's common stock.

The Company recorded compensation expense relating to the variable stock option plan of $2.5 million in 2001. The Company had no compensation expense recorded relating to the variable stock compensation plan in 2000 or 1999. The Company had 482,750 variable options outstanding at December 31, 2001, 850,000 variable options outstanding at December 31, 2000 and no variable options outstanding at December 31, 1999.

The Company recorded compensation expense related to certain stock options issued below the fair market value of the related stock. The Company recorded compensation expense in the amount of $1.4 million for the year ended December 31, 2001. There was no such compensation expense recorded in 2000 or 1999.

A summary of options granted compared to market price:

Options Granted	Shares

Price = Market Value	3,609,550
Price > Market Value	533,000
Price < Market Value	6,921,133

20.    EARNINGS PER SHARE

A reconciliation of the basic and diluted per share computations for 2001, 2000 and 1999 is as follows (in thousands, except per share data):

	2001
	Income	Weighted Average Shares	Per Share Amount

Income per common share	$100,416	49,101	$2.05
Effect of dilutive securities:
Stock options	—	3,779	(0.15)

Income per share assuming dilution	$100,416	52,880	$1.90

	2000
	(Loss)	Weighted Average Shares	Per Share Amount

Loss per common share	$(530,040)	46,151	$(11.48)
Effect of dilutive securities:
Stock options	—	—	—

Loss per share assuming dilution	$(530,040)	46,151	$(11.48)

	1999
	(Loss)	Weighted Average Shares	Per Share Amount

Loss before cumulative effect
Adjustment	$(49,858)	45,592	$(1.09)
Cumulative effect of a change in accounting principle, net of tax	(1,444)	—	(0.04)

Loss per common share	$(51,302)	45,592	$(1.13)
Effect of dilutive securities:
Stock options	—	—	—

Loss per share assuming dilution	$(51,302)	45,592	$(1.13)

Due to the Company's losses in 2000 and 1999, a calculation of earnings per share assuming dilution is not required. Antidilutive stock options excluded from the calculation of diluted income (loss) in 2001, 2000, and 1999 was 3.0 million, 5.4 million and 8.2 million, respectively.

21.    SPECIAL AND/OR UNUSUAL ITEMS

The Company incurred the following special and/or unusual charges in 2001, 2000 and 1999.

2001

In December of 2001, the Company amended its store closure Restructuring Plan and removed 16 stores from the closure list. In accordance with the amended plan, and updated estimates on closing costs, the Company reversed $3.8 million of the original $16.9 million charge recorded in the fourth quarter of 2000 (Note 7).

In the fourth quarter of 2001, the Company reversed $3.3 million of accrued liabilities related to the discontinuation of Reel.com's e-commerce operations because the Company was able to negotiate termination of certain obligations and lease commitments more favorably than originally anticipated (Note 11).

2000

On June 12 2000, the Company announced that it would close down the e-commerce business of Reel.com. As a result, the Company recorded a total charge of $67.7 million, of which $46.9 million was classified as a restructuring charge on the consolidated statement of operations and $20.8 million was included in cost of product sales (Note 11).

Effective October 1, 2000, the Company changed several estimates regarding useful lives and salvage values on various types of rental inventory. As a result, the Company recorded a charge of $164.3 million to cost of rental on the consolidated statement of operations (Note 5).

In the fourth quarter of 2000, the Company developed a plan to close a group of stores by the end of 2001. The assets associated with each identified store were removed from the books and estimated closing costs were accrued resulting in a $16.9 million charge (Note 7).

In accordance with FASB Statement No. 121, the Company recorded a $74.3 million charge to properly value long-lived assets at several stores (Note 8). The charge included a $30 million write-down of goodwill, classified as amortization of intangibles on the consolidated statement of operations, and a $44.3 million write-down of property and equipment, classified as operating and selling.

1999

The Company recorded a $23.1 million charge in connection with a legal settlement with Rentrak Corporation. On January 24, 2000, the Company and Rentrak Corporation reached a settlement of their dispute concerning revenue sharing videocassettes Rentrak had provided to the Company. The settlement agreement resolves all disputes between the companies and dismisses all claims against the Company. The settlement included $8.0 million in cash to cover outstanding invoices and consideration for business disruption to Rentrak; $6.0 million to cover Rentrak's legal fees and costs; and finally, the Company issued 200,000 shares of its common stock to Rentrak. Additionally, the Company also incurred $5.8 million in legal fees related to the lawsuit.

On November 1, 1999, the Company and Twentieth Century Fox Home Entertainment reached a settlement of their dispute. Fox had filed suit alleging fraud and interference with Fox's contract with Rentrak. The Company incurred $2.3 million in settlement and related legal costs.

22.    COMMITMENTS AND CONTINGENCIES

During 1999, Hollywood was named as a defendant in three complaints which have been coordinated into a single action entitled California Exemption Cases, Case No. CV779511, in the Superior Court of the State of California in and for the County of Santa Clara. The plaintiffs are seeking to certify a class made up of certain exempt current and former employees, which they claim are owed overtime payments in certain stores in California. The plaintiffs are also seeking attorneys fees and costs. A class has not been certified. The Company believes it has provided adequate reserves in connection with this claim and intends to vigorously defend the action.

On November 15, 2000, 3PF, a subsidiary of Rentrak Corporation filed a demand for arbitration with the American Arbitration Association, Case No. 75 181 00413 00 GLO against Hollywood and Reel.com, Inc. ("Reel"). 3PF and Reel entered into a Warehousing and Distribution Agreement on February 7, 2000. 3PF has alleged that Reel is in default under the Agreement, has failed to perform material obligations under the Agreement, and has failed to pay amounts due 3PF. 3PF seeks to recover approximately $4.8 million and consequential damages. The Company believes it has provided adequate reserves in connection with this claim and continues to vigorously defend the action.

The Company is a party to various claims, disputes, legal actions and other proceedings involving contracts, employment and various other matters. In the opinion of management, the outcome of these matters should not have a material adverse effect on the Company's consolidated financial condition, results of operations or liquidity.

23.    SEGMENT REPORTING

The Company identifies its segments based on management responsibility. The Company only operated one segment in 2001, the Hollywood Video segment consisting of the Company's 1,801 retail stores located in 47 states. The Company operated two segments during the first six months of 2000, the Hollywood Video segment, consisting of the Company's 1,818 retail stores located in 47 states, and the Reel.com segment, primarily an e-commerce company specializing in movies. During the prior year second quarter, the Company announced the discontinuation of e-commerce operations of Reel.com. This resulted in a restructuring charge (Note 11). All assets of Reel.com were transferred to the Hollywood Video segment on June 12, 2000. The Company measures segment profit as operating income (loss), which is defined as income (loss) before interest expense and income taxes. Information on segments and a reconciliation to operating income (loss) are as follows (in thousands):

	Year Ended December 31, 2000
	Hollywood Video	Reel.com	Total

Revenues	$1,269,957	$26,280	$1,296,237
Tape amortization(1)	176,459	110	176,569
Other depreciation and amortization(2)	77,102	23,492	100,594
Gross profit	529,961	(18,974)	510,987
Operating loss	(315,238)	(121,083)	(436,321)
Interest expense, net	57,861	4,266	62,127
Total assets	665,114	—	665,114
Purchase of property and equipment, net	76,121	1,518	77,639
	Year Ended December 31, 1999
	Hollywood Video	Reel.com	Total

Revenues	$1,054,879	$41,962	$1,096,841
Tape amortization	107,127	450	107,577
Other depreciation and amortization	64,078	51,187	115,265
Gross profit	665,348	(2,387)	662,961
Operating income (loss)	96,025	(98,538)	(2,513)
Interest expense, net	41,042	4,435	45,477
Total assets	983,887	69,404	1,053,291
Purchase of property and equipment, net	108,804	3,454	112,258

(1)
Excludes the $164.3 million charge for amortization policy change in estimate (Note 5).
(2)
Excludes the $74.3 million charge for the impairment of long-lived assets (Note 8).

24.    QUARTERLY FINANCIAL DATA (UNAUDITED)

Selected quarterly financial data is as follows (in thousands, except per share data):

	Quarter Ended
	March	June	September	December

2001
Total revenue	$342,245	$325,072	$344,914	$367,272
Gross profit	197,804	197,239	211,605	228,378
Income from Operations	18,432	20,441	30,310	50,094
Net income	3,526	6,785	15,374	74,731
Net income per share:
Basic	0.07	0.14	0.31	1.51
Diluted	0.07	0.13	0.28	1.35
	Quarter Ended
	March	June	September	December

2000
Total revenue	$335,322	$322,636	$306,532	$331,747
Gross profit	196,754	174,023	192,083	(51,873)
Income (loss) from operations	2,735	(70,074)	18,439	(387,421)
Net income (loss)	(12,163)	(63,044)	716	(455,549)
Net income (loss) per share:
Basic	(0.26)	(1.37)	0.02	(9.85)
Diluted	(0.26)	(1.37)	0.02	(9.85)
	Quarter Ended
	March	June	September	December

1999
Total revenue
As previously reported	$266,529	$250,368	$266,319
Adjustments(1)	(404)	(905)	(652)

As adjusted	$266,125	$249,463	$265,667	$315,586

Gross profit:
As previously reported	$166,581	$155,382	$165,177
Adjustments(1)	(371)	(1,002)	(873)

As adjusted	$166,210	$154,380	$164,304	$178,067

Income from operations
As previously reported	$13,390	$5,707	$1,016
Adjustments(1)	204	(1,106)	(1,375)

As adjusted	$13,594	$4,601	$(359)	$(20,349)

Net income (loss)
As previously reported	$(4,221)	$(8,329)	$(11,622)
Adjustments(1)	204	(1,106)	(1,375)

As adjusted	$(4,017)	$(9,435)	$(12,997)	$(24,853)

Net income (loss) per share:
Basic
As previously reported	$(0.09)	$(0.18)	$(0.25)
Adjustments(1)	0.00	(0.03)	(0.03)

As adjusted	$(0.09)	$(0.21)	$(0.28)	$(0.54)

Net income (loss) per share:
Diluted
As previously reported	$(0.09)	$(0.18)	$(0.25)
Adjustments(1)	0.00	(0.03)	(0.03)

As adjusted	$(0.09)	$(0.21)	$(0.28)	$(0.54)

(1)
During the fourth quarter of 1999, the Reel.com segment of the Company recorded adjustments primarily related to advertising revenue and product development costs. The impact of these changes, including related income tax effects, was to increase previously reported net income by $204,000 for the quarter ended March 31, 1999 and to decrease net income by $1,106,000 and $1,375,000 for the quarters ended June 30, 1999 and September 30, 1999, respectively.

25.    SUBSEQUENT EVENTS

On March 11, 2002, the Company completed a public offering of 8,050,000 shares of its common stock, resulting in proceeds of $120.8 million before fees and expenses, of which $114 million was applied to the repayment of borrowings under the Company's prior revolving credit facility.

On March 18, 2002, the Company obtained new senior bank credit facilities from a syndicate of lenders led by UBS Warburg LLC and applied a portion of initial borrowings thereunder to repay all remaining borrowings under the Company's prior revolving credit facility (which was then terminated). The new bank credit facilities consists of a $150.0 million senior secured term facility maturing in 2004 and a $25.0 million senior secured revolving credit facility maturing in 2004. The maturity of the new facilities will automatically be extended to 2006 if the Company's existing $250 million senior subordinated notes are refinanced prior to February 2004. As a result of the early retirement of the prior revolving credit facilities, the Company anticipates recording an extraordinary charge of approximately $3.5 million in the first quarter of 2002.

The credit agreement governing the facilities contains customary representations, warranties, covenants (including financial covenants) and events of default. Hollywood Management Company, and any future subsidiaries of Hollywood Entertainment Corporation, are guarantors under the credit agreement. The financial covenants, some of which may become more restrictive over time, include a (1) maximum debt to adjusted EBITDA, (2) minimum interest coverage test, and (3) minimum fixed charge coverage test (determined in each case on the basis of the definitions and other provisions set forth in such credit agreement). Currently, these financial covenants require the Company to maintain (1) a ratio of debt to adjusted EBITDA of 3.0 to 1.0 or less, (2) a ratio of adjusted EBITDA to interest expense of 3.0 to 1.0 or greater, and (3) a ratio of adjusted EBITDA, plus interest expense, to fixed charges of at least 1.0 to 1.0.

26.    CONSOLIDATING FINANCIAL STATEMENTS

Hollywood Entertainment Corporation (HEC) had only one wholly owned subsidiary as of December 31, 2001, Hollywood Management Company (HMC). HMC is a guarantor of certain indebtedness of HEC, including the new credit facilities and the subordinated notes. Prior to June 2000, HEC had a wholly owned subsidiary named Reel.com (Reel) that was merged with and into HEC in June 2000. The consolidating condensed financial statements below present the results of operations and financial position of the subsidiaries of the Company.

Consolidating Condensed Balance Sheet
December 31, 2001
(in thousands)

	HEC	HMC	Eliminations	Consolidated

ASSETS
Cash and cash equivalents	$1,999	$36,811	$—	$38,810
Accounts receivable	19,161	388,895	(379,000)	29,056
Merchandise inventories	61,585	—	—	61,585
Prepaid expenses and other current assets	8,377	2,486	—	10,863
Total current assets	91,122	428,192	(379,000)	140,314
Rental inventory, net	191,016	—	—	191,016
Property & equipment, net	262,984	7,602	—	270,586
Goodwill, net	64,934	—	—	64,934
Deferred income tax asset	38,396	—	—	38,396
Other assets, net	12,594	4,712	(4,008)	13,298
Total assets	$661,046	$440,506	$(383,008)	$718,544
LIABILITIES & SHAREHOLDERS' EQUITY (DEFICIT)
Current maturities of long-term obligations	$111,914	$—	$—	$111,914
Accounts payable	379,000	167,479	(379,000)	167,479
Accrued expenses	13,935	98,864	—	112,799
Accrued interest	—	13,712	—	13,712
Income taxes payable	—	5,266	—	5,266
Total current liabilities	504,849	285,321	(379,000)	411,170
Long-term obligations, less current portion	402,088	—	—	402,088
Other liabilities	18,840	—	—	18,840
Total liabilities	925,777	285,321	(379,000)	832,098
Preferred stock	—	—	—	—
Common stock	373,848	4,008	(4,008)	373,848
Retained earnings (accumulated deficit)	(638,579)	151,177	—	(487,402)
Total shareholders' equity (deficit)	(264,731)	155,185	(4,008)	(113,554)
Total liabilities and shareholders equity (deficit)	$661,046	$440,506	$(383,008)	$718,544

Consolidating Condensed Balance Sheet
December 31, 2000
(in thousands)

	HEC	HMC	Eliminations	Consolidated

ASSETS
Cash and cash equivalents	$1,915	$1,353	$—	$3,268
Accounts receivable	19,205	379,665	(375,040)	23,830
Merchandise inventories	54,201	—	—	54,201
Prepaid expenses and other current assets	8,169	1,930	—	10,099
Total current assets	83,490	382,948	(375,040)	91,398
Rental inventory, net	168,462	—	—	168,462
Property & equipment, net	311,812	11,854	—	323,666
Goodwill, net	69,616	—	—	69,616
Other assets, net	11,453	4,527	(4,008)	11,972
Total assets	$644,833	$399,329	$(379,048)	$665,114
LIABILITIES & SHAREHOLDERS' EQUITY (DEFICIT)
Current maturities of long-term obligations	$261,164	$—	$—	$261,164
Accounts payable	375,040	200,358	(375,040)	200,358
Accrued expenses	6,049	108,584	—	114,633
Accrued interest	—	11,817	—	11,817
Income taxes payable	—	4,844	—	4,844
Total current liabilities	642,253	325,603	(375,040)	592,816
Long-term obligations, less current portion	275,237	—	—	275,237
Other liabilities	19,438	—	—	19,438
Total liabilities	936,928	325,603	(375,040)	887,491
Preferred stock
Common stock	365,441	4,008	(4,008)	365,441
Retained earnings (accumulated deficit)	(657,536)	69,718	—	(587,818)
Total shareholders' equity (deficit)	(292,095)	73,726	(4,008)	(222,377)
Total liabilities and shareholders equity (deficit)	$644,833	$399,329	$(379,048)	$665,114

Consolidating Condensed Statement of Operations
Twelve months ended December 31, 2001
(in thousands)

	HEC	HMC	Eliminations	Consolidated

Revenue	$1,382,378	$154,075	$(156,950)	$1,379,503
Cost of revenue	544,477	—	—	544,477
Gross profit	837,901	154,075	(156,950)	835,026
Operating costs & expenses:
Operating and selling	610,274	11,069	—	621,343
General & administrative	204,563	48,769	(156,950)	96,382
Restructuring charges:
Closure of Internet business	(3,256)	—	—	(3,256)
Store closures	(3,778)	—	—	(3,778)
Amortization of intangibles	4,683	375	—	5,058
Income (loss) from operations	25,415	93,862	—	119,277
Interest income	—	35,438	(35,021)	417
Interest expense	(91,567)	—	35,021	(56,546)
Income (loss) before income taxes	(66,152)	129,300	—	63,148
(Provision for) income taxes	85,109	(47,841)	—	37,268
Net income (loss)	$18,957	$81,459	$—	$100,416

Consolidating Condensed Statement of Operations
Twelve months ended December 31, 2000
(in thousands)

	HEC	HMC	Reel	Eliminations	Consolidated

Revenue	$1,272,832	$134,253	$26,280	$(137,128)	$1,296,237
Cost of revenue	739,996	—	45,254	—	785,250
Gross profit	532,836	134,253	(18,974)	(137,128)	510,987
Operating costs & expenses:
Operating and selling	655,164	30,822	27,445	—	713,431
General & administrative	164,904	77,327	5,139	(137,128)	110,242
Restructuring charges:
Closure of Internet Business	—	—	46,862	—	46,862
Store closures	16,859	—	—	—	16,859
Amortization of intangibles	37,163	88	22,663	—	59,914
Income (loss) from Operations	(341,254)	26,016	(121,083)	—	(436,321)
Interest income	—	26,689	—	(26,514)	175
Interest Expense	(84,550)	—	(4,266)	26,514	(62,302)
Income (loss) before Income taxes	(425,804)	52,705	(125,349)	—	(498,448)
(Provision for) income taxes	(1,061)	(19,501)	(11,030)	—	(31,592)
Net income (loss)	$(426,865)	$33,204	$(136,379)	$—	$(530,040)

Consolidating Condensed Statement of Operations
Twelve months ended December 31, 1999
(in thousands)

	HEC	HMC	Reel	Eliminations	Consolidated

Revenue	$1,057,754	$61,333	$41,962	$(64,208)	$1,096,841
Cost of revenue	389,531	—	44,349	—	433,880
Gross profit	668,223	61,333	(2,387)	(64,208)	662,961
Operating costs & expenses:
Operating and selling	478,879	4,936	38,867	—	522,682
General & administrative	110,510	32,310	7,261	(64,208)	85,873
Amortization of intangibles	6,896	—	50,023	—	56,919
Income (loss) from operations	71,938	24,087	(98,538)	—	(2,513)
Interest income	—	11,627	—	(11,413)	214
Interest expense	(52,669)	—	(4,435)	11,413	(45,691)
Income (loss) before income taxes & cumulative effect adjustment	19,269	35,714	(102,973)	—	(47,990)
(Provision for) benefit from income taxes	(9,054)	(13,214)	20,400	—	(1,868)
Income (loss) before cumulative effect of a change in accounting principle	10,215	22,500	(82,573)	—	(49,858)
Cumulative effect of a change in accounting principle (net of income tax benefit of $983)	—	(1,444)	—	—	(1,444)
Net income (loss)	$10,215	$21,056	$(82,573)	$—	$(51,302)

Consolidating Condensed Statement of Cash Flows
Twelve months ended December 31, 2001
(in thousands)

	HEC	HMC	Consolidated

Operating activities:
Net income	$18,957	$81,459	$100,416
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation & amortization	244,521	6,370	250,891
Non-cash asset write downs
Tax benefit from exercise of stock options	(61)	—	(61)
Change in deferred rent	(598)	—	(598)
Change in deferred income taxes	(38,396)	—	(38,396)
Non-cash stock compensation	7,371	—	7,371
Net change in operating assets & liabilities	4,238	(50,068)	(45,830)
Cash provided by operating activities	236,032	37,761	273,793
Investing activities:
Purchases of rental inventory, net	(202,790)	—	(202,790)
Purchase of property & equipment, net	(7,063)	(1,739)	(8,802)
Increase in intangibles & other assets	(4,793)	(564)	(5,357)
Cash used in investing activities	(214,646)	(2,303)	(216,949)
Financing activities:
Proceeds from the sale of common stock, net	—	—	—
Issuance of long-term obligations	—	—	—
Repayments of long-term obligations	(17,399)	—	(17,399)
Proceeds from exercise of stock options	1,097	—	1,097
Increase in revolving loan, net	(5,000)	—	(5,000)
Cash provided by financing activities	(21,302)	—	(21,302)
Increase (decrease) in cash and cash equivalents	84	35,458	35,542
Cash and cash equivalents at beginning of year	1,915	1,353	3,268
Cash and cash equivalents at end of year	$1,999	$36,811	$38,810

Consolidating Condensed Statement of Cash Flows
Twelve months ended December 31, 2000
(in thousands)

	HEC	HMC	Reel	Consolidated

Operating activities:
Net income (loss)	$(426,865)	$33,204	$(136,379)	$(530,040)
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Depreciation & amortization	489,488	5,349	23,602	518,439
Non-cash asset write downs	30,548	3,838	25,509	59,895
Tax benefit from exercise of stock options	63	—	—	63
Change in deferred rent	1,993	—	—	1,993
Change in deferred income taxes	25,805	—	—	25,805
Net change in operating assets & liabilities	121,373	(36,928)	88,271	172,716
Cash provided by operating activities	242,405	5,463	1,003	248,871
Investing activities:
Purchases of rental inventory, net	(176,926)	—	173	(176,753)
Purchase of property & equipment, net	(67,735)	(8,676)	(1,228)	(77,639)
Increase in intangibles & other assets	(823)	(607)	—	(1,430)
Cash used in investing activities	(245,484)	(9,283)	(1,055)	(255,822)
Financing activities:
Proceeds from the sale of common stock, net	—	—	—	—
Issuance of long-term obligations	12,511	—	—	12,511
Repayments of long-term obligations	(15,016)	—	—	(15,016)
Proceeds from exercise of stock options	783	—	—	783
Increase in revolving loan, net	5,000	—	—	5,000
Cash provided by financing activities	3,278	—	—	3,278
Increase (decrease) in cash and cash equivalents	199	(3,820)	(52)	(3,673)
Cash and cash equivalents at beginning of year	1,716	5,173	52	6,941
Cash and cash equivalents at end of year	$1,915	$1,353	$—	$3,268

Consolidating Condensed Statement of Cash Flows
Twelve months ended December 31, 1999
(in thousands)

	HEC	HMC	Reel	Consolidated

Operating activities:
Net income (loss)	$10,215	$21,056	$(82,573)	$(51,302)
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Depreciation & amortization	169,402	3,739	51,637	224,778
Non-cash asset write downs	—	1,444	—	1,444
Tax benefit from exercise of stock options	3,848	—	—	3,848
Change in deferred rent	3,565	—	—	3,565
Change in deferred income taxes	(1,545)	—	—	(1,545)
Net change in operating assets & liabilities	(22,489)	(15,007)	33,859	(3,637)
Cash provided by operating activities	162,996	11,232	2,923	177,151
Investing activities:
Purchases of rental inventory, net	(185,638)	—	(239)	(185,877)
Purchase of property & equipment, net	(100,573)	(8,231)	(3,454)	(112,258)
Investment in businesses acquired	(17,434)	—	—	(17,434)
Increase in intangibles & other assets	(5,119)	—	350	(4,769)
Cash used in investing activities	(308,764)	(8,231)	(3,343)	(320,338)
Financing activities:
Proceeds from the sale of common stock, net	—	—	—	—
Issuance of long-term obligations	90,162	—	—	90,162
Repayments of long-term obligations	(8,401)	—	—	(8,401)
Repurchase of common stock	—
Proceeds from exercise of stock options	4,392	—	—	4,392
Increase in revolving loan, net	60,000	—	—	60,000
Cash provided by financing activities	146,153	—	—	146,153
Increase (decrease) in cash and cash equivalents	385	3,001	(420)	2,966
Cash and cash equivalents at beginning of year	1,331	2,172	472	3,975
Cash and cash equivalents at end of year	$1,716	$5,173	$52	$6,941

[End of audited financial statements]

HOLLYWOOD ENTERTAINMENT CORPORATION

CONSOLIDATED BALANCE SHEETS
(In thousands, except share amounts)

	September 30, 2002	December 31, 2001

	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$19,592	$38,810
Receivables	27,079	29,056
Merchandise inventories	96,820	61,585
Prepaid expenses and other current assets	12,665	10,863

Total current assets	156,156	140,314
Rental inventory, net	237,460	191,016
Property and equipment, net	245,028	270,586
Goodwill	64,934	64,934
Deferred tax asset, net	38,396	38,396
Other assets, net	12,534	13,298

	$754,508	$718,544

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Current maturities of long-term obligations	$37,439	$111,914
Accounts payable	150,244	167,479
Accrued expenses	90,864	112,799
Accrued interest	3,653	13,712
Income taxes payable	3,570	5,266

Total current liabilities	285,770	411,170
Long-term obligations, less current portion	350,670	402,088
Other liabilities	17,851	18,840

	654,291	832,098

Shareholders' equity (deficit):
Preferred stock, 25,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, 100,000,000 shares authorized; 58,906,865 and 49,428,763 shares issued and outstanding, respectively	488,639	375,503
Unearned compensation	(864)	(1,655)
Accumulated deficit	(387,558)	(487,402)

Total shareholders' equity (deficit)	100,217	(113,554)

	$754,508	$718,544

The accompanying notes are an integral part of this financial statement.

HOLLYWOOD ENTERTAINMENT CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2002	2001	2002	2001

REVENUE:
Rental product revenue	$331,074	$321,172	$974,741	$940,527
Merchandise sales	37,948	23,741	103,190	71,704

	369,022	344,913	1,077,931	1,012,231
COST OF REVENUE:
Cost of rental product	112,035	115,017	331,496	350,835
Cost of merchandise	28,562	18,291	78,191	54,748

	140,597	133,308	409,687	405,583

GROSS MARGIN	228,425	211,605	668,244	606,648
OPERATING COSTS AND EXPENSES:
Operating and selling	165,030	156,706	478,080	462,903
General and administrative	20,183	23,313	66,629	70,781
Store opening expenses	1,228	—	1,228	—
Amortization of intangibles	—	1,276	—	3,781
Restructuring charge for closure of internet business	—	—	(12,430)	—

	186,441	181,295	533,507	537,465

INCOME FROM OPERATIONS	41,984	30,310	134,737	69,183
Interest expense, net	(9,716)	(14,602)	(31,636)	(42,943)

Income before income taxes and extraordinary item	32,268	15,708	103,101	26,240
Provision for income taxes	(323)	(334)	(1,031)	(555)

Net income before extraordinary item	31,945	15,374	102,070	25,685

Extraordinary loss on retirement of debt (net of income tax benefit of $1,308)	—	—	(2,226)	—

NET INCOME	$31,945	$15,374	$99,844	$25,685

Net income per share before extraordinary item:
Basic	$0.54	$0.31	$1.81	$0.52
Diluted	$0.50	$0.28	$1.65	$0.50
Net income per share:
Basic	$0.54	$0.31	$1.77	$0.52
Diluted	$0.50	$0.28	$1.62	$0.50
Weighted average shares outstanding:
Basic	58,883	49,311	56,431	49,006
Diluted	63,712	54,984	61,797	51,836

The accompanying notes are an integral part of this financial statement

HOLLYWOOD ENTERTAINMENT CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In thousands)

	Nine Months Ended September 30,
	2002	2001

OPERATING ACTIVITIES:
Net income	$99,844	$25,685
Adjustments to reconcile net income to cash provided by operating activities:
Extraordinary loss on retirement of debt	2,226	—
Amortization of rental product	156,979	135,470
Depreciation and amortization	44,987	50,449
Amortization of deferred financing costs	2,922	2,553
Change in deferred rent	(989)	(356)
Non-cash stock compensation	(1,800)	6,147
Net change in operating assets and liabilities:
Receivables	1,977	(1,871)
Merchandise inventories	(35,235)	(2,193)
Accounts payable	(17,235)	(37,750)
Accrued interest	(10,059)	(4,080)
Other current assets and liabilities	(24,169)	(4,250)

Cash provided by operating activities	219,448	169,804

INVESTING ACTIVITIES:
Purchases of rental inventory, net	(203,423)	(126,691)
Purchases of property and equipment, net	(19,429)	(6,222)
Increase in intangibles and other assets	(549)	(460)

Cash used in investing activities	(223,401)	(133,373)

FINANCING ACTIVITIES:
Proceeds from issuance of common stock	120,750	—
Equity financing costs	(7,677)	—
Borrowings under new term loan facility	150,000	—
Repayment of prior revolving loan	(240,000)	—
Increase (decrease) in credit agreements	(25,000)	(5,000)
Debt financing costs	(5,098)	(4,035)
Repayments of capital lease obligations	(10,894)	(12,156)
Proceeds from exercise of stock options	2,654	378

Cash used in financing activities	(15,265)	(20,813)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENT	(19,218)	15,618
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	38,810	3,268

CASH AND CASH EQUIVALENTS AT END OF THE THIRD QUARTER	$19,592	$18,886

The accompanying notes are an integral part of this financial statement.

HOLLYWOOD ENTERTAINMENT CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
***

The unaudited Consolidated Financial Statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission.

Certain information and note disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles (GAAP) have been condensed or omitted pursuant to those rules and regulations, although the Company believes that the disclosures made are adequate to make the information presented not misleading. The information furnished reflects all adjustments which are, in the opinion of management, necessary for a fair statement of the results for the interim periods presented, and which are of a normal, recurring nature. These financial statements should be read in conjunction with the financial statements and the notes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 2001 filed with the Securities and Exchange Commission. Results of operations for interim periods may not necessarily be indicative of the results that may be expected for the full year or any other period.

1.    Accounting Policies

The Consolidated Financial Statements included herein have been prepared in accordance with the accounting policies described in Note 1 to the December 31, 2001 audited Consolidated Financial Statements included in the Company's Annual Report on Form 10-K. Certain prior year amounts have been reclassified to conform to the presentation used for the current year. These reclassifications had no impact on previously reported gross margin, net income or shareholders' equity (deficit).

Effective January 1, 2002, the Company began reporting sales and related costs of previously viewed rental inventory as rental product revenue and cost of rental product, respectively. Prior to January 1, 2002, the Company included sales and related costs of sales of previously viewed rental inventory in merchandise sales and cost of merchandise sales, respectively. For comparative purposes, sales and related costs of sales of previously viewed rental inventory for the three months ended September 30, 2001 and the nine months ended September 30, 2001 have been reclassified to conform to the presentation for the current year.

In July 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) Nos. 141 and 142, "Business Combinations" and "Goodwill and Other Intangible Assets," respectively. SFAS 141 supersedes Accounting Principles Board (APB) Opinion No. 16 and eliminates pooling-of-interests accounting. It also provides guidance on purchase accounting related to the recognition of intangible assets and accounting for negative goodwill. SFAS 142 changes the accounting for goodwill from an amortization method to an impairment only approach. Under SFAS 142, goodwill and non-amortizing intangible assets shall be adjusted whenever events or circumstances occur indicating that goodwill has been impaired. The Company has completed its impairment testing of the valuation of its goodwill and has determined that there is no impairment. SFAS 141 and 142 are effective for all business combinations completed after June 30, 2001. Upon adoption of SFAS 142, amortization of goodwill recorded for business combinations consummated prior to July 1, 2001 ceased, and intangible assets acquired prior to July 1, 2001 that did not meet criteria for recognition under SFAS 141 were reclassified to goodwill. The Company adopted SFAS 142 on January 1, 2002, the beginning of fiscal 2002. Application of the non-amortization provisions of SFAS 142 to goodwill, which had previously been amortized over 20 years, and to the Company's trade-name right, which had previously been amortized over 15 years, resulted in an increase in net income of $1.3 million and $3.8 million, net of tax, for the three and nine months ended September 30, 2002, respectively.

The components of intangible assets are as follows (in thousands):

	December 31, 2001	Additions	September 30, 2002

Goodwill	$64,934	$ —	$64,934
Trade-name rights	4,612	462	5,074

	$69,546	$462	$70,008

The following table summarizes the pro forma impact of excluding amortization of intangible assets for the three months ended September 2001 and for the nine months ended September 30, 2001 (in thousands, except per share amounts):

	Three Months Ended September 30, 2001	Nine Months Ended September 30, 2001

Net income as reported	$15,374	$25,685
Add back: Amortization of intangible assets, net of tax	1,249	3,701

Pro forma net income	$16,623	$29,386

Basic net income per share:
As reported	$0.31	$0.52
Pro forma net income per share	$0.34	$0.60
Diluted net income per share:
As reported	$0.28	$0.50
Pro forma net income per share	$0.30	$0.57

On October 3, 2001, the FASB issued SFAS 144, "Accounting for the Impairment or Disposal of Long-lived Assets." SFAS 144 supersedes SFAS 121 "Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to be Disposed of." SFAS 144 applies to long-lived assets to be held and used, or to be disposed of, except for goodwill and non-amortizing intangible assets to be held and used, as well as goodwill associated with a reporting unit. SFAS 144 supersedes accounting and reporting provisions of the Accounting Principles Board (APB) Opinion No. 30, "Reporting the Results of Operations, Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions." SFAS 144 develops one accounting model for long-lived assets that are to be disposed of by sale. SFAS 144 requires that long-lived assets that are to be disposed of by sale be measured at the lower of book value or fair value less cost to sell. Additionally, SFAS 144 expands the scope of discontinued operations to include all components of an entity with operations and cash flows that (1) can be distinguished from the rest of the entity and (2) will be eliminated from the ongoing operations of the entity in a disposal transaction. SFAS 144 is effective for the Company for all financial statements issued beginning January 1, 2002. Currently, the Company does not anticipate disposing of any long-lived assets in 2002, other than the assets intended to be disposed of pursuant to the 2001 amended store closure plan (see note 8). Therefore, the adoption of SFAS 144 is not expected to have a material impact on its results of operations, financial position or liquidity.

In May 2002, the FASB issued SFAS 145, "Rescission of FAS Nos. 4, 44 and 64, Amendment of FAS 13, and Technical Corrections." Among other things, SFAS 145 rescinds various pronouncements regarding the treatment of early extinguishment of debt as extraordinary unless the provisions of APB Opinion No. 30, "Reporting the Results of Operations—Reporting the Effect of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions" are met. SFAS 145 provisions regarding early extinguishment of debt are generally effective for fiscal years beginning after May 15, 2002. The Company will adopt SFAS 145 on January 1, 2003. The pronouncement primarily deals with the presentation of these events, and as such, the Company does not believe the adoption will have a material impact on its results of operation, financial position or liquidity.

In July 2002, the FASB issued SFAS 146, "Accounting for Costs Associated with Exit or Disposal". SFAS 146 supersedes EITF 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (Including Certain Costs Incurred in a Restructuring)". This statement applies to costs that are associated with exit activities that are not covered by SFAS 144, "Accounting for the Impairment of Disposal of Long-Lived Assets," or entities that are newly acquired in a business combination. The costs that are covered are one-time termination benefits paid to employees who were involuntarily terminated, costs to terminate contracts that are not capital leases and costs to consolidate facilities and relocate employees. The Company will adopt SFAS 146 on January 1, 2003. Although the Company has not yet completed an analysis, it does not believe the adoption will have a material impact on its results of operations, financial position or liquidity.

2.    Rental Amortization Policy

The Company manages its rental inventories of movies under two distinct categories, new release and catalog. New releases which represent the majority of all movies acquired are those movies which are primarily purchased on a weekly basis in large quantities to support demand upon their initial release by the studios and are generally held for relatively short periods of time. Catalog, or library, represents an investment in those movies the Company intends to hold for an indefinite period of time and represents a historic collection of movies which are maintained on a long- term basis for rental to customers. In addition to acquiring catalog movies from studios upon their initial release, the Company acquires previously released or older movies for catalog inventories to support new store openings and the build up of title selection for new platforms such as DVD.

Purchases of new release movies are amortized over four months to current estimated average residual values of approximately $3.16 for VHS and $4.67 for DVD (net of estimated allowances for losses). Purchases of VHS and DVD catalog are amortized on a straight-line basis over one year and five years, respectively, to estimated residual values of $2.00 for VHS and $6.00 for DVD.

For new release movies acquired under revenue sharing arrangements, the studios' share of rental revenue is charged to cost of rental net of an average estimated interim residual value which is approximately equal to the residual values of purchased inventory, as outlined above. The expense is recorded as revenue is earned on the respective revenue sharing titles.

Games acquired upon their initial release by publishers are amortized over four months to an estimated interim residual value of approximately $15.00 and then to $5.00 over the following twenty months.

Games the Company expects to keep in rental inventory for an indefinite period of time are amortized on a straight-line basis over two years to an estimated residual value of $5.00.

3.    Statements of Changes in Shareholders' Equity (Deficit)

A summary of changes to shareholders' equity (deficit) amounts for the nine months ended September 30, 2002 is as follows (in thousands, except share amounts):

	Common Stock
			Unearned Compensation	Accumulated Deficit
	Shares	Amount			Total

Balance at 12/31/2001	49,428,763	$375,503	$(1,655)	$(487,402)	$(113,554)

Issuance of common stock:
Stock issuance	8,050,000	120,750	—	—	120,750
Equity offering costs	—	(7,677)	—	—	(7,677)
Stock options exercised	1,428,102	2,654	—	—	2,654
Stock compensation	—	(2,591)	791	—	(1,800)
Net income	—	—	—	99,844	99,844

Balance at 9/30/2002	58,906,865	$488,639	$(864)	$(387,558)	$100,217

As of December 31, 2000, the Company recorded a $211.2 million valuation allowance on its $211.2 million net deferred tax asset, consisting of temporary timing differences and net operating loss carryforwards. As of September 30, 2002, this valuation allowance was $111.1 million on the Company's $149.5 million net deferred tax asset. Excluding this allowance, as of September 30, 2002 shareholders' equity would have been $211.4 million.

4.    Operating Leases

The Company leases all of its stores, corporate offices, distribution centers and zone offices under non-cancelable operating leases. All of the Company's stores have an initial operating lease term of five to fifteen years and most have options to renew for between five and fifteen additional years. Rent expense was $53.3 million and $159.4 million for the three months and the nine months ended September 30, 2002, respectively, compared to $52.9 million and $159.0 million for the corresponding periods of the prior year. Most operating leases require payment of additional occupancy costs, including property taxes, utilities, common area maintenance and insurance. These additional occupancy costs were $10.7 million and $31.5 million for the three months and the nine months ended September 30, 2002, respectively, compared to $10.3 million and $30.7 million for the corresponding periods of the prior year.

5.    Long-term Obligations

The Company had the following long-term obligations as of September 30, 2002 and December 31, 2001 (in thousands):

	September 30, 2002	December 31, 2001

Senior subordinated notes	$250,000	$250,000
Borrowings under credit agreements	125,000	240,000
Obligations under capital leases	13,109	24,002

	388,109	514,002
Current portions:
Credit agreements	26,250	98,500
Capital leases & other	11,189	13,414

	37,439	111,914

Total long-term obligations net of current portion	$350,670	$402,088

On December 7, 2001, the Company filed with the Securities and Exchange Commission a shelf registration statement covering up to $426.5 million of securities, consisting of $126.5 million of equity securities and $300.0 million of debt securities. The registration statement became effective on February 14, 2002.

On March 11, 2002, the Company completed a public offering of 8,050,000 shares of its common stock under its shelf registration statement, resulting in proceeds of $120.8 million before fees and expenses, of which $114 million was applied to the repayment of borrowings under the Company's prior revolving credit facility. The shelf registration statement, as amended on May 20, 2002, covers the possible issuance of up to an aggregate of $305.8 million in debt and/or equity securities.

On March 18, 2002, the Company obtained new senior bank credit facilities from a syndicate of lenders led by UBS Warburg LLC and applied a portion of the initial borrowings thereunder to repay all remaining borrowings under the Company's prior revolving credit facility, which was then terminated. The new bank credit facilities consisted of a $150.0 million senior secured term facility maturing in March 2004 and a $25.0 million senior secured revolving credit facility maturing in March 2004. The maturity of the new facilities will automatically be extended to 2006 if the Company's existing $250 million 10.625% senior subordinated notes due in 2004 (the "Subordinated Notes") are refinanced prior to February 2004 with a maturity date beyond 2006. The redemption premium applicable to the existing Subordinated Notes declined from 5.313% to 2.656% on August 15, 2002 and will decline to zero on August 15, 2003.

At September 30, 2002, maturities on long-term obligations for the next five years are as follows (in thousands):

Year Ending December 31,	Subordinated Notes	Credit Agreements		Capital Leases & Other	Total

2002	$ —	$—		$2,521	$2,521
2003	—	35,000		10,588	45,588
2004	250,000	90,000	(1)	—	340,000
2005	—	—		—	—
2006	—	—		—	—
Thereafter	—	—		—	—

	$250,000	$125,000		$13,109	$388,109

(1)
The maturity of the credit facilities will automatically be extended, such that $35 million will be due in 2004 and 2005 and $20 million will be due in 2006, if the Subordinated Notes are refinanced prior to February 2004 with a maturity date beyond 2006.

6.    Earnings per Share

Basic earnings per share are calculated based on income available to common shareholders and the weighted-average number of common shares outstanding during the reported period. Diluted earnings per share includes additional dilution from the effect of potential issuances of common stock, such as stock issuable pursuant to the exercise of stock options.

The following tables are reconciliations of the basic and diluted earnings per share computations (in thousands, except per share amounts):

	Three Months Ended September 30,
	2002			2001
	Net Income	Shares(1)	Per Share Amounts	Net Income	Shares(1)	Per Share Amounts

Basic income per share:	$31,945	58,883	$0.54	$15,374	49,311	$0.31

Effect of dilutive securities:
Stock options	—	4,829		—	5,673

Diluted income per share:	$31,945	63,712	$0.50	$15,374	54,984	$0.28

(1)
Represents weighted average shares outstanding.

Antidilutive stock options excluded from the calculation of diluted income per share were 0.9 million shares and 1.7 million shares in the three months ended September 30, 2002 and 2001, respectively.

	Nine Months Ended September 30,
	2002			2001
	Net Income		Per Share Amounts	Net Income		Per Share Amounts
		Shares(1)			Shares(1)

Basic income per share:	$99,844	56,431	$1.77	$25,685	49,066	$0.52

Effect of dilutive securities:
Stock options	—	5,366		—	2,830

Diluted income per share:	$99,844	61,797	$1.62	$25,684	51,836	$0.50

(1)
Represents weighted average shares outstanding.

Antidilutive stock options excluded from the calculation of diluted income per share were 0.7 million shares and 4.8 million shares in the nine months ended September 30, 2002 and 2001, respectively.

7.    Reel.com Discontinued E-commerce Operations

On June 12, 2000, the Company announced that it would discontinue the e-commerce business of Reel.com, Inc. (Reel.com). Although the Company believes it had developed a leading website over the seven quarters after Reel.com was purchased in October of 1998, Reel.com's business model of rapid customer acquisition led to large operating losses and required significant cash funding. Due to market conditions, the Company was unable to obtain outside financing for Reel.com, and could not justify continued funding from its retail stores' cash flow. As a result of the discontinuation of Reel.com's e-commerce operations, the Company recorded a restructuring charge of $69.3 million in the second quarter of 2000 that included $22.4 million of accrued liabilities (net of $4.9 million of reductions). Amounts accrued included $17.3 million for contractual obligations, lease commitments and anticipated legal claims against the Company and $5.1 million for legal, financial, and other professional services incurred as a direct result of the closure of Reel.com. Since June 2000, the Company has paid $10.0 million of the $22.4 million of accrued liabilities, inclusive of legal and legal related costs in settlement of all claims with 3PF. As a result, the remaining accrual balance for such claims was reversed to a zero balance at June 30, 2002, resulting in a $12.4 million accrual reversal.

8.    Store Closure Restructuring

In December of 2001, the Company amended its store closure restructuring plan and continues to pursue the closing of the remaining 15 stores. In accordance with the amended plan and revised estimates on closing costs, the Company has a $3.7 million accrual balance as of September 30, 2002 for store closing costs. The Company did not close any of the 15 stores in the first nine months of 2002.

9.    Legal Proceedings

During 1999, the Company was named as a defendant in three complaints which have been coordinated into a single action entitled California Exemption Cases, Case No. CV779511, in the Superior Court of the State of California in and for the County of Santa Clara. The plaintiffs were seeking to certify a class made up of certain exempt employees, who they claim are owed overtime payments for work performed in certain stores in California. The parties have since entered into a settlement agreement, which was given preliminary approval by the court on August 5, 2002. The class consists of only those individuals employed by Hollywood Entertainment within the State of California as salaried store managers in Hollywood Video stores during the period from January 25, 1995 to March 31, 2002, and only those employed by Hollywood Entertainment within the State of California as salaried assistant managers in Hollywood Video stores during the period from January 25, 1995 to December 31, 1999, who do not opt-out of the settlement. The Company believes, based upon the agreement, it has provided adequate reserves in connection with the settlement agreement.

On November 15, 2000, 3PF, a subsidiary of Rentrak Corporation filed a demand for arbitration with the American Arbitration Association, Case No. 75 181 00413 00 GLO, against Hollywood and Reel.com. 3PF and Reel.com entered into a Warehousing and Distribution Agreement (Agreement) on February 7, 2000. 3PF alleged that, as a result of the discontinuation of Reel.com operations, Reel.com was in default under the Agreement, failed to perform material obligations under the Agreement, and failed to pay amounts due 3PF. On May 15, 2002, the Company, 3PF and Rentrak Corporation entered into a settlement agreement encompassing all claims between the two parties including counterclaims and causes of action that were asserted or could have been asserted and agreed to the dismissal of the arbitration case.

The Company has been named to various claims, disputes, legal actions and other proceedings involving contracts, employment and various other matters, including suits related to amounts charged to customers in connection with extended rental periods. The Company believes it has provided adequate reserves for these various contingencies and that the outcome of these matters should not have a material adverse effect on the Company's consolidated results of operation, financial condition or liquidity.

10.    Related Party Transactions

In the nine months ended September 30, 2002, Boards, Inc. (Boards) opened three Hollywood Video stores as a licensee of the Company pursuant to rights granted by the Company and approved by the Board of Directors as part of an employment agreement with Mark Wattles, the Company's founder, Chief Executive Officer and President, in January 2001 to open and operate 20 licensed stores. Boards now operates five stores, which are not included in the 1,804 stores operated by the Company. Mark Wattles is the majority owner of Boards. Under the license arrangement, Boards will pay the Company $25,000 per store as a license fee, royalty payments of 2% of revenue and may purchase product and services from the Company. The Company supplies products and services for all five stores, including the store opening inventory. As a result, the receivable from Boards was approximately $1.1 million as of September 30, 2002. The Company expects this receivable to fluctuate throughout the remainder of the year and in 2003 depending on the number of stores recently opened by Boards in which the Company supplies the opening inventory. The Company does not anticipate this receivable exceeding $1.5 million at any given point in time.

11.    Consolidating Financial Statements

Hollywood Entertainment Corporation (HEC) had one subsidiary, Hollywood Management Company (HMC), during the nine months ended September 30, 2002. HMC is wholly owned and a guarantor of the subordinated notes of HEC. The consolidating condensed financial statements below present the results of operations, financial position and liquidity of HEC and HMC.

Consolidating Condensed Statement of Operations
Three months ended September 30, 2002
(in thousands)

	HEC	HMC	Eliminations	Consolidated

Revenue	$369,740	$40,946	$(41,664)	$369,022
Cost of revenue	140,597	—	—	140,597
Gross margin	229,143	40,946	(41,664)	228,425
Operating costs & expenses:
Operating and selling	161,430	3,600	—	165,030
General & administrative	47,155	14,692	41,664	20,183
Store Opening Expenses	1,228	—	—	1,228
Restructuring charge for closure of internet business	—	—	—	—
Income from operations	19,330	22,654	—	41,984
Interest income	—	8,830	(8,741)	89
Interest expense	(18,546)	—	8,741	(9,805)
Income before income taxes	784	31,484	—	32,268
Benefit from (provision for) income taxes	11,326	(11,649)	—	(323)
Net income	$12,110	$19,835	$—	$31,945

Consolidating Condensed Statement of Operations
Nine months ended September 30, 2002
(in thousands)

	HEC	HMC	Eliminations	Consolidated

Revenue	$1,080,087	$115,877	$(118,033)	$1,077,931
Cost of revenue	409,687	—	—	409,687
Gross margin	670,400	115,877	(118,033)	668,244
Operating costs & expenses:
Operating and selling	469,938	8,142	—	478,080
General & administrative	148,805	35,857	(118,033)	66,629
Store Opening Expenses	1,228	—	—	1,228
Restructuring charge for closure of internet business	(12,430)	—	—	(12,430)
Income from operations	62,859	71,878	—	134,737
Interest income	—	23,271	(22,979)	292
Interest expense	(54,907)	—	22,979	(31,928)
Income before income taxes and extraordinary item	7,952	95,149	—	103,101
Benefit from (provision for) income taxes	35,148	(36,179)	—	(1,031)
Net income before extraordinary item	43,100	58,970	—	102,070
Extraordinary loss on retirement of debt (net of income tax benefit of $1,308)	(2,226)	—	—	(2,226)
Net income	$40,874	$58,970	—	$99,844

Consolidating Condensed Balance Sheet
September 30, 2002
(in thousands)

	HEC	HMC	Eliminations	Consolidated

ASSETS
Cash and cash equivalents	$2,013	$17,579	$—	$19,592
Receivables	17,830	407,744	(398,495)	27,079
Merchandise inventories	96,820	—	—	96,820
Prepaid expenses and other current assets	9,863	2,802	—	12,665
Total current assets	126,526	428,125	(398,495)	156,156
Rental inventory, net	237,460	—	—	237,460
Property & equipment, net	227,095	17,933	—	245,028
Goodwill, net	64,934	—	—	64,934
Deferred tax assets, net	38,396	—	—	38,396
Other assets, net	11,343	5,199	(4,008)	12,534
Total Assets	$705,754	$451,257	$(402,503)	$754,508
LIABILITIES & SHAREHOLDERS' EQUITY (DEFICIT)
Current maturities of long-term obligations	$37,439	$—	$—	$37,439
Accounts payable	398,495	150,244	(398,495)	150,244
Accrued expenses	11,228	79,636	—	90,864
Accrued interest	—	3,653	—	3,653
Income taxes payable	—	3,570	—	3,570
Total current liabilities	447,162	237,103	(398,495)	285,770
Long-term obligations, less current portion	350,670	—	—	350,670
Other liabilities	17,851	—	—	17,851
Total liabilities	815,683	237,103	(398,495)	654,291
Common stock	488,639	4,008	(4,008)	488,639
Unearned compensation	(864)	—	—	(864)
Retained earnings (accumulated deficit)	(597,704)	210,146	—	(387,558)
Total shareholders' equity (deficit)	(109,929)	214,154	(4,008)	100,217
Total liabilities and shareholders' equity (deficit)	$705,754	$451,257	$(402,503)	$754,508

Consolidating Condensed Statement of Cash Flows
Nine months ended September 30, 2002
(in thousands)

	HEC	HMC	Consolidated

OPERATING ACTIVITIES:
Net income	$40,874	$58,970	$99,844
Adjustments to reconcile net income to cash provided by operating activities:
Extraordinary item	2,226	—	2,226
Depreciation & amortization	200,339	4,549	204,888
Change in deferred rent	(989)	—	(989)
Non cash stock compensation	(1,800)	—	(1,800)
Net change in operating assets & liabilities	(6,807)	(77,914)	(84,721)
Cash provided by (used in) operating activities	233,843	(14,395)	219,448
INVESTING ACTIVITIES:
Purchases of rental inventory, net	(203,423)	—	(203,423)
Purchase of property & equipment, net	(15,081)	(4,348)	(19,429)
Increase in intangibles & other assets	(60)	(489)	(549)
Cash used in investing activities	(218,564)	(4,837)	(223,401)
FINANCING ACTIVITIES:
Proceeds from the sale of common stock, net	113,073	—	113,073
Repayments of capital lease obligations	(10,894)	—	(10,894)
Proceeds from exercise of stock options	2,654	—	2,654
Increase in revolving loans, net	(120,098)	—	(120,098)
Cash used in financing activities	(15,265)	—	(15,265)
Decrease in cash and cash equivalents	14	(19,232)	(19,218)
Cash and cash equivalents at beginning of year	1,999	36,811	38,810
Cash and cash equivalents at the end of the second quarter	$2,013	$17,579	$19,592

PROSPECTUS

HOLLYWOOD ENTERTAINMENT CORPORATION

$426,500,000

DEBT SECURITIES

COMMON STOCK

This prospectus allows us to offer up to $426,500,000 of the securities described in this prospectus. On March 11, 2002 we completed a public offering of $120,750,000 of our common stock pursuant to the registration statement of which this prospectus is a part. We may offer the remaining $305,750,000 of our securities covered by that registration statement from time to time. We will determine the type and amount of securities and the price and other terms of any offering on the basis of market conditions and other factors existing at the time of the offering. We will disclose the specific terms of any offering in a supplement to this prospectus.

The terms of each offering of these securities will be set forth in a prospectus supplement. You should read this prospectus and the accompanying prospectus supplement carefully before you invest.

Our common stock is quoted on the Nasdaq National Market under the symbol "HLYW."

See "Risk Factors" beginning on page 3 for a discussion of material risks that you should consider before you invest in our securities being sold with this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus is dated May 23, 2002.

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS	1
WHERE YOU CAN FIND MORE INFORMATION	1
INCORPORATION OF DOCUMENTS BY REFERENCE	1
FORWARD-LOOKING STATEMENTS	2
HOLLYWOOD ENTERTAINMENT CORPORATION	3
RISK FACTORS	3
USE OF PROCEEDS	10
RATIO OF EARNINGS TO FIXED CHARGES	11
DESCRIPTION OF CAPITAL STOCK	12
DESCRIPTION OF DEBT SECURITIES	14
PLAN OF DISTRIBUTION	23
LEGAL MATTERS	23
EXPERTS	24

ABOUT THIS PROSPECTUS

This prospectus allows us to sell the securities described in this prospectus in one or more offerings up to a total dollar amount of $426,500,000. On March 11, 2002 we completed a public offering of $120,750,000 of our common stock pursuant to the registration statement of which this prospectus is a part. We may offer the remaining $305,750,000 of our securities covered by that registration statement from time to time. The dollar amounts referred to in this prospectus include equivalent amounts in foreign currencies or foreign currency units.

This prospectus provides you with a general description of the securities. Each time we offer the securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also supplement, modify, or supersede other information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the information incorporated by reference as described below under the heading "Incorporation of Documents by Reference."

You should rely only on the information provided in this prospectus and in any prospectus supplement, including the information incorporated by reference. We have not authorized anyone to provide you with different information. We are not offering the securities in any state where the offer is not permitted. You should not assume that the information in this prospectus, or any prospectus supplement, is accurate at any date other than the date indicated on the cover page of these documents.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission, or the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference in this prospectus is considered to be part of this prospectus, and later information filed with the SEC or contained in this prospectus updates and supersedes this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the effective date of the registration statement of which this prospectus is a part and prior to the time that the offering made by this prospectus is completed:

•
our Annual Report on Form 10-K for the fiscal year ended December 31, 2001, as filed with the SEC on April 1, 2002; File No. 0-21824;
•
our Definitive Proxy Statement on Schedule 14A, as filed with the SEC on April 12, 2002; File No. 0-21824;
•
our Quarterly Report on Form 10-Q for the quarter ended March 31, 2002, as filed with the SEC on May 10, 2002; File No. 0-21824; and
•
our Current Reports on Form 8-K dated February 19, 2002, March 6, 2002 and April 25, 2002; File No. 0-21824.

You may request a copy of these documents at no cost by writing to us at the following address:

Hollywood Entertainment Corporation 9275 S.W. Peyton Lane Wilsonville, Oregon 97070 Telephone: (503) 570-1600 Attn: Chief Financial Officer

FORWARD-LOOKING STATEMENTS

This prospectus contains and incorporates by reference, and the accompanying prospectus supplement may contain, forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, that involve substantial risks and uncertainties. Forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "estimate," "anticipate," "believe" or "continue" or the negative thereof or variations thereon or similar terminology. The expectations reflected in forward-looking statements may prove to be incorrect.

Important factors that could cause actual results to differ materially from our expectations include the following:

•
the level of demand for movie and video game rentals and purchases;
•
the effects of changing and/or new technology and intense competition;
•
the prices for which we are able to rent or sell our products;
•
the costs and availability to us of newly-released movies and video games;
•
changes in other significant operating costs and expenses;
•
the effects of our substantial indebtedness and the limitations imposed by restrictive covenants contained in our debt instruments;
•
our ability to attract and retain key management personnel;
•
our ability to manage store expansions and growth; and
•
acts of God or public authorities, war, civil unrest, fire, floods, earthquakes, acts of terrorism, the weather and other matters beyond our control.

In addition to the foregoing and any risks and uncertainties identified in the text surrounding forward-looking statements, any statements contained elsewhere in this prospectus, the accompanying prospectus supplement or the reports, proxy statements and other documents referred to in "Where You Can Find More Information" that warn of risks or uncertainties associated with future results, events or circumstances identify factors that could cause actual results to differ materially from those expressed in or implied by the forward-looking statements.

HOLLYWOOD ENTERTAINMENT CORPORATION

We are a leading specialty retailer of rentable home videocassettes, DVDs and video games in the United States. In this prospectus, unless specified otherwise or the context requires otherwise, the words "Hollywood," "our," "us" and "we" refer to Hollywood Entertainment Corporation and references to Hollywood Management refer to Hollywood Management Company, our wholly owned subsidiary.

Our executive offices are located at 9275 S.W. Peyton Lane, Wilsonville, Oregon 97070. Our telephone number is (503) 570-1600. Our common stock trades on the Nasdaq National Market under the symbol "HLYW."

RISK FACTORS

Before you invest in our securities you should be aware of various risks, including those described below. You should carefully consider these risk factors, together with all the other information included or incorporated by reference in this prospectus, before you decide whether to purchase our securities.

Risks that Relate to Our Business

We are subject to a number of risks that are particular to our business and that may or may not affect our competitors. We describe these risks below. If any of these risks materializes, our business, financial condition, liquidity and results of operations could be harmed, and the value of our securities could fall.

We face intense competition and risks associated with technological obsolescence, and we may be unable to compete effectively.

The home video and home video game industries are highly competitive. We compete with local, regional and national video retail stores, including those operated by Blockbuster, Inc., the largest video retailer in the United States, and with mass merchants, specialty retailers, supermarkets, pharmacies, convenience stores, bookstores, mail order operations, online stores and other retailers, as well as with noncommercial sources such as libraries. Substantially all of our stores compete with stores operated by Blockbuster, most in very close proximity. Some of our competitors have significantly greater financial and marketing resources, market share and name recognition than Hollywood. As a result of direct competition with Blockbuster and others, pricing strategies for videos and video games is a significant competitive factor in our business. Our home video and home video game businesses also compete with other forms of entertainment, including cinema, television, sporting events and family entertainment centers. If we do not compete effectively with competitors in the home video industry or the home video game industry or with providers of other forms of entertainment, our revenues and/or our profit margin could decline and our business, financial condition, liquidity and results of operations could be harmed.

We also compete with cable and direct broadcast satellite television systems. These systems offer both movie channels, for which subscribers pay a subscription fee for access to movies selected by the provider at times selected by the provider, and pay-per-view services, for which subscribers pay a discrete fee to view a particular movie selected by the subscriber. Historically pay-per-view services have offered a limited number of channels and movies, and have offered movies only at scheduled intervals. Today, however, advances in digital compression and other developing technologies are enabling cable and satellite companies, and may enable internet service providers and others, to transmit a significantly greater number of movies to homes at more frequently scheduled intervals throughout the day. In addition, certain cable companies, internet service providers and others have tested and are continuing to test video-on-demand services in some markets. As a concept, video on demand would provide a subscriber with the ability to view any movie included in a catalog of titles maintained by the provider at any time of the day. If video on demand or other alternative movie delivery systems, whether alone or in conjunction with sophisticated digital recording systems (which allow viewers to record, pause, rewind and fast forward live broadcasts), achieve the ability to enable consumers to conveniently view and control the movies they want to see when they want to see them, such alternative movie delivery systems could achieve a competitive advantage over the traditional video rental industry. While we believe that there presently exist substantial technological, economic and other impediments to alternative movie delivery systems achieving such a competitive advantage, technological advances and other developments could enable them to do so, which in turn could harm our profitability and otherwise harm our business, financial condition, liquidity and results of operations.

Changes in the way that movie studios price videocassettes and/or DVDs could adversely affect our revenues and profit margins.

Movie studios use various pricing models to maximize the revenues they receive for movies released to the home video industry. Historically, these pricing models have enabled a profitable video rental market to exist and compete effectively with mass retailers and other sellers of home videos. Initially, the movie studios adopted a "rental pricing" model under which high initial wholesale prices are established in order for the studios to maximize revenues from rental retailers prior to setting prices at levels to create demand from mass merchants. More recently, movie studios have entered into revenue sharing arrangements (usually on a title-by-title basis) under which studios provide movies to video rental retailers at reduced prices in exchange for a share of rental revenues. Movie studios have also utilized "sell-through" pricing under which lower wholesale prices generate more consumer demand for home video purchases, but also result in an increase in profit margins on video rentals. We can neither control nor predict with certainty whether the studios' pricing policies will continue to enable us to operate our business as profitably as we can under current pricing arrangements. If the studios were to significantly change their pricing policies in a manner that increases our cost of obtaining movies under revenue sharing arrangements or other arrangements, our revenues and/or profit margin could decrease, and our business, financial condition, liquidity and results of operations would be harmed.

We could lose a significant competitive advantage if the movie studios were to adversely change their current distribution practices.

Currently, video stores receive movie titles approximately 30 to 90 days earlier than pay-per-view, cable and satellite distribution companies. If movie studios were to change the current distribution schedule for movie titles such that video stores were no longer the first major distribution channel to receive a movie title after its theatrical or direct-to-video release or to provide for the earlier release of movie titles to competing distribution channels, we could be deprived of a significant competitive advantage, which could negatively impact the demand for our products and reduce our revenues and could harm our business, financial condition, liquidity and results of operations.

The video store industry could be adversely impacted by conditions affecting the motion picture industry.

The video store industry is dependent on the continued production and availability of motion pictures produced by movie studios. Any conditions that adversely affect the motion picture industry, including constraints on capital, financial difficulties, regulatory requirements and strikes, work stoppages or other disruptions involving writers, actors or other essential personnel, could reduce the number and quality of the new release titles in our stores. This in turn could reduce consumer demand and negatively impact our revenues, which would harm our business, financial condition, liquidity and results of operations.

The failure of video game software and hardware manufacturers to timely introduce new products could hurt our ability to attract and retain video game rental customers.

We are dependent on the introduction of new and enhanced video games and game systems to attract and retain video game rental customers. If manufacturers fail to introduce or delay the introduction of new games and systems, the demand for games available to us could decline, negatively impacting our revenues, and our business, financial condition, liquidity and results of operations could be harmed.

Expansion of our store base has placed and may place pressure on our operations and management controls.

We have expanded the size of our store base and the geographic scope of operations significantly since our inception. Between 1996 and 2000 we opened an average of 306 stores per year. Although we have currently curtailed new store openings, we intend to open new stores in the future. This expansion has placed, and may continue to place, increased pressure on our operating and management controls. To manage a larger store base, we will need to continue to evaluate and improve our financial controls, management information systems and distribution facilities. We may not adequately anticipate or respond to all of the changing demands of expansion on our infrastructure. In addition, our ability to open and operate new stores in a profitable manner depends upon numerous contingencies, many of which are beyond our control. These contingencies include:

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our ability under the terms of the instruments governing our existing and future indebtedness to make capital expenditures associated with new store openings;
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our ability to locate suitable store sites, negotiate acceptable lease terms, and build out or refurbish sites on a timely and cost-effective basis;
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our ability to hire, train and retain skilled associates; and
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our ability to integrate new stores into our existing operations.

We may also open stores in markets where we already have significant operations in order to maximize our market share within these markets. If we do so, we cannot assure you that these newly opened stores will not adversely affect the revenues and profitability of those pre-existing stores in any given market.

We depend on key personnel whom we may not be able to retain; recent management changes are unproven.

Our future performance depends on the continued contributions of certain key management personnel. From late 2000 through mid-2001, we made significant changes to our management personnel, including adding two new outside directors to the board of directors, reinstating Mark J. Wattles, Hollywood's founder and Chief Executive Officer, full time as President, hiring Scott R. Schultze who subsequently became Executive Vice President and Chief Operating Officer, hiring James A. Marcum as Executive Vice President and Chief Financial Officer and restructuring other executive and senior management positions. These new members of management may not be able to successfully manage our existing operations and they may not remain with us. A loss of one or more of these key management personnel, our inability to attract and retain additional key management personnel, including qualified store managers, or the inability of management to successfully manage the Company's operations could prevent us from implementing our business strategy and harm our business, financial condition, liquidity or results of operations.

The failure of our management information systems to perform as we anticipate could harm our business.

The efficient operation of our business is dependent on our management information systems. In particular, we rely on an inventory utilization system used by our merchandise organization and in our distribution centers to track rental activity by individual videocassette, DVD and video game to determine appropriate buying, distribution and disposition of videocassettes, DVDs and video games. We use a scalable client-server system to maintain information, updated daily, regarding revenue, current and historical rental and sales activity, demographics of store membership, individual customer history, and videocassette, DVD and video game rental patterns. We rely on these systems as well as our proprietary point-of-sale and in-store systems to keep our in-store inventories at optimum levels, to move inventory efficiently and to track and record our performance. The failure of our management information systems to perform as we anticipate could impair our ability to manage our inventory and monitor our performance and harm our business, financial condition, liquidity and results of operations.

Instruments governing our existing and future indebtedness contain or may contain covenants that restrict our business.

Instruments governing our existing bank credit facility and our existing senior subordinated notes due 2004 contain, and our future indebtedness may contain, a number of significant covenants that, among other things, significantly restrict our ability to:

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open new stores;
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incur additional indebtedness;
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guarantee third-party obligations;
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enter into capital leases;
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create liens on assets;
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dispose of assets;
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repay indebtedness or amend indebtedness instruments;
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make capital expenditures;
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make investments, loans or advances;
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  make acquisitions or engage in mergers or consolidations; and

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engage in certain transactions with our subsidiaries and affiliates.

We have a substantial amount of indebtedness and debt service obligations, which could adversely affect our financial and operational flexibility and increase our vulnerability to adverse conditions.

As of March 31, 2002 we had total consolidated long term debt, including capital leases, of approximately $418.0 million. This level of indebtedness could increase in the future. Our substantial amount of indebtedness could have important consequences to you. For example, it could:

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require us to dedicate a substantial portion of our cash flow to payments on our indebtedness;
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limit our ability to borrow additional funds;
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increase our vulnerability to general adverse economic and industry conditions;
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limit our ability to fund future working capital, capital expenditures and other general corporate requirements;
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limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate or taking advantage of potential business opportunities;
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limit our ability to execute our business strategy successfully; and
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place us at a competitive disadvantage in our industry.

We and our subsidiaries may incur substantial additional indebtedness in the future, including indebtedness that would be secured by our assets or those of our subsidiaries. If new indebtedness is added to our and our subsidiaries' current indebtedness levels, the related risks that we and they now face could intensify.

Our ability to satisfy our indebtedness obligations will depend on our financial and operating performance, which may fluctuate significantly from quarter to quarter and is subject to economic, industry and market conditions and to risks related to our business and other factors beyond our control.

We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us in amounts sufficient to enable us to pay our indebtedness or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness, on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness, including the debt securities, on commercially reasonable terms or at all.

Instruments governing our existing and future indebtedness contain or may contain various covenants, including covenants requiring us to meet specified financial ratios and tests. Our failure to comply with all applicable covenants could result in our indebtedness being immediately due and payable.

The instruments governing our existing indebtedness contain various covenants which, among other things, limit our ability to make capital expenditures and require us to meet specified financial ratios which generally become more stringent over time, including a maximum leverage ratio and a minimum interest and rent coverage ratio. The instruments governing our future indebtedness may impose similar or other restrictions and may require us to meet similar or other financial ratios and tests. Our ability to comply with covenants contained in the instruments governing our existing and future indebtedness may be affected by events and circumstances beyond our control. If we breach any of these covenants, one or more events of default, including cross-defaults between multiple components of our indebtedness, could result. These events of default could permit our creditors to declare all amounts owing to be immediately due and payable, and terminate any commitments to make further extensions of credit. If we were unable to repay indebtedness owed to our secured creditors, they could proceed against the collateral securing the indebtedness owed to them.

Our ability to effect capital and/or financing transactions is subject to conditions beyond our control.

In light of our longer term cash requirements and desire for increased financial and operating flexibility, taking into account the maturity of our credit facilities and our outstanding senior subordinated notes in 2004, we will likely need to effect additional capital and/or financing transactions. Although we believe that we will be able to timely effect offers and sales of our securities under this registration statement or other capital and/or financing transactions on acceptable terms, any failure to do so could impair our ability to execute our business plan over the longer term and/or satisfy our other cash requirements over the longer term.

We are subject to governmental regulations that impose obligations and restrictions and may increase our costs.

We are subject to various U.S. federal and state laws that govern, among other things, the disclosure and retention of our video rental records and access and use of our video stores by disabled persons, and are subject to various state and local licensing, zoning, land use, construction and environment regulations. Furthermore, changes in existing laws, including environmental and employment laws, new laws or increases in the minimum wage may increase our costs.

Terrorist attacks, such as the attacks that occurred in New York and Washington, D.C. on September 11, 2001, and other acts of violence or war may affect the markets on which our common stock trades, the markets in which we operate, our operations and our profitability.

Terrorist attacks and other acts of violence or war may negatively affect our operations and your investment. There can be no assurance that there will not be further terrorist attacks or other acts of violence or war against the United States or United States businesses. Also, as a result of terrorism, the United States has entered into armed conflict. These attacks or armed conflicts may directly impact our physical facilities or those of our suppliers. Furthermore, these attacks or armed conflicts may make travel and the transportation of our supplies and products more difficult and more expensive and ultimately affect our revenues.

More generally, any of these events could cause consumer confidence and spending to decrease further or result in increased volatility in the United States and worldwide financial markets and economy. They also could result in economic recession in the United States or abroad. Any of these occurrences could harm our business, financial condition or results of operations, and may result in the volatility of the market price for our securities and on the future price of our securities.

Risks that Relate to Our Securities

An investment in our securities is subject to a number of risks in addition to the risks related to our business described above. We describe these risks below. If any of these risks materializes, the value of our securities could fall.

No public market presently exists for the debt securities.

Any series of debt securities that we issue will be a new issue of securities with no established trading market. There can be no assurance that an active trading market will develop for the debt securities or, if any such market develops, that it will continue to exist or as to the liquidity of such market.

Our quarterly operating results will vary, which may affect the value of our securities in a manner unrelated to our long-term performance.

Our quarterly operating results have varied in the past and we expect that they will continue to vary in the future depending on a number of factors, many of which are outside of our control. Factors that may cause our quarterly operating results to vary include:

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the level of demand for movie rentals and purchases;
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existing and future competition from providers of similar products and alternative forms of entertainment;
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the prices for which we are able to rent or sell our products;
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the availability and cost to us of newly-released movies;
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changes in other significant operating costs and expenses;
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weather;
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seasonality;
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variations in the number and timing of store openings;
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the performance of newer stores;
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acquisitions by us of existing video stores;
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the success of new business initiatives;
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other factors that may affect retailers in general;
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changes in movie rental habits resulting from domestic and world events; and
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acts of God or public authorities, war, civil unrest, fire, floods, earthquakes, acts of terrorism and other matters beyond our control.

Our securities may experience extreme price and volume fluctuations.

The market price of our securities has been and can be expected to be significantly affected by a variety of factors, including:

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public announcements concerning us, our competitors or the home video rental industry;
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fluctuations in our operating results;
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introductions of new products or services by us or our competitors;
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the operating and stock price performance of other comparable companies; and
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changes in analysts' revenue or earnings estimates.

In addition to the foregoing, the market price of our debt securities may be significantly affected by change in market rates of interest, yields obtainable from investments in comparable securities, credit ratings assigned to our debt securities by third parties and perceptions regarding our ability to pay our obligations on our debt securities.

In the past, companies that have experienced volatility in the market price of their securities have been the target of securities class action litigation. If we were sued in a securities class action, we could incur substantial costs and suffer from a diversion of our management's attention and resources.

Sales of shares of our common stock may negatively affect our stock price.

If we or our shareholders sell substantial amounts of our common stock in the public market, the market price of our common stock could fall. In addition, sales of substantial amounts of our common stock after this offering might make it more difficult for us to sell equity or equity-related securities in the future.

We do not expect to pay dividends in the foreseeable future.

We have never declared or paid any cash dividends on our common stock and we do not expect to declare dividends on our common stock in the foreseeable future. The instruments governing our existing and future indebtedness contain or may contain provisions prohibiting or limiting the payment of dividends on our common stock.

Provisions of Oregon law and our articles of incorporation may make it more difficult to acquire us, even though an acquisition may be beneficial to our shareholders.

Provisions of Oregon law condition the voting rights that would otherwise be associated with any shares of our common stock that may be acquired in specified transactions deemed to constitute a "control share acquisitions" upon approval by our shareholders (excluding, among other things, the acquiror in any such transaction). Provisions or Oregon law also restrict, subject to specified exceptions, the ability of a person owning 15% or more of our common stock to enter into any "business combination transaction" with us. In addition, under our articles of incorporation, our board of directors has authority to issue up to 25.0 million shares of preferred stock and to fix the rights, preferences, privileges and restrictions of those shares without any further vote or action by the shareholders. The foregoing provisions of Oregon law and our articles of incorporation have the effect of delaying, deferring or preventing a change in control of Hollywood, may discourage bids for our common stock at a premium over the market price of our common stock and may adversely affect the market price of, and the voting and other rights of the holders of, our common stock and the occurrence of a control share acquisition may constitute an event of default under, or otherwise require us to repurchase or repay, our indebtedness.

USE OF PROCEEDS

Unless otherwise specified in the accompanying prospectus supplement, we will use the net proceeds from the sale of the securities offered hereby to repay or refinance indebtedness outstanding at the time of such sale. Our objectives in using sales proceeds in this manner are expected to include the enhancement of our operational and financial flexibility, the reduction of our overall level of indebtedness and/or the extension of the overall maturity of our indebtedness.

Consistent with the objectives described above, on March 11, 2002, we completed a public offering of 8,050,000 shares of our common stock pursuant to the registration statement of which this prospectus is a part, resulting in gross proceeds of $120,750,000, of which $114.0 million was applied to the repayment of borrowings under our prior revolving credit facility. In addition, on March 18, 2002, we obtained new senior bank credit facilities from a syndicate of lenders led by UBS Warburg LLC consisting of a $150.0 million senior secured term facility maturing in 2004 and a $25.0 million senior secured revolving credit facility maturing in 2004. We applied a portion of initial borrowings thereunder to repay all remaining borrowings under our prior revolving credit facility (which was then terminated). The maturity of the new facilities will automatically be extended to 2006 if our existing $250.0 million aggregate principal amount of 10 5/8% senior subordinated notes due 2004 are refinanced prior to February 2004 with a maturity date beyond 2006.

RATIO OF EARNINGS TO FIXED CHARGES

Our ratio or deficiency of earnings to fixed charges for each of the periods referred to below has been computed on a consolidated basis and should be read in conjunction with the consolidated financial statements, including the notes thereto, and other information set forth in the reports filed by us with the SEC. For purposes of computing the ratio of earnings to fixed charges, (1) earnings consist of pre-tax income from continuing operations plus fixed charges and amortization of capitalized interest, minus capitalized interest, and (2) fixed charges consist of interest expense, including amounts capitalized and the amortization of deferred financing fees, and that portion of rental expense that we believe to be a reasonable approximation of interest costs (approximately one-third of rental expense).

For the years ended December 31, 1997 and 2001 and the three months ended March 31, 2002, our ratios of earnings to fixed charges were 1.20x, 1.50x and 2.66x, respectively. For the years ended December 31, 1998, 1999 and 2000, our earnings were inadequate to cover fixed charges by $70.7 million, $49.0 million, and $498.5 million, respectively.

DESCRIPTION OF CAPITAL STOCK

General

The securities that may be offered by this prospectus include shares of our common stock. Our authorized capital stock consists of 100 million shares of common stock, and 25.0 million shares of preferred stock issuable in series. The following description is only a summary of the material provisions of our capital stock. We urge you to read our articles of incorporation and bylaws, copies of which have been filed with the SEC, in their entirety because they, and not this description, define the rights of holders of our capital stock.

Common Stock

Holders of common stock are entitled to one vote per share on all matters to be voted upon by our shareholders. The holders of our common stock are not entitled to cumulate voting rights with respect to the election of directors, and as a result, minority shareholders will not be able to elect directors on the basis of their votes alone. Subject to preferences that may be applicable to any then-outstanding shares of preferred stock, holders of our common stock are entitled to receive ratably such dividends as may be declared by our board of directors out of funds legally available therefor. In the event of our liquidation, dissolution or winding up, holders of our common stock would be entitled to share ratably in any assets remaining after payment of our liabilities and the liquidation preference of any then-outstanding shares of our preferred stock. Holders of our common stock have no preemptive, conversion or other rights to subscribe for additional securities of Hollywood. There are no redemption or sinking fund provisions applicable to our common stock. As of March 31, 2002, 58,238,058 shares of common stock were issued and outstanding.

Preferred Stock

Our board of directors has the authority, without further action by our shareholders, to issue up to 25.0 million shares of our preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, without any further vote or action by our shareholders. The issuance of our preferred stock could adversely affect the voting power of holders of our common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. As of November 30, 2001, no shares of preferred stock were issued and outstanding.

Oregon Anti-Takeover Law and Certain Charter and Bylaw Provisions

We are subject to the Oregon Control Share Act. The Control Share Act generally provides that an "acquiror" that acquires voting stock of an Oregon corporation in a transaction (other than a transaction in which voting shares are acquired from the issuing public corporation) that results in the acquiror holding more than 20%, 33 1/3% or 50% of the total voting power of the corporation shares (a "control share acquisition") cannot vote the shares it acquires in the control share acquisition ("control shares") unless voting rights are accorded to the control shares by:

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a majority of each voting group entitled to vote, and

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the holders of a majority of the outstanding voting shares, excluding the control shares held by the acquiror and shares held by our officers and inside directors.

The term "acquiror" is broadly defined to include any person or multiple persons acting as a group.

An acquiror who proposes to make or has made a control share acquisition, may, but is not required to, submit to us a statement setting forth certain information about the acquiror and its plans with respect to Hollywood. The statement may also request that we call a special meeting of our shareholders to determine whether voting rights will be accorded to the control shares. If the acquiror consummates a control share acquisition and does not request a special meeting of our shareholders, the issue of voting rights of control shares will be considered at the next annual or special meeting of our shareholders. If the acquiror's control shares are accorded voting rights and represent a majority or more of the total voting power of our shares, our shareholders who do not vote in favor of according voting rights to the control shares will have the right to require us to pay them the appraised "fair value" of their shares, which may not be less than the highest price paid per share by the acquiror for the control shares. However, we cannot assure you that we would have the financial resources, or would be able to arrange financing, to pay fair market value for all the shares that might be delivered by the shareholders seeking to exercise their appraisal right. In addition, our ability to pay for such shares may be prohibited or limited by, the terms of our existing or future indebtedness, and the occurrence of such a control share acquisition may constitute an event of default under, or otherwise require the repayment of, such indebtedness.

We are subject to the Oregon Business Combination Act, which governs business combinations between an Oregon corporation and a person or entity that acquires 15% or more of the outstanding voting stock of the corporation (an "interested shareholder"). The Business Combination Act generally provides that the corporation and the interested shareholder, or any affiliated entity of the interested shareholder, may not engage in certain business combination transactions for a period of three years following the date on which the interested shareholder became an interested shareholder. Business combination transactions for this purpose include (a) a merger or plan of share exchange, (b) any sale, lease, mortgage or other disposition of 10% or more of the assets of the corporation, and (c) certain transactions that result in the issuance or transfer of capital stock of the corporation to the interested shareholder. These restrictions do not apply if:

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the interested shareholder, as a result of the transaction in which the interested shareholder became an interested shareholder, owns at least 85% of the outstanding voting stock of the corporation (disregarding shares owned by directors who are also officers and certain employee benefit plans);

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the board of directors of the corporation approves the business combination or the transaction that resulted in the interested shareholder becoming an interested shareholder before the interested shareholder acquires 15% or more of the corporation's voting stock; or

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the board of directors of the corporation and the holders of at least two-thirds of the outstanding voting stock of the corporation (disregarding shares owned by the interested shareholder) approve the business combination after the interested shareholder acquires 15% or more of the corporation's voting stock.

Under our articles of incorporation, our board of directors has authority to issue up to 25.0 million shares of preferred stock and to fix the preferences, limitations and relevant rights of those shares without any further vote or action by our shareholders.

The foregoing provisions of Oregon law and our articles of incorporation may have the effect of delaying, deferring or preventing a change in control of Hollywood, may discourage bids for our common stock at a premium over the market price of our common stock and may adversely affect the market price of, and the voting and other rights of the holders of, our common stock and the occurrence of a control share acquisition may constitute an event of default under, or otherwise require us to repurchase or repay, such indebtedness.

DESCRIPTION OF DEBT SECURITIES

General

The securities that may be offered by this prospectus may include unsecured notes, debentures or other evidences of indebtedness of Hollywood (collectively, the "Debt Securities") and any guarantees of any of the Debt Securities ("Guarantees") by Hollywood Management Company, an Oregon corporation and a wholly owned subsidiary of Hollywood ("Hollywood Management"). We may issue the Debt Securities, in one or more series, under an Indenture (the "Indenture") to be entered into by Hollywood, as issuer, Hollywood Management, as potential guarantor, and BNY Western Trust Company, as trustee (the "Trustee"). The following description is only a summary of the material provisions of the Indenture. A copy of the Indenture is set forth as Exhibit 4.1 to the registration statement of which this prospectus is a part and incorporated herein by reference. We urge you to read the Indenture in its entirety because it, and not this description, defines the rights of holders of the Debt Securities. Except as otherwise defined herein, capitalized terms used herein have the meanings given to them in the Indenture. For purposes of this summary, the terms "Hollywood Entertainment Corporation," "company," "we," "us" and "our" refer only to Hollywood Entertainment Corporation and not to any of our subsidiaries.

The provisions of the Indenture will generally be applicable to all of the Debt Securities. Selected provisions of the Indenture are described in this prospectus. Additional or different provisions that are applicable to a particular series of Debt Securities will, if material, be described in a prospectus supplement relating to the offering of Debt Securities of that series. Such provisions may include, among other things and to the extent applicable, the following:

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the title of such Debt Securities;

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any limit on the aggregate principal amount of such Debt Securities;

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the persons to whom any interest on such Debt Securities will be payable, if other than to the registered holders thereof on the regular record date therefor;

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the date or dates on which the principal of such Debt Securities will be payable;

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the rate or rates at which such Debt Securities will bear interest, if any, and the date or dates from which such interest will accrue;

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the dates on which such interest will be payable and the regular record dates for such interest payment dates;

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the place or places where the principal of and any premium and interest on such Debt Securities will be payable;

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the period or periods, if any, within which, and the price or prices at which, such Debt Securities may be redeemed, in whole or in part, at our option;

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our obligation, if any, to redeem or purchase such Debt Securities pursuant to sinking fund or analogous provisions or at the option of a holder thereof and the terms and conditions of any such redemption or purchase;

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the denominations in which such Debt Securities will be issuable, if other than denominations of $1,000, and any integral multiple thereof;

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the currency or currencies or currency units, if other than currency of the United States of America, in which payment of the principal of and any premium or interest on such Debt Securities will be payable, and the terms and conditions of any elections that may be made available with respect thereto;

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any index or formula used to determine the amount of payments of principal of, and any premium or interest on, such Debt Securities;

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whether such Debt Securities are to be issued in whole or in part in the form of one or more global securities and, if so, the identity of the depositary, if any, for such global securities;

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whether any event of default or covenants or other provisions in addition to or instead of those set forth in the Indenture apply to the Debt Securities of such series;

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the principal amount (or any portion of the principal amount) of such Debt Securities which will be payable upon any declaration of acceleration of the maturity of such Debt Securities pursuant to an event of default;

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the applicability to such Debt Securities of the provisions described in "—Defeasance" below;

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any subordination provisions applicable to such Debt Securities; and

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any guarantees applicable to such Debt Securities, and any subordination provisions or other limitations applicable to any such guarantees.

We may issue Debt Securities at a discount from their stated principal amount. Certain federal income tax considerations and other special considerations applicable to any Debt Security issued with original issue discount (an "original issue discount security") may be described in an applicable prospectus supplement.

If the purchase price of any of the Debt Securities is denominated in a foreign currency or currencies or a foreign currency unit or units or if the principal of and any premium and interest on any of the Debt Securities is payable in a foreign currency or currencies or a foreign currency unit or units, the restrictions, elections, general tax considerations, specific terms, and other information with respect to such Debt Securities and such foreign currency or currencies or foreign currency unit or units will be set forth in an applicable prospectus supplement.

Unless otherwise indicated in an applicable prospectus supplement, (1) the Debt Securities will be issued only in fully registered form (without coupons) in denominations of $1,000 or integral multiples thereof and (2) payment of principal, premium (if any), and interest on the Debt Securities will be payable, and the exchange, conversion, and transfer of Debt Securities will be registerable, at our office or agency maintained for such purposes and at any other office or agency maintained for such purpose. No service charge will be made for any registration of transfer or exchange of the Debt Securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge imposed in connection therewith.

Global Securities

The Debt Securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary or its nominee identified in an applicable prospectus supplement. Unless and until it is exchanged in whole or in part for Debt Securities in registered form, a global security may not be registered for transfer or exchange except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any nominee to a successor depositary or a nominee of such successor depositary and except in any other circumstances described in an applicable prospectus supplement. We expect that the following provisions will apply to depositary arrangements.

Unless otherwise specified in an applicable prospectus supplement, Debt Securities which are to be represented by a global security to be deposited with or on behalf of a depositary will be represented by a global security registered in the name of such depositary or its nominee. Upon the deposit of such global security with or on behalf of the depositary for such global security, the depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the Debt Securities represented by such global security to the accounts of institutions that are participants in such system. The accounts to be credited will be designated by the underwriters or agents of such Debt Securities or by us, if such Debt Securities are offered and sold directly by us.

Ownership of beneficial interests in Debt Securities represented by a global security will be limited to participants in the book-entry registration and transfer system of the applicable depositary or persons that may hold interests through such participants. Ownership of such beneficial interests by such participants will be shown on, and the transfer of such ownership will be effected only through, records maintained by the depositary or its nominee for such global security. Ownership of such beneficial interests by persons that hold through such participants will be shown on, and the transfer of such ownership will be effected only through, records maintained by such participants. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair your ability to transfer beneficial interests in a global security.

So long as the depositary for a global security, or its nominee, is the registered owner of such global security, such depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such global security for all purposes under the Indenture. Unless otherwise specified in an applicable prospectus supplement, owners of beneficial interests in such global security will not be entitled to have any of the Debt Securities represented by such global security registered in their names, will not receive or be entitled to receive physical delivery of any such Debt Securities in certificated form, and will not be considered the owners or holders thereof for any purpose under the Indenture. Accordingly, each person owning a beneficial interest in Debt Securities represented by a global security must rely on the procedures of the applicable depositary and, if such person is not a participant in the book-entry registration and transfer system of the applicable depositary, on the procedures of the participant through which such person owns its interest, to exercise any rights of an owner or holder of Debt Securities under the Indenture.

We understand that, under existing industry practices, if an owner of a beneficial interest in Debt Securities represented by a global security desires to give any notice or take any action that an owner or holder of Debt Securities is entitled to give or take under Indenture, the applicable depositary would authorize its participants to give such notice or take such action, and such participants would authorize persons owning such beneficial interests through such participants to give such notice or take such action or would otherwise act upon the instructions of such persons.

Principal of and any premium and interest on Debt Securities represented by a global security will be payable in the manner described in an applicable prospectus supplement. Payment of principal of, and any premium or interest on, such Debt Securities will be made to the applicable depository or its nominee, as the case may be, as the registered owner or the holder of the global security representing such Debt Securities. None of Hollywood, the Trustee, any paying agent, or the registrar for such Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in Debt Securities represented by a global security or for maintaining, supervising, or reviewing any records relating to such beneficial ownership interests.

Certain Covenants

Maintenance of Office or Agency.    We will be required to maintain an office or agency in each place of payment for each series of Debt Securities for notice and demand purposes and for the purposes of presenting or surrendering Debt Securities for payment, registration of transfer, or exchange.

Paying Agents, Etc.    If we act as our own paying agent with respect to any series of Debt Securities, on or before each due date of the principal of, or any premium or interest on, any of the Debt Securities of that series, it will be required to segregate and hold in trust for the benefit of the persons entitled thereto a sum sufficient to pay such amount due and to notify the Trustee promptly of its action or failure so to act. If we have one or more paying agents for any series of Debt Securities, prior to each due date of the principal of or any premium or interest on any Debt Securities of that series, we will be required to deposit with a paying agent a sum sufficient to pay such amount, and to promptly notify the Trustee of its action or failure so to act (unless such paying agent is the Trustee). All moneys paid by us to a paying agent or the Trustee for the payment of principal of, and interest on, any Debt Securities that remain unclaimed for two years after such principal or interest has become due and payable may be repaid to us, and thereafter the holder of such Debt Securities may look only to us for payment thereof.

Payment of Taxes and Other Claims.    We will be required to pay and discharge, before the same become delinquent, (1) all taxes, assessments, and governmental charges levied or imposed upon us or our subsidiaries or our or their properties and (2) all claims that if unpaid would result in a lien on our property and have a material adverse effect on the business, assets, financial condition, or results of operations of us and our subsidiaries, taken as a whole (a "Material Adverse Effect"), unless the same is being contested by proper proceedings.

Maintenance of Properties.    We will be required to cause all properties used in our business or the business of our subsidiaries to be maintained and kept in good condition, repair, and working order and to make any necessary repairs, renewals, replacements, and improvements to such properties, except to the extent that the failure to do so would not have a Material Adverse Effect.

Existence.    We will be required to, and will be required to cause our subsidiaries to, preserve and keep in full force and effect their existence, charter rights, statutory rights, and franchises, except to the extent that the failure to do so would not have a Material Adverse Effect.

Compliance with Laws.    We will be required to, and will be required to cause our subsidiaries to, comply with all applicable laws to the extent that the failure to do so would have a Material Adverse Effect.

Restrictive Covenants.    Any restrictive covenants applicable to any series of Debt Securities, if material, will be described in an applicable prospectus supplement.

Events of Default

The following are Events of Default under the Indenture with respect to Debt Securities of any series:

(1)
default in the payment of the principal of (or premium, if any, on) any Debt Security of that series when it becomes due and payable;

(2)
default in the payment of any interest on any Debt Security of that series when it becomes due and payable, and continuance of such default for a period of 30 calendar days;

(3)
default in the making of any sinking fund payment as and when due by the terms of any Debt Security of that series;

(4)
default in the performance, or breach, of any other covenant or warranty of ours in the Indenture (other than a covenant included in the Indenture solely for the benefit of a series of Debt Securities other than that series) and continuance of such default for a period of 60 calendar days after written notice thereof has been given to us as provided in the Indenture;

(5)
any nonpayment at maturity or other default (beyond any applicable grace period) under any agreement or instrument relating to any other indebtedness of ours, or of our significant subsidiaries, the principal amount of which is not less than $25.0 million, which default results in such indebtedness becoming due prior to its stated maturity or occurs at the final maturity thereof;

(6)
any judgment or decree for the payment of money in excess of $25.0 million that is entered against us, or our significant subsidiaries, and is not discharged, waived or stayed;

(7)
certain events of bankruptcy, insolvency, or reorganization involving us or our significant subsidiaries; and

(8)
any other Event of Default provided with respect to Debt Securities of that series.

Pursuant to the Trust Indenture Act, the Trustee is required, within 90 calendar days after the occurrence of a default in respect of any series of Debt Securities, to give to the holders of the Debt Securities of such series notice of all such uncured defaults known to it (except that, in the case of a default in the performance of any covenant of the character contemplated in clause (4) of the preceding sentence, no such notice to holders of the Debt Securities of such series will be given until at least 30 calendar days after the occurrence thereof), except that, other than in the case of a default of the character contemplated in clause (1), (2), or (3) of the preceding sentence, the Trustee may withhold such notice if and so long as it in good faith determines that the withholding of such notice is in the interests of the holders of the Debt Securities of such series.

If an Event of Default (other than an Event of Default described in clause (7) above) with respect to Debt Securities of any series occurs and is continuing, either the Trustee or the holders of at least 25% in principal amount of the Debt Securities of that series by notice as provided in the Indenture may declare the principal amount (or, if the Debt Securities of that series are original issue discount securities, such portion of the principal amount as may be specified in the terms of that series) of all Debt Securities of that series to be due and payable immediately. However, at any time after a declaration of acceleration with respect to Debt Securities of any series has been made, but before a judgment or decree based on such acceleration has been obtained, the holders of a majority in principal amount of the Debt Securities of that series may, under certain circumstances, rescind and annul such acceleration. See "—Modification and Waiver" below. If an Event of Default described in clause (7) above occurs, then the principal of, premium on, if any, and accrued interest on the Debt Securities of that series will become immediately due and payable without any declaration or other act on the part of the Trustee of any holder of the Debt Securities of that series.

The Indenture provides that, subject to the duty of the Trustee thereunder during an Event of Default to act with the required standard of care, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders of Debt Securities, unless such holders shall have offered to the Trustee reasonable security or indemnity. Subject to certain provisions, including those requiring security or indemnification of the Trustee, the holders of a majority in principal amount of the Debt Securities of any series will have the right to direct the time, method, and place of conducting any proceeding for any remedy available to the

Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Debt Securities of that series. In the event that we default on the payment of any interest on the Debt Securities for a period of 30 days or default on the payment of any principal on the Debt Securities when due and payable and fail, upon demand for such payment made by the Trustee, to make such payments, the Trustee, in its own name, may institute a legal proceeding against us to collect any amounts adjudged to be payable.

No holder of a Debt Security of any series will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder unless, (1) such holder shall have previously given to the Trustee written notice of a continuing Event of Default, (2) unless the holders of at least 25% in aggregate principal amount of the outstanding Debt Securities of the same series have also made such a written request, (3) such holder or holders have offered reasonable indemnity to the Trustee to institute such proceeding as trustee, (4) the Trustee has not received from the holders of a majority in aggregate principal amount of the outstanding Debt Securities of the same series a direction inconsistent with such request, and (5) the Trustee has failed to institute such proceeding within 60 calendar days. However, such limitations do not apply to a suit instituted by a holder of a Debt Security for enforcement of payment of the principal of and interest on such Debt Security on or after the respective due dates expressed in such Debt Security.

We are required to furnish to the Trustee annually a statement as to the performance by Hollywood of its obligations under the Indenture and as to any default in such performance.

Any additional Events of Default with respect to any series of Debt Securities, and any variations from the foregoing Events of Default applicable to any series of Debt Securities, will be described in an applicable prospectus supplement.

Modification and Waiver

Unless otherwise specified in a prospectus supplement applicable to a particular series of the Debt Securities, modifications and amendments of the Indenture may be made by us and the Trustee with the consent of the holders of not less than a majority in aggregate principal amount of the Debt Securities of each series affected thereby, except that no such modification or amendment may, without the consent of the holder of each Debt Security affected thereby:

•
change the stated maturity of, or any installment of principal of, or interest on, any Debt Security;

•
reduce the principal amount of, the rate of interest on, or the premium, if any, payable upon the redemption of, any Debt Security;

•
reduce the amount of principal of an original issue discount security payable upon acceleration of the maturity thereof;

•
change the place or currency of payment of principal of, or premium, if any, or interest on any Debt Security;

•
impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security on or after the stated maturity or prepayment date thereof; or

•
reduce the percentage in principal amount of Debt Securities of any series, the consent of the holders of which is required for modification or amendment of the applicable Indenture or for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults.

The holders of at least a majority in aggregate principal amount of the Debt Securities of any series may on behalf of the holders of all Debt Securities of that series waive, insofar as that series is concerned, compliance by us with certain covenants of the Indenture. The holders of not less than a majority in principal amount of the Debt Securities of any series may, on behalf of the holders of all Debt Securities of that series, waive any past default under the Indenture with respect to that series, except a default in the payment of the principal of, or premium, if any, or interest on, any Debt Security of that series or in respect of a provision which under the Indenture cannot be modified or amended without the consent of the holder of each Debt Security of that series affected thereby.

Legal Defeasance and Covenant Defeasance

Unless otherwise specified in a prospectus supplement applicable to a particular series of Debt Securities, we may, at our option and at any time, elect to have all of its obligations discharged with respect to the outstanding Debt Securities of such series ("Legal Defeasance") except for:

(1)
the rights of the holders of outstanding Debt Securities of such series to receive payments in respect of the principal of or premium or interest, if any, on such Debt Securities when such payments are due from the trust referred to below;

(2)
our obligations with respect to issuing temporary Debt Securities of such series, registering the transfer or exchange of such Debt Securities, replacing mutilated, destroyed, lost or stolen Debt Securities, maintaining an office or agency and holding funds for holders of the Debt Securities in trust; and

(3)
the rights, powers, trusts, duties and immunities of the Trustee, and our obligations in connection therewith.

In addition, unless otherwise specified in a prospectus supplement applicable to a particular series of Debt Securities, we may, at our option and at any time, elect to have our obligations released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance"), and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the Debt Securities of such series. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, insolvency and reorganization events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Debt Securities of such series.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1)
we must irrevocably deposit with the Trustee, in trust for the benefit of the holders of the Debt Securities of such series, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized firm of independent accountants, to pay the principal of, or interest and premium, if any, on the outstanding Debt Securities of such series on the stated maturity or on the applicable redemption date, as the case may be, and we must specify whether such Debt Securities are being defeased to maturity or to a particular redemption date.

(2)
in the case of Legal Defeasance, we must deliver to the Trustee an opinion of counsel reasonably acceptable to the Trustee stating that (a) we have received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date on the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, among other things the holders of the outstanding Debt Securities of such series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)
in the case of Covenant Defeasance, we must deliver to the Trustee an opinion of counsel reasonably acceptable to the Trustee stating that the holders of the outstanding Debt Securities of such series will not recognize gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same time as would have been the case if such Covenant Defeasance had not occurred;

(4)
no Default or Event of Default may have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit), and no Default or Event of Default described under clause (7) under "Events of Default" with respect to Hollywood may have occurred and be continuing at any time on or prior to the 91st calendar day following such date of deposit;

(5)
such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which we are a party or by which we are bound;

(6)
we must deliver to the Trustee an officers' certificate stating that the deposit was not made by us with the intent of preferring the holders of Debt Securities of such series over our other creditors with the intent of defeating, hindering, delaying or defrauding our creditors or others; and

(7)
we must deliver to the Trustee an officers' certificate and an opinion of counsel, each to the effect that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

If we fail to comply with its remaining obligations under the Indenture after a Covenant Defeasance of such Indenture with respect to the Debt Securities of any series and the Debt Securities of such series are declared due and payable because of the occurrence of any undefeased Event of Default, the amount of money and U.S. Government Obligations on deposit with the Trustee may be insufficient to pay amounts due on the Debt Securities of such series at the time of the acceleration resulting from such Event of Default. However, we will remain liable in respect of such payments.

Satisfaction and Discharge

Unless otherwise specified in a prospectus supplement applicable to a particular series of Debt Securities, we may, at our option, satisfy and discharge the Indenture (except for specified obligations of Hollywood and the Trustee, including, among others, the obligations to apply money held in trust) when:

•
either (1) all Debt Securities previously authenticated and delivered (subject to specified exceptions relating to Debt Securities that have otherwise been satisfied or provided for) have been delivered to the Trustee for cancellation or (2) all such Debt Securities not theretofore delivered to the Trustee for cancellation have become due and payable, will become due and payable at their stated maturity within one year, or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee, and we have deposited or caused to be deposited with the Trustee as trust funds in trust for such purpose an amount sufficient to pay and discharge the entire indebtedness on such Debt Securities not previously delivered to the Trustee for cancellation, for principal and any premium and interest to the date of such deposit (in the case of Debt Securities which have become due and payable) or to the stated maturity or redemption date, as the case may be;

•
we have paid or caused to be paid all other sums payable under the Indenture by Hollywood; and

•
we have delivered to the Trustee an officer's certificate and an opinion of counsel, each to the effect that all conditions precedent relating to the satisfaction and discharge of the Indenture have been satisfied.

Limitations on Merger and Certain Other Transactions

Unless otherwise specified in a prospectus supplement applicable to a particular series of Debt Securities, prior to the satisfaction and discharge of the Indenture, we may not consolidate with or merge with or into any other person, or transfer all or substantially all of our properties and assets to another person unless:

•
either (1) we are the continuing or surviving person in such a consolidation or merger or (2) the person (if other than us) formed by such consolidation or into which we are merged or to which all or substantially all of our properties and assets are transferred (we or such other person being referred to as the "Surviving Person") is a corporation organized and validly existing under the laws of the United States, any state thereof, or the District of Columbia, and expressly assumes, by a supplemental indenture, all of our obligations under the Debt Securities and the Indenture;

•
immediately after the transaction and the incurrence or anticipated incurrence of any indebtedness to be incurred in connection therewith, no Event of Default exists; and

•
an officer's certificate is delivered to the Trustee to the effect that both of the conditions set forth above have been satisfied and an opinion of outside counsel has been delivered to the Trustee to the effect that the first condition set forth above has been satisfied.

The Surviving Person will succeed to and be substituted for us with the same effect as if it has been named in the Indenture as a party thereto, and thereafter the predecessor corporation will be relieved of all obligations and covenants under the Indenture and the Debt Securities.

Governing Law

The Indentures and the Debt Securities will governed by, and construed in accordance with, the laws of the State of New York.

Regarding the Trustee

The Indenture contains certain limitations on the right of the Trustee, should it become a creditor of ours within three months of, or subsequent to, a default by us to make payment in full of principal of or interest on any series of Debt Securities when and as the same becomes due and payable, to obtain payment of claims, or to realize for its own account on property received in respect of any such claim as security or otherwise, unless and until such default is cured. However, the Trustee's rights as a creditor of ours will not be limited if the creditor relationship arises from, among other things:

•
the ownership or acquisition of securities issued under any indenture or having a maturity of one year or more at the time of acquisition by the Trustee;

•
certain advances authorized by a receivership or bankruptcy court of competent jurisdiction or by the Indenture;

•
disbursements made in the ordinary course of business in its capacity as indenture trustee, transfer agent, registrar, custodian, or paying agent or in any other similar capacity;

•
indebtedness created as a result of goods or securities sold in a cash transaction or services rendered or premises rented; or

•
the acquisition, ownership, acceptance, or negotiation of certain drafts, bills of exchange, acceptances, or other obligations.

The Indenture does not prohibit the Trustee from serving as trustee under any other indenture to which we may be a party from time to time or from engaging in other transactions with Hollywood. If the Trustee acquires any conflicting interest within the meaning of the Trust Indenture Act of 1939 and there is an Event of Default with respect to any series of Debt Securities, it must eliminate such conflict or resign.

PLAN OF DISTRIBUTION

We may sell the securities in any one or more of the following ways:

•
through one or more underwriters;

•
through one or more dealers or agents; or

•
directly to one or more purchasers.

We may effect the distribution of the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. In connection with sales of the securities, underwriters, dealers, and agents may receive compensation from us or from purchasers of the securities in the form of discounts, concessions, or commissions. Underwriters, dealers, and agents who participate in the distribution of the securities may be deemed to be underwriters, and any discounts or commissions received by them from us and any profit on the resale of securities by them may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. Any underwriter, dealer, or agent will be identified, and any compensation received from us will be described, in an applicable prospectus supplement. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Under agreements that we may enter into, underwriters, dealers, and agents who participate in the distribution of the securities may be entitled to indemnification by us against certain liabilities, including under the Securities Act of 1933, or contribution from us to payments which the underwriters, dealers, or agents may be required to make in respect thereof. The underwriters, dealers, and agents may engage in transactions with, or perform services for us in the ordinary course of business.

Any underwriters to whom we sell securities for public offering and sale may make a market in those securities, but will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give you any assurance as to the liquidity of the secondary market for any of the securities.

LEGAL MATTERS

Unless otherwise indicated in an applicable prospectus supplement, the validity of the common stock offered hereby will be passed upon for us by Stoel Rives LLP, Portland, Oregon and the validity of the debt securities offered hereby will be passed upon for us by Brobeck, Phleger & Harrison LLP, Dallas, Texas.

EXPERTS

The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2001 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer of sale is not permitted. The information in this prospectus supplement and accompanying prospectus is accurate only as of the date such information is presented. Our business, financial condition, results of operations and prospects may have changed since such dates.

TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT

$225,000,000

Hollywood Entertainment Corporation

9.625% Senior Subordinated Notes
due 2011

December 13, 2002

UBS Warburg
Bear, Stearns & Co. Inc.

QuickLinks

Forward-looking information
Offering summary
The offering
Summary financial data
Risk factors
Use of proceeds
Capitalization
Selected financial data
Management's discussion and analysis of financial condition and results of operations
Business
Management
Principal and management shareholders
Description of other indebtedness
Description of the Notes
Certain material United States federal income tax considerations
Underwriting
Legal matters
Experts
Available information